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Exhibit 10.6

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of September 20, 2011 (the “Effective Date”) between LONZA WALKERSVILLE, INC., a Delaware corporation having its principal place of business at 8830 Biggs Ford Road, Walkersville, Maryland 21793 and Lonza Bioscience Singapore Pte. Ltd., a company having its principal place of business at 11 Tuas Bay Link, Singapore 637393 (collectively, “LONZA”), and MESOBLAST SWITZERLAND SA, a Swiss societe anonyme, having an address at Route de Pre-Bois 20, c/o Accounting & Management Services SA, 1217 Meyrin, Switzerland (“CLIENT”) (each of LONZA and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A. CLIENT has developed a proprietary technology platform based on MPCs (as defined below) that produces certain novel cell therapy products for the treatment of various indications (as further defined below, “MPC Products”) and is pursuing the development and commercialization of MPC Products. CLIENT owns or controls certain patents, know-how and other intellectual property relating to the manufacture, development and commercialization of such MPC Products;

B. LONZA possesses substantial resources and expertise in process development and manufacture of cell-based therapy products such as MPC Products; and

C. CLIENT desires to have LONZA develop manufacturing processes for certain MPC Products, and manufacture such MPC Products for CLIENT, and LONZA desires to provide such process development and manufacturing services, in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LONZA and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1.

“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, Lonza Bioscience Singapore Pte. Ltd., a Singapore corporation having its principal place of business at 35 Tuas South Ave 6, Singapore, Tuas 637377 (“LBS”) is one of LONZA’s Affiliates.

1.2.	“Applicable Laws” shall mean all relevant federal, state and local laws, statutes, rules, regulations, and ordinances in the United States, countries in Europe, Singapore, Japan, Australia and/or any other Relevant Jurisdiction, including without limitation, the United States Federal Food, Drug and Cosmetic Act and cGMP, as well as any industry or governmental standards and guidelines applicable to the manufacture, supply, development and/or commercialization of pharmaceutical products in each case, together with any and all amendments thereto.

1.3.	“Background Intellectual Property” means any Intellectual Property either (i) owned or controlled by a Party or its Affiliates prior to the Effective Date or (ii) developed, conceived, invented, first reduced to practice, made or otherwise acquired by a Party or its Affiliates independently from performance under this Agreement during the Term of the Agreement.

1.4.	“Batch” means a quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

1.5.	“Batch Record” means the production record pertaining to a Batch.

1.6.	“Best Efforts” means active, sustained and diligent efforts to conduct the applicable activity, or achieve the applicable requirement or goal, in a prompt and timely manner, using all measures reasonably practicable under the circumstances, and in no event less than the level of resources, efforts and urgency that the applicable Party would apply to achieve its own high priority goals. For the avoidance of doubt, the Parties acknowledge and agree that Best Efforts is intended to embody a higher level of obligation than that which is associated with the phrase “commercially reasonable efforts.”

1.7.

“Biosimilar” means any Cell Therapy Product for the same indication as a pharmaceutical or medicinal product that has received Regulatory Approval, which Cell Therapy Product has received, or is in development and is intended to receive, Regulatory Approval in one or more jurisdictions through an abbreviated regulatory process based in part upon a determination or finding by the applicable Regulatory Authority that such Cell Therapy Product is “biosimilar,” “interchangeable” or “substitutable” (as such terms are used with respect to biosimilar determinations by the FDA or EMA, or a similar determination of like import under the applicable regulatory framework of a given jurisdiction outside the United States or Europe) to or with a reference Cell Therapy Product manufactured or sold by another party which has already received Regulatory Approval in such jurisdiction.

1.8.	“Cell Therapy Product” means a product containing human cells for administration to the patient or subject as a therapeutic agent in treatment or therapy.

1.9.	“cGMP” means the regulatory requirements for current good manufacturing practices and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations 21 CFR Parts 210 and 211 and the European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products), as well as the applicable documents developed by the International Conference on Harmonization (ICH), and similar requirements of other Regulatory Authorities in Relevant Jurisdictions as may apply from time to time during the Term, and subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, that may be agreed from time to time between the Parties.

1.10.	“Change Order” has the meaning set forth in Section 2.2.

1.11.	“CLIENT Materials” has the meaning set forth in Section 2.3.2.

1.12.	“CLIENT Personnel” has the meaning set forth in Section 4.15.1.

1.13.	“Commencement Date” means with respect to a Product, the estimated date set forth in the Statement of Work, based on a Draft Plan, or in the applicable Binding Purchase Order, for the commencement of the production of a Batch of such Product.

1.14.	“Confidential Information” has the meaning set forth in Section 12.1.

1.15.	“Disapproval Notice” shall have the meaning set forth in Section 6.2.2.

1.16.	“Draft Plan” shall have the meaning set forth in Section 4.1.

1.17.	“EMA” means the European Medicines Agency, and any successor agency thereof.

1.18.	“Europe” means those countries which are subject to the jurisdiction of the EMA.

1.19.	“Facility” means any manufacturing facility owned or operated by LONZA or an Affiliate of LONZA with space and other resources reasonably necessary to make such facility capable of manufacturing Product, including the Walkersville Facility, the Singapore Facility and LONZA’s (or its Affiliate’s) facilities in Vervier. For the avoidance of doubt, any facility actually used in LONZA’s or its Affiliate’s manufacture of Product under this Agreement shall be deemed a “Facility.”

1.20.	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.21.	“First Commercial Launch” means the first commercial launch in the United States or Europe of a Product for an indication where the MPCs contained therein are the intended therapeutic agent, after Regulatory Approval thereof in the applicable jurisdiction.

1.22.	“Intellectual Property” means all worldwide patents, copyrights, trade secrets and all other intellectual property rights, including all applications and registrations with respect to any of the foregoing, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers, including any such rights in or to any technology, know-how, materials, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, processes, methods and/or techniques, whether or not patentable or copyrightable.

1.23.	“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 5.1.

1.24.	“LONZA Operating Documents” means, with respect to a Product, the SOPs, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LONZA, such as environmental monitoring, for operation and maintenance of any Facility where a Product is manufactured and LONZA equipment used in the process of manufacturing such Product, excluding any of the foregoing that are unique to or specifically developed for the manufacture of such Product.

1.25.	“LONZA Parties” has the meaning set forth in Section 17.2.

1.26.	“Master Production Record” means, with respect to a Product, the documentation developed by LONZA that contains a detailed description of a Process and any other instructions to be followed by LONZA in the production of such Product.

1.27.	“Materials” means, with respect to a Product, all raw materials and supplies to be used in the production of such Product.

1.28.	“Most Favored Rate” shall have the meaning set forth in Section 3.3.1.

1.29.	“MPC” means any mesenchymal precursor cell selected for, or a population of cells that has been enriched for, STRO-1 and/or STRO-3.

1.30.	“MPC Product” means a pharmaceutical or medicinal product containing a population of allogeneic MPCs as the intended therapeutic agent, including without limitation such a product in a final packaged form and labeled for use in clinical trials or for commercial sale to end users.

1.31.	“MPC Technology” means know-how, software, systems, equipment and materials reasonably necessary or useful for the manufacture of MPCs and MPC Products.

1.32.	“Phase 2b Clinical Trial” means, with respect to a Product, any human clinical trial of such Product conducted in the United States on a sufficient number of patients the primary purpose of which is to make a preliminary or qualitative determination of efficacy of such Product in the patients being studied for the dosage regimes indicated in the related Phase 2a Clinical Trial as required under 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical trial.

1.33.	“Process” shall have the meaning set forth in Section 3.1.

1.34.	“Product” means a particular MPC Product set forth in a Statement of Work.

1.35.	“Product Warranties” means those warranties as specifically stated in Section 6.1.

1.36.	“Production Term” shall have the meaning set forth in Section 4.2.1.

1.37.	“Quality Agreement” shall have the meaning set forth in Section 4.10.

1.38.	“Regulatory Approval” means, with respect to any allogeneic pharmaceutical or medicinal product, all approvals, licenses, registrations or authorizations necessary for the commercialization of such product in a particular jurisdiction (and including applicable approvals of labeling, price and reimbursement for such product in such jurisdiction).

1.39.	“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or commercialization (including approval of Regulatory Approvals) of any allogeneic pharmaceutical or medicinal product in any jurisdiction, including the FDA and EMA.

1.40.	“Relevant Jurisdictions” means the United States, countries in Europe, Singapore, Japan, Australia, any other country in which Lonza performs activities hereunder, and such other countries as may apply pursuant to Section 4.9.

1.41.	“SOP” means a standard operating procedure.

1.42.	“Specifications” means, with respect to a Product, the specifications for such Product set forth in the applicable Statement of Work or as modified by the Parties in connection with the production of a particular Batch of Product pursuant to Section 4.12 hereunder.

1.43.	“Singapore Facility” means the applicable portion of LONZA’s facility located at 35 Tuas South Ave 6, Singapore, Tuas 637377, including expansions or extensions of such facility, which is intended for the manufacture of Cell Therapy Products.

1.44.

“Statement of Work” means a plan (including timelines, applicable payment information and applicable milestones and/or deliverables) to develop a Process and/or manufacture a Product. The first Statement of Work, will be numbered Appendix A-1, and be incorporated and made a part of this Agreement. It is contemplated that activities regarding different formulations of Products which are intended for different indications will be treated as separate projects, and that each separate project shall have its own Statement of Work. As each subsequent Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-2, A-3, etc.

1.45.	“Third Party” means any party other than LONZA, CLIENT or their respective Affiliates.

1.46.	“Walkersville Facility” means the applicable portion of LONZA’s facility located at 8830 Biggs Ford Road, Walkersville, Maryland 21793, and includes expansions or extensions of such facility.

1.47.	“Validated and Ready” means, with respect to the Singapore Facility, that construction of such Facility has been completed, all applicable testing and validation of such Facility has been successfully completed, and all required material permits and licenses have been obtained, and such Facility is otherwise ready and available for use in production of Products for clinical supply, including successful completion of all items listed on Exhibit 1.47 to the reasonable satisfaction of CLIENT.

2.	STATEMENTS OF WORK

2.1 Statement of Work. Prior to performing the activities set forth under this Agreement, the Parties will collaborate to develop one or more initial Statements of Work, describing the particular activities to be performed by LONZA, or to be subcontracted by LONZA to Third Parties, in accordance with the terms and conditions of this Agreement. Once agreed to in writing by the Parties, such Statement of Work shall be executed and signed by an authorized representative of each Party, and each such Statement of Work is hereby incorporated herein by reference and made a part of this Agreement. Each Statement of Work shall provide for a proposed work plan and budget for such activities (“Project Plan and Budget”) prepared by the Project Team pursuant to Section 5.3 and approved by the JSC pursuant to Section 5.1, including scope of work, estimated timelines, appropriate technical or functional milestones (including cost-reduction and/or yield improvement goals) and deliverables (including any CLIENT Documentation), and shall set forth the applicable compensation agreed upon by the Parties with respect to such activities, including compensation due on a time and materials basis or upon the completion or acceptance of applicable milestones or deliverables, and CLIENT Materials, if any, necessary to be delivered by CLIENT to LONZA in connection with the applicable Statement of Work. In the event that time constraints require faster implementation of a Statement of Work than the foregoing procedure permits, the applicable Project Team may, upon agreement of the Project Team including written agreement from all CLIENT members on the applicable Project Team, implement a modified or amended version of the Statement of Work for which such Project Team is responsible. Notwithstanding the foregoing, LONZA shall not be liable for any delays or costs arising from or relating to any unreasonable delay by CLIENT in signing such Statement of Work, and CLIENT will be responsible for delays and costs to the extent attributable to any such unreasonable delay by CLIENT or to documented requests by CLIENT to change the activities to be performed under such Statement of Work; provided, however, that LONZA shall use reasonable efforts to mitigate such delays or costs. The compensation set forth in a Statement of Work will be deemed to be full compensation for the services set forth therein, including without limitation all time, equipment, materials, personnel, facilities and overhead charges. In the event of a conflict between the terms and conditions set forth in the body of this Agreement and any Statement of Work, the terms and conditions set forth in the body of this Agreement shall control unless such Statement of Work expressly states an intent to supersede this Agreement on a specific matter. The Parties may enter into one or more Statements of Work pursuant to which CLIENT (and its Affiliates and designees) may issue Binding Purchase Order for the supply of Products or the Parties may agree that CLIENT may issue Binding Purchase Orders without a corresponding Statement of Work, and the Parties agree that the compensation for supply of Product under Binding Purchase Orders whether or not issued under a Statement of Work shall be payment of the applicable purchase price therefore (and payment of shipping costs and the like, if applicable) as set forth elsewhere in this Agreement.

2.2 Modification of Statement of Work. Should CLIENT want to change a Statement of Work or to include additional services to be provided by LONZA, CLIENT may propose to LONZA an amendment to the Statement of Work with the desired changes or additional services (“Change Order”). LONZA will use its Best Efforts to comply with such proposed change or proposal to include additional services, and shall promptly (and in any event within fifteen (15) days) notify CLIENT if LONZA is not able to provide the resources and capabilities to accommodate such Change Order. Unless LONZA informs CLIENT that LONZA does not have the resources and capabilities to accommodate such Change Order, the Project Team will prepare a modified version of the applicable Statement of Work reflecting such Change Order (including, without limitation, any changes to the scope of work, estimated timelines, milestones, deliverables or compensation, as applicable) and will submit such modified version of the Statement of Work to the JSC for review and approval (provided, however, that if time constraints require faster implementation than would be permitted if JSC approval were obtained, the applicable Project Team may, as set forth in Section 2.1, implement a modified or amended version of the Statement of Work for which such Project Team is responsible). The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by an authorized representative of each Party, and such modified version of the Statement of Work will thereafter be deemed to have replaced the prior version of the Statement of Work. For the avoidance of doubt, unless and until a modified version of the applicable Statement of Work has been signed by an authorized representative of each Party, the existing Statement of Work shall remain in full force and effect.

2.3 CLIENT Deliverables.

2.3.1 Technology Transfer to LONZA. It is anticipated that CLIENT and LONZA personnel will interact closely together to facilitate and expedite any transfer of CLIENT Materials with respect to the MPC Technology and MPC Products (including formulations thereof), to the extent such transfer has not already occurred hereunder or under the Prior MSA. In connection with any such transfer, the Parties shall discuss the possibility of having CLIENT Personnel stationed at the LONZA Facility where the performance of the applicable Statement of Work is being conducted.

2.3.2 Development and Production Materials. Subject to Section 2.3.1, within the time period specified in a Statement of Work, CLIENT will provide LONZA with (a)

the Materials listed in the Statement of Work for which CLIENT is responsible for delivering to LONZA, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such Materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, for the preparation of the Master Production Record in conformance with cGMP, and for performance of the Draft Plan, as applicable, including, without limitation, process information, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information (collectively, the “CLIENT Materials”). If CLIENT does not provide the CLIENT Materials specified in a Statement of Work within the time period specified, then CLIENT shall be responsible for reasonable costs incurred by LONZA arising from such failure.

2.3.3 No Sale or License. All CLIENT Materials shall remain the property of CLIENT, and the transfer of physical possession of any such CLIENT Materials to, and the physical possession of such CLIENT Materials by, LONZA or its Affiliates or Third Party contractors shall not be (nor be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such materials to LONZA, its Affiliates or Third Party contractors. Except as expressly granted under Section 13.2.1, no licenses or rights shall be deemed granted by CLIENT to LONZA, its Affiliates or its Third Party contractors, by implication, estoppel or otherwise, under any Intellectual Property.

2.3.4 Limited Use. LONZA, its Affiliates and Third Party contractors shall not use the CLIENT Materials for any purpose other than as necessary under this Agreement and for the performance of the applicable Statement of Work and/or manufacture of Products pursuant to a Binding Purchase Order. LONZA will not provide the CLIENT Materials to: (i) any employee, Affiliate, or Third Party contractor of LONZA except those employees, Affiliates, and Third Party contractors who require access to the CLIENT Materials for the performance of the applicable Statement of Work and/or manufacture of Products pursuant to a Binding Purchase Order; or (ii) except as specified in a particular Statement of Work, any person who is not an employee, Affiliate, or Third Party contractor of LONZA. All CLIENT Materials shall be used and maintained at the Facility or other site at which the applicable activities under a Statement of Work and/or manufacture of Products pursuant to a Binding Purchase Order are performed. LONZA, its Affiliates and Third Party contractors shall only use the CLIENT Materials in compliance with all applicable national, state, and local laws and regulations, and shall keep a record of CLIENT Materials received and used, discarded or otherwise consumed under and during the course of this Agreement (the “CLIENT Materials Record”). The CLIENT Materials Record shall be deemed Confidential Information of CLIENT.

2.3.5 No Modification or Derivation. LONZA, its Affiliates and Third Party contractors shall not attempt to alter or modify the CLIENT Materials in any way, or to make any derivatives, progeny or analogues thereof, without the express prior written consent of CLIENT, and shall not under any circumstances attempt, directly or indirectly, to analyze, characterize, reverse engineer or otherwise derive the structures, sequences, or constructs of the CLIENT Materials, except in each case as necessary to perform activities under such Statement of Work.

2.3.6 Care in Use. LONZA acknowledges that the CLIENT Materials are experimental in nature and may have unknown characteristics and therefore agrees to use, and shall cause its Affiliates and Third Party contractors to use, prudence and all reasonable care in the use, handling, storage, containment, transportation and disposition of the CLIENT Materials. LONZA shall not use, nor authorize the use of, any CLIENT Materials on or in humans for any purpose under any circumstances.

2.4 Performance by LONZA. Subject to the provision by CLIENT of the CLIENT Materials pursuant to Section 2.3, as applicable, LONZA shall perform the work described in each Statement of Work in a professional and workmanlike manner in accordance with the terms of this Agreement. Subject to Section 4.6, LONZA will use commercially reasonable efforts to promptly notify CLIENT of any material delays that arise during the performance of activities under any Statement of Work. Unless otherwise expressly provided otherwise in a Statement of Work, LONZA may have work described in a Statement of Work performed through its Affiliates and Third Party contractors; provided, however, that LONZA may not have any such work performed through a Third Party contractor unless (i) such Third Party contractor is an existing contractor of LONZA that is used by LONZA for similar activities on projects and programs outside of this Agreement or (ii) LONZA obtains the prior written consent of CLIENT, which shall not be unreasonably withheld or delayed. In any event, LONZA shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement and the applicable Statement of Work in connection with such performance (including compliance with applicable terms regarding Intellectual Property and confidentiality, and restrictions on use and transfer of CLIENT Materials), and LONZA shall remain responsible to CLIENT hereunder for all activities of its Affiliates and Third Party contractors to the same extent as if such activities had been undertaken by LONZA itself.

2.5 Documentation and Reports. Without limiting any other obligations of LONZA to provide specific documentation hereunder, LONZA shall use all reasonable efforts to provide any documentation to be provided to CLIENT pursuant to a Statement of Work in accordance with the schedule set forth in such Statement of Work and in sufficient detail (and, as appropriate, in good scientific manner) to reflect the work performed and results achieved, including all data in the form required by Applicable Law and/or Regulatory Authorities in Relevant Jurisdictions (“CLIENT Documentation”). In addition, LONZA agrees to provide CLIENT with a report, upon completion or termination of the performance of the applicable Statement of Work, describing the procedures and results obtained in connection with producing, analyzing, developing, testing or otherwise manufacturing the applicable Product(s), including without limitation the applicable Process(es), and all Intellectual Property developed, conceived, invented, first reduced to practice or otherwise made in connection with the performance of the applicable Statement of Work. Each such report will contain sufficient detail so that CLIENT can understand and fully implement and exploit on its own the information described therein, including such information as is required for the CMC section (or equivalent section) of a filing with any Regulatory Authority in a Relevant Jurisdictions (e.g., an IND or NDA, or any corresponding filing in a Relevant Jurisdiction) for such Product and the master batch record. To the extent such information has been previously disclosed in such detail to CLIENT in the CLIENT Documentation, LONZA may reference such CLIENT Documentation to comply with its reporting obligations under this Section 2.5. Upon request by CLIENT from time to time and at CLIENT’s expense, LONZA will provide reasonable assistance to CLIENT to understand and implement the information contained in any such report.

2.6 Autologous Cell Therapies. CLIENT may, as needed from time to time during the Term of this Agreement, request LONZA to perform process development and manufacturing services for its autologous Cell Therapy Products at LONZA’s Singapore Facility and in such other Facilities as the Parties may agree. LONZA shall keep CLIENT reasonably informed from time to time, and reasonably respond to inquiries from CLIENT, regarding facilities of LONZA and its Affiliates that may be available for such activities. To the extent capacity is available and is not designated or being used for other purposes, including for another customer, LONZA agrees to use its commercially reasonable efforts to make appropriate Facilities available and to perform such services on terms and conditions similar to those set forth under this Agreement, to the extent applicable, as CLIENT may from time to time request. Amounts paid by CLIENT in connection with such activities shall count toward CLIENT’s global spending commitments pursuant to Section 8.1 and, to the extent such activities are conducted in Singapore or in connection with activities conducted in Singapore, to CLIENT’s commitments with respect to amounts spent with respect to activities for Singapore.

2.7 Cord Blood Product and Non-Therapeutic MPCs. With respect to process development work or other activities related to the production of CLIENT’s cord blood product, the Parties agree that the expanded cord blood product and the MPCs which are not the intended therapeutic agent in the cord blood product but which are used in the production of the cord blood product shall be “Products” for purposes of this Agreement other than Sections 4.4.1, 4.4.2 and 4.4.3. Other populations of MPCs that are not themselves intended as therapeutic agents in a product are not included under this Agreement as of the Effective Date, but will be added to and included in this Agreement on a case-by-case basis if CLIENT requests LONZA to conduct process development work or other activities related to such populations of non-therapeutic MPCs, and any such other populations of non-therapeutic MPCs that are included under this Agreement shall be Products for all purposes of this Agreement (including Sections 4.4.1, 4.4.2 and 4.4.3) unless otherwise mutually agreed in writing by the Parties on a case-by-case basis, and LONZA shall negotiate in good faith on a case-by-case basis where CLIENT requests in good faith for Sections 4.4.1, 4.4.2, and 4.4.3 not to apply to certain populations of non-therapeutic MPCs that may be included under this Agreement as Products. Amounts paid by CLIENT in connection with the cord blood product, MPCs for the cord blood product, and other populations of non-therapeutic MPCs that are included under this Agreement (if any), shall count toward CLIENT’s global spending commitments pursuant to Section 8.1 and, to the extent such activities are conducted in Singapore or in connection with activities conducted in Singapore, to CLIENT’s commitments with respect to amounts spent with respect to activities for Singapore.

3.	PROCESS DEVELOPMENT

3.1 Process Development. LONZA shall perform activities in accordance with the terms and conditions of this Agreement, including applicable Statements of Work, to develop a process for the manufacture of each Product in conformance with the Specifications therefor, and in accordance with cGMP and other Applicable Laws as are standard in the biopharmaceutical manufacturing industry (each, a “Process”), including formulation development, establishment and maintenance of master cell banks, records preparation and process validation for such

Product (including master production records and preparation and update of CMC or equivalent materials for applicable filings with Regulatory Authorities in Relevant Jurisdictions related to such Product), analytical method development and validation, manufacturing process (including applicable fill and finish) development and validation, production of applicable scale-up and engineering batches, and development of improved manufacturing processes to increase yield or otherwise lower costs and improve efficiency. LONZA shall provide quarterly updates to the JSC describing in reasonable detail its activities, progress and results in the process development program, including proposals or suggestions that LONZA may have to improve the manufacturing process efficiencies or otherwise reduce the cost of MPC Products.

3.2 Master Production Record.

3.2.1 Based on the information provided by CLIENT and including any process changes developed by LONZA pursuant to any applicable Statement of Work with respect to a Product, LONZA will prepare a Master Production Record for the Process of such Product in accordance with the schedule set forth in the applicable Statement of Work. CLIENT will inform LONZA of any specific requirements CLIENT may have relating to the Master Production Record, including, without limitation, any information or procedures CLIENT wishes to have incorporated therein. LONZA shall not include in the Process or Master Production Record the use of any assay, medium, or other technology that is not commercially available or is covered in whole or in part by Intellectual Property of a Third Party without the express written consent of CLIENT pursuant to Section 13.2.2(c)(ii) below.

3.2.2 CLIENT will cooperate to provide to LONZA information that may be available to CLIENT (and that CLIENT has the right and authority to provide) to assist LONZA to develop the Master Production Record and Process with respect to a Product, including, without limitation, by providing LONZA with any such additional information and procedures as may be reasonably required to create such Master Production Record and Process, including any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, and (v) Product specific cleaning and decontamination information. This Section 3.2.2 shall not be construed to require CLIENT to provide information not already in the possession and control of CLIENT, or to provide any information to LONZA in breach of any obligation of CLIENT to any Third Party.

3.2.3 LONZA will deliver a draft version of the Master Production Record for a Product to CLIENT for its review and approval in accordance with the schedule set forth in the Statement of Work. CLIENT will notify LONZA in writing of any objections it has to such draft Master Production Record, and upon such notification, representatives of LONZA and CLIENT will meet promptly to resolve such objections. If CLIENT approves the draft Master Production Record, CLIENT shall notify LONZA in writing of CLIENT’s acceptance, and such draft shall be deemed approved upon such notice from CLIENT. LONZA shall not be liable for any delays or costs arising from or relating to any delay of more than thirty (30) days in CLIENT’s response with regard to approval or disapproval of the Master Production Record, and CLIENT will be responsible for delays and costs to the extent attributable to such a delay in excess of thirty (30) days or attributable to documented requests by CLIENT to change the Process reflected in the Master Production Record; provided, however, that LONZA shall use reasonable efforts to mitigate such delays or costs.

3.2.4 The Process, Master Production Record, Specifications, and any improvements or modifications thereto developed during the Term of this Agreement, but excluding any LONZA Operating Documents, LONZA New IP or LONZA Confidential Information included in any of the foregoing, will be deemed CLIENT New IP and CLIENT Confidential Information, as applicable, and subject to the provisions set forth in Articles 12 and 13.

3.2.5 The costs of any subsequent transfer of documentation, specifications, and production process by LONZA from LONZA’s facility in Walkersville, Maryland to another Facility for the manufacturing of the Product specifically for the CLIENT shall be borne by CLIENT. Such costs shall be determined using Most Favored Rates.

3.3 Payment. Payment for LONZA’s performance of the activities pursuant to this Article 3 shall be set forth under the applicable Statement of Work, subject to the following provisions of this Section 3.3.

3.3.1 Time and Materials. Except for the manufacture and supply of Late-Stage Clinical and Commercial Supply, which will be paid by the applicable purchase price for Products determined as set forth in Sections 4.13.2 and 4.13.4, CLIENT will pay LONZA on a time and materials basis for the performance of the activities pursuant this Agreement, including activities pursuant to this Article 3, as follows: (A) an hourly labor rate to be set forth in the applicable Statement of Work, which shall be no more than LONZA’s Most Favored Rate at the time the applicable Statement of Work is first agreed; and (B) direct out-of-pocket costs, plus a handling fee set forth in the applicable Statement of Work (not to exceed the lower of Most Favored Rates or [***]), for purchasing, warehousing, receiving and testing raw materials and Product. If mutually agreed by the Parties, a Statement of Work for activities pursuant to this Article 3 may set forth payments due upon achievement of specified milestone events and/or upon delivery of specified deliverables, and acceptance thereof by CLIENT (each a “Payment Milestone or Deliverable”), in which event the payments for time and materials set forth in the previous sentence shall be adjusted accordingly. For the purposes of the Agreement, the “Most Favored Rate” shall mean the rate that is not less favorable than those rates then-currently extended to any other customer (with the exception of government organizations) for the same or materially similar activities, processes, and materials (and, in the case of supply of Products, for equal or less quantities of product), over a term of the same or less duration. As of the Effective Date, Most Favored Rates include (i) a [***] discount on standard labor rates, (ii) a [***] discount on standard suite fees, and (iii) a markup on raw materials of [***] percent. The obligations with respect to a Most Favored Rate under this Section 3.3.1 shall apply during the entire Term of the Agreement.

3.3.2 Delivery and Acceptance. Payment Milestones or Deliverables to be completed or provided under the applicable Statement of Work, but not payments described in Section 3.3.1 for time and materials, will be subject to confirmation and acceptance of the applicable Payment Milestone or Deliverable by CLIENT. Upon completion or delivery of any Payment Milestone or Deliverable in accordance with the schedule set forth in the applicable

Statement of Work, LONZA shall notify CLIENT in writing; and within seven (7) days of such notice, CLIENT shall notify LONZA whether CLIENT accepts or rejects such Payment Milestone or Deliverable, based upon whether such Payment Milestone or Deliverable conforms with any of the Specifications or other requirements therefor as set forth in the applicable Statement of Work and the requirements of this Agreement; provided, however, in the event that CLIENT does not submit a notice of rejection within such seven (7) day period, such Payment Milestone or Deliverable shall be deemed accepted. Upon receipt of a notice of rejection, LONZA will correct and redeliver, as soon as practicable (and in any event, unless not practicable under the circumstances using LONZA’s Best Efforts, within [***] after such rejection notice, provided that such correction does not involve additional testing or manufacturing, in which case LONZA will promptly correct and redeliver), such Payment Milestone or Deliverable so that it conforms with such Specifications and other requirements therefor. The cost of such correction and redelivery shall be borne in accordance with Section 6.6. If CLIENT notifies LONZA that CLIENT accepts such Payment Milestone or Deliverable, then CLIENT shall make the applicable payment to LONZA within thirty (30) calendar days of the date of the invoice. For the avoidance of doubt, this Section 3.3.2 shall not apply to payments under Section 3.3.1 on a time and materials basis in connection with the performance of the applicable activities under the Statement of Work, and CLIENT’s payment of amounts due on a time and materials basis shall not be construed as acceptance by CLIENT of any Payment Milestone or Deliverable associated with such activities. For the avoidance of doubt, delivery and acceptance of Products ordered under a Binding Purchase Order shall be governed by the applicable provision set forth in Article 6, below, rather than this Section 3.3.2.

4.	MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1 Draft Plan. Upon CLIENT’s acceptance of the Master Production Record for a Product, LONZA will prepare and deliver to CLIENT for review and comment as soon as practicable (and in any event within thirty (30) days thereafter) a proposed draft plan describing the activities to be performed by LONZA, or to be subcontracted by LONZA to Third Parties (subject to Section 2.4 above), in the production of the applicable Product (the “Draft Plan”). Upon the receipt of such Draft Plan, the Parties will meet to decide whether to issue a new Statement of Work pursuant to Section 2.1 or modify an existing Statement of Work pursuant to Section 2.2 above based on such Draft Plan (including the reasonable comments and suggestions of CLIENT with respect to the Draft Plan).

4.2 Manufacture by LONZA.

4.2.1 Subject to Section 4.7.3(a), up to and including First Commercial Launch, and thereafter during the Term of this Agreement except with respect to amounts for which Sections 4.2.3 and 4.2.4 apply, LONZA shall use its Best Efforts to manufacture and supply to CLIENT each Product to support CLIENT’s clinical development and commercialization of such Product in accordance with the terms and conditions of this Agreement as further set forth in one or more Statements of Work and/or Binding Purchase Orders accepted by LONZA. Each such Statement of Work shall set forth, among other information, the Specifications and requirements for the formulation, packaging, shipment and quality control with respect to such Product, the time period during which such Product will be manufactured (the “Production Term”), and the Commencement Date(s) for the production of each Batch of such Product based on the applicable Draft Plan for such Product.

4.2.2 Subject to Section 4.7.3(a), up to and including First Commercial Launch, and thereafter during the Term of this Agreement except with respect to amounts for which Sections 4.2.3 and 4.2.4 apply, LONZA shall use its Best Efforts to manufacture and supply all quantities of each Product ordered by CLIENT (and its Affiliates and designees) pursuant to Binding Purchase Orders up to one hundred ten percent (110%) of the amounts set forth for the applicable month in the binding portion of the most recent Forecast, as well as all excess quantities accepted by LONZA as set forth in Section 4.5.

4.2.3 CLIENT may, in its discretion, elect upon written notice to LONZA to have this Section 4.2.3 and Section 4.2.4 apply after First Commercial Launch, provided that CLIENT is ordering on a dose basis (a “Binding Supply Notice”), in which case the binding forecast period shall be eighteen (18) months as provided in Section 4.3.1. Subject to Sections 4.2.5 and 4.7.3(a), if CLIENT has provided a Binding Supply Notice to LONZA, then for so long as such binding forecast period remains eighteen (18) months and CLIENT is ordering on a dose basis, LONZA shall manufacture and supply to CLIENT each Product to support CLIENT’s commercialization of such Product in accordance with the terms and conditions of this Agreement as further set forth in one or more Statements of Work and/or Binding Purchase Orders accepted by LONZA (“LONZA’s Obligation”); provided, however LONZA’s Obligation shall immediately apply upon receipt of a Binding Supply Notice only if on the date of the Binding Supply Notice CLIENT was already providing binding forecasts of eighteen (18) months; provided, further, if on the date of the Binding Supply Notice CLIENT is providing binding forecasts of less than eighteen (18) months, LONZA’s Obligation shall only begin to apply after the same number of months as the difference between eighteen (18) months and the then-current length of the binding forecasts (for example, if on the date of the Binding Supply Notice CLIENT is providing binding forecasts of twelve (12) months, then in connection with the Binding Supply Notice the binding forecasts shall become eighteen (18) months and LONZA’s Obligation shall begin to apply six (6) months after the date of the Binding Supply Notice). If CLIENT is not ordering on a dose basis or does not provide written notice to LONZA of election to invoke this Section 4.2.3, then Sections 4.2.1 and 4.2.2 shall remain in effect.

4.2.4 Subject to Sections 4.2.5 and 4.7.3(a), after First Commercial Launch, if (i) the binding forecast period is eighteen (18) months, (ii) CLIENT is ordering on a dose basis, and (iii) CLIENT has provided a Binding Supply Notice to LONZA, then for so long as such binding forecast period remains eighteen (18) months and CLIENT is ordering on a dose basis: (A) the amount set forth for a given month in the binding portion of CLIENT’s Forecast shall not be less than eighty percent (80%) of the amount projected for such month in the earlier Forecast in which such month was the thirtieth (30th) month, and (B) LONZA shall manufacture and supply all quantities of each Product ordered by CLIENT (and its Affiliates and designees) pursuant to Binding Purchase Orders for a given month up to one hundred twenty-five percent (125%) of the amount projected for such month in the earlier Forecast in which such month was the thirtieth (30th) month. For the avoidance of doubt, in the event that Section 4.2.3 and this Section 4.2.4 apply and CLIENT provides forecasts, or CLIENT (and its Affiliates and designees) submit Binding Purchase Orders for, amounts for a given month that exceed one hundred twenty-five percent (125%) of the amount projected for such month in the earlier Forecast in which such month was the thirtieth (30th) month, Section 4.2.3 and this Section 4.2.4 shall apply with respect to all amounts up to such one hundred twenty-five percent (125%), and Sections 4.2.1 and 4.2.2 shall apply with respect to any excess amounts. For example, if in July 2015 (when January 2018 is the thirtieth (30th) month in the Forecast), CLIENT forecasts 10,000 doses for January 2018, then in July 2016 (when January 2018 is the eighteenth (18th) month and first becomes part of the binding portion of CLIENT’s Forecast) and when CLIENT places a Binding Purchase Order for January 2018, the amount shall be for at least 8,000 doses and for any amounts up to and including 12,500 doses Section 4.2.3 and this Section 4.2.4 shall apply and for any amounts in excess of 12,500 doses Sections 4.2.1 and 4.2.2 shall apply. If CLIENT is not ordering on a dose basis or does not provide written notice to LONZA of election to invoke this Section 4.2.4, then Sections 4.2.1 and 4.2.2 shall remain in effect.

4.2.5 In the event that LONZA is unable to commit to the supply obligations set forth in Sections 4.2.3 and 4.2.4 as a result of Force Majeure, changes in regulatory requirements or other Applicable Laws, changes in the Process or Product, or as a direct result of instructions from CLIENT Personnel, LONZA shall notify CLIENT, and LONZA’s obligations to manufacture set forth in Sections 4.2.3 and 4.2.4 shall convert to Best Efforts to manufacture, and Sections 4.2.1 and 4.2.2 shall apply, until such time as LONZA is able again to commit to the supply obligations set forth in Sections 4.2.3 and 4.2.4, but in any event for no more than twelve (12) months, in each instance, from the end of the Force Majeure event or implementation of the changes or instructions, during which period the Parties shall discuss and attempt to resolve any issues associated therewith in an expeditious manner.

4.2.6 LONZA shall manufacture, package, ship, handle quality assurance and quality control for the Product, and deliver to CLIENT the quantities of Product ordered by CLIENT consistent with Section 4.5, all in accordance with this Agreement (including the applicable Statement of Work and Quality Agreement) and all Applicable Laws.

4.3 Forecasting.

4.3.1 Forecasts from CLIENT. CLIENT agrees to provide LONZA, each quarter, a rolling three-year written monthly forecast of its (and its Affiliates’ and designees) orders for Products for both clinical and commercial purposes, periodically consistent with CLIENT’s internal forecasting, but in no event less than three (3) years in advance and updated quarterly (each, a “Forecast”). The format of such Forecasts will be reasonably agreed by the Parties. The amounts set forth in the Binding Portion of each such Forecast will be binding, and accordingly CLIENT and its Affiliates and designees shall collectively issue Binding Purchase Orders for the quantities of Product set forth in the Binding Portion of each Forecast, subject to CLIENT’s right to cancel or delay Product as described in Section 4.6 below. As used herein, the “Binding Portion” means the first twelve (12) months of each Forecast, unless and until the Binding portion is extended as set forth in Section 4.3.2; provided, however, that if CLIENT provides a Binding Supply Notice as described in Section 4.2.3, then the Binding Portion shall be the first eighteen (18) months of each forecast. The portion of each Forecast beyond the Binding Portion (i.e., the portions covering the thirteenth through thirty-sixth months, if the Binding Portion is the initial twelve (12) months) shall be provided in good faith based on CLIENT’s then-available information, but shall be non-binding and are provided solely for planning purposes (without limitation of applicable commitments under this Agreement with respect to a Purpose-Built Facility as set forth in Exhibit 9.4.2). If upon receiving a Forecast LONZA believes that it and its Affiliates may not have sufficient capacity in then-existing Facilities used to manufacture Products to meet the amounts projected in each month of such Forecast after the Binding Portion, LONZA agrees to notify CLIENT within thirty (30) days so that the Parties can confer and discuss projections for available capacity, potential need for new additional Facilities, potential for adjustments in the timing of CLIENT’s projected orders and the like to facilitate fulfillment of CLIENT’s orders as they arise.

4.3.2 Efforts to Extend Binding Forecast Period. CLIENT agrees to use reasonable efforts to amend its existing agreement with CLIENT’s licensee for Products so that such licensee will provide CLIENT with binding forecasts of up to eighteen (18) months. In the event that CLIENT succeeds in obtaining such amendment, the Parties agree to amend the forecasting provisions of this Agreement to provide for a longer Binding Portion of CLIENT’s Forecasts under this Agreement (up to 18 months) to reflect such increased forecasts to be received by CLIENT from its licensee, taking into account a reasonable time period for CLIENT to receive, process and collate forecasts from its licensee and include them in CLIENT’s Forecasts to LONZA.

4.3.3 Reimbursement for Serum under Certain Circumstances. During any period in which the Binding Portion of CLIENT’s Forecasts is less than eighteen (18) months, LONZA agrees to use commercially reasonable efforts to obtain sufficient serum for the manufacture of Products to meet the quantities set forth in the first eighteen (18) months of CLIENT’s Forecasts. In the event that any amounts of such serum procured by LONZA expire unused because CLIENT (and its Affiliates and designees) failed to actually order quantities of Product in the amounts set forth in the first eighteen (18) months of CLIENT’s Forecasts, CLIENT shall reimburse LONZA for such expired serum, including standard handling fees; provided, however, that LONZA agrees to use reasonable efforts to reduce or otherwise mitigate the costs of such expired serum.

4.3.4 Capacity Forecasts from LONZA. To assist CLIENT in its planning, the Parties agree to have the JSC discuss, as a regular topic in its meetings, forecasts of capacity that is available, and capacity that is projected to become available, in LONZA Facilities for the manufacture of Products during the following three-year period.

4.4 Purchase Requirements.

4.4.1 Prior to First Commercial Launch. Subject to the terms and conditions of this Agreement, including Section 4.4.3, prior to First Commercial Launch of the first Product, CLIENT shall order [***] of its requirements for Products from LONZA in accordance with the terms and conditions of this Agreement.

4.4.2 After First Commercial Launch. Subject to the terms and conditions of this Agreement, following First Commercial Launch of the first Product, CLIENT shall order [***] of CLIENT’s aggregate production needs for Products (subject to applicable adjustment, if any, pursuant to Section 8.3(e)(iv)) from LONZA in accordance with the terms and conditions of this Agreement (“Continuing Purchase Requirement”), determined as set forth in the following sentence. For purposes of determining compliance with this Section 4.4.2, the measurement shall be based on the average (arithmetic mean) of (1) the percentage of MPCs (cells) in finished Products ordered from LONZA compared to the MPCs (cells) in finished Products from all sources and (2) the percentage of Product units (vials, bags, syringes, etc.) ordered from LONZA compared to Product units (vials, bags, syringes, etc.) from all sources, which average (i.e., the arithmetic mean of the percentages described in clauses (1) and (2)) must equal or exceed the applicable required percentage. For example, if the percentage of cells in finished Products sourced from LONZA is [***] of the total number of cells in finished Products from all sources, and the number of Product units sourced from LONZA is [***] of the total number of Product units from all sources, then the average of [***] and [***] is [***], which would satisfy a requirement of [***] under this Section 4.4.2. Similarly, if the percentage of cells in finished Products sourced from LONZA is [***] of the total number of cells in finished Products from all sources, and the number of Product units sourced from LONZA is [***] of the total number of Product units from all sources, then the average is [***], which would satisfy a requirement of [***] under this Section 4.4.2. On the other hand, if the percentage of cells in finished Products sourced from LONZA is [***] of the total number of cells in finished Products from all sources, and the number of Product units sourced from LONZA is [***] of the total number of Product units from all sources, then the average would only be [***], which would not satisfy a requirement of [***] under this Section 4.4.2.

4.4.3 Requirement for Local Manufacture. In the event that CLIENT or its Affiliate or designee wishes to conduct clinical trials of Products, or to sell Products, in a country which requires that Product to be used or sold in such country is manufactured in whole or part in such country, (i) CLIENT shall notify LONZA, through the JSC, of such requirement promptly after CLIENT becomes aware of such requirement, (ii) the Parties, through the JSC or a joint team designated by the JSC, shall discuss the regulatory requirements related to such manufacture, and (iii) if LONZA is not then currently manufacturing Product for CLIENT in such country, LONZA shall promptly (and no later than the next JSC meeting that occurs more than thirty (30) days following notice by CLIENT to LONZA of such requirement) notify CLIENT whether LONZA agrees to supply Products meeting the requirements for such country. In the event that LONZA has a Facility in such country or agrees to manufacture Product hereunder in compliance with such requirement for local manufacture, the requirements set forth in Sections 4.4.1 and 4.4.2 above shall apply with respect to Product for such country. In the event that LONZA does not then currently manufacture Product for CLIENT in such country and does not agree to supply Products meeting the requirements for such country, then CLIENT may, notwithstanding Sections 4.4.1 and 4.4.2, obtain Product for such country from a Third Party Manufacturer in such country; provided, however, that (a) CLIENT shall not export Product so manufactured in the applicable country from such country until one (1) year following Regulatory Approval of such Product in such country; and (b) Product so manufactured for use or sale in such country shall be excluded for purposes of determining CLIENT’s worldwide requirements for Products under Sections 4.4.1 and 4.4.2 (and Product exported from such country for use or sale outside such country shall be included for purposes of determining CLIENT’s worldwide requirements for Products under Sections 4.4.1 and 4.4.2 and shall in no way reduce CLIENT’s Continuing Purchase Requirement).

4.4.4 Additional Capacity (other than Purpose-Built Facility). Notwithstanding the foregoing, if CLIENT’s Forecasts would require LONZA to expand its capacity beyond the then-current capacity at the Facilities used for the manufacture of Products, then LONZA shall notify CLIENT in writing of the required expansion in accordance with Section 4.3.1, and the Parties will discuss the amount of additional capacity that is needed, as well as the various options that may be available to provide such capacity as associated costs and tax benefits of the various options. Unless CLIENT informs LONZA following such discussions that CLIENT will amend its Forecasts to avoid the need for such additional capacity, LONZA will provide such expansion to provide the additional capacity (and shall use a tax-advantaged jurisdiction, as directed by CLIENT, therefor to the extent LONZA or its Affiliates have capacity at, or expect to have capacity at, Facilities in such jurisdictions); provided, however, if such additional capacity would require LONZA to build an additional facility or CLIENT requests LONZA build an additional facility, then the Parties shall negotiate in good faith terms regarding the building of an additional facility and such terms shall be no less favorable than those agreed regarding the Purpose Built Facility. For the avoidance of doubt, building out suites in an existing Facility shall not be deemed “building an additional facility”; provided, however, building a new shell, including suites within such new shell, even if such shell is connected to an existing Facility, shall be deemed “building an additional facility”. The Parties agree that this Section 4.4.4 is not intended to apply with respect to a Purpose-Built Facility, the provisions for which are set forth in Section 9.4, below.

4.5 Binding Purchase Orders; Acceptance. Together with each Forecast for a Product provided under Section 4.3 above, CLIENT shall place firm purchase orders with LONZA for the manufacture and supply of Products upon at least ninety (90) days prior written notice. The total quantity of such Product ordered by CLIENT for delivery in each calendar month shall equal at least the quantity of such Product forecasted for such month in the then-current Forecast at the time the applicable Binding Purchase Orders for such month are submitted. Each such firm written purchase order, signed by CLIENT’s duly authorized representative and accepted in writing by LONZA shall authorize LONZA to manufacture such quantities of the Product in accordance with the term and conditions of this Agreement as are set forth therein. LONZA shall not be obligated to commence manufacture of any Product unless and until such written purchase order is accepted in writing by LONZA in accordance with this Section 4.5 (each a “Binding Purchase Order”). LONZA shall accept all purchase orders for a Product from CLIENT (or its Affiliate or designee) that are placed in accordance with this Section 4.5 with respect to amounts that are subject to Sections 4.2.3 and 4.2.4, and shall use Best Efforts to accept all purchase orders for a Product from CLIENT (or its Affiliate or designee) that are placed in accordance with this Section 4.5 with respect to amounts that are subject to Sections 4.2.1 and 4.2.2. Subject to CLIENT’s obligations set forth in Section 4.3.1 with respect to the first twelve months of each Forecast, CLIENT is not obligated to buy any specific amount of a Product except for quantities which CLIENT actually orders through Binding Purchase Orders. The delivery date(s) set forth in a Binding Purchase Order accepted (in whole or part) by LONZA shall be binding upon LONZA, subject to permitted delays by LONZA or CLIENT pursuant to Section 4.6.

4.6 Delay or Cancellation. CLIENT and LONZA shall each have the right upon no less than thirty (30) days advance written notice to delay delivery of any particular order of Product hereunder for a period of up to three (3) months; provided, however, that (i) up to one such delay by CLIENT in any given twelve month period shall be without cost (and, in LONZA’s discretion, taking reasonably into account the request of CLIENT, subject to LONZA’s available storage capacity, for any additional such delays in a given twelve month period, CLIENT shall either (X) pay applicable storage fees or (Y) accept delivery of Product and store such Product at CLIENT’s facility or with a Third Party), and such a delay by CLIENT shall not change CLIENT’s overall obligation for Binding Purchase Orders during the first twelve months of the then-current Forecast, and (ii) there shall only be one such delay by LONZA during any given twelve month period, and such a delay by LONZA shall not change LONZA’s overall obligation as set forth in this Agreement with respect to supply of Products under Binding Purchase Orders during the first twelve months of the then-current Forecast. In addition, CLIENT may cancel any order upon written notice to LONZA subject to payment (within thirty (30) days after invoice from LONZA therefor) of an applicable “Cancellation Payment” determined as set forth in the table below:

No. of months prior to scheduled delivery	Cancellation Payment (% of amounts otherwise due for cancelled order)*
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

*	At CLIENT’s request, the Parties will use commercially reasonable efforts to mitigate the costs and loss of revenue associated with any cancellation and to the extent that LONZA is able to so mitigate the costs and loss of revenue associated therewith the Cancellation Payment will be reduced accordingly.

Notwithstanding the foregoing, with respect to the delay or cancellation of Product to be supplied from any Dedicated Facility, CLIENT will only be responsible for (and in lieu of any Cancellation Payment) LONZA’s actual costs (with markup at the lesser of [***] or Most Favored Rates for such markup) to replace expired materials arising therefrom, including materials about to expire that LONZA is not able to timely transition to other projects after reasonable efforts to mitigate. For purposes of this Section 4.6, a “Dedicated Facility” means (a) any Facility in Singapore for so long as CLIENT is paying for exclusivity as described in Section 8.1 below or (b) any Facility where CLIENT has committed to purchase during the applicable Binding Portion in the then-current Forecast, or is at the time actually purchasing, [***] or more of that Facility’s then-current capacity for the Products. For the avoidance of doubt, the term “Dedicated Facility” is intended to apply only with respect to matters addressed in this Section 4.6, and is not intended to affect or modify exclusivity issues that are addressed elsewhere in this Agreement.

4.7 Supply Shortage; Back-Up Manufacturing Right; Alternative Sources.

4.7.1 Supply Protection. CLIENT and LONZA shall cooperate to establish reasonable plans and procedures for LONZA to procure and maintain safety stock inventories of Materials and Product on mutually agreed terms.

4.7.2 Shortage. If LONZA anticipates that it will not be able to supply quantities of any Product ordered by CLIENT in accordance with any Binding Purchase Order (in the quantities and by the delivery dates specified in the applicable Binding Purchase Order) (a “Shortage of Supply”), LONZA shall promptly (and in any event within fourteen (14) days) notify CLIENT in writing of the same, and shall include in such notice its best estimate of the duration of the delay. LONZA shall, at its own cost, use its Best Efforts to remedy any Shortage of Supply and resume supplying such Product in accordance with the terms and conditions of this Agreement to CLIENT as soon as possible and, upon CLIENT’s request, LONZA shall reasonably cooperate with CLIENT to secure adequate supplies of such Product from alternative sources, including prompt facilitation of Technology Transfer as described in Section 4.7.3(c) to CLIENT or any Third Parties designated by CLIENT for such purposes. In any event, both Parties agree to respond with the level of speed and diligence commensurate with the severity of the problem. In the event of a Shortage of Supply, in addition to any other remedies the CLIENT may have at law or in equity, CLIENT shall be relieved from its obligations to purchase any quantities of such Product identified in any such Binding Purchase Order and may cancel such quantities effective upon notice to LONZA, without charge of any Cancellation Payment.

4.7.3 Back-Up Manufacturing Right; Alternative Sourcing and Technology Transfer.

(a) Back-Up Manufacturing Right. (i) Prior to First Commercial Launch, if, despite the foregoing measures undertaken by the Parties pursuant to Sections 4.7.1 and 4.7.2 above, LONZA is unable to supply at least [***] of the quantities of any Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within [***] of the applicable delivery date [***] times in any [***] period, in each case other than as a result of Force Majeure, changes in regulatory requirements or other Applicable Laws, changes in the Process or Product, or as a direct result of instructions from CLIENT Personnel, then, without limiting CLIENT’s rights under Section 4.7.3(b), CLIENT shall have the right to qualify any Third Party to manufacture Products (the “Third Party Manufacturer”), or to arrange for its own or its Affiliate’s manufacture of Products, so that CLIENT and its Affiliates and designees will have a back-up source for the manufacture of such Product for the remaining Term of the Agreement; provided, however, CLIENT shall not be relieved of the Continuing Purchase Requirements set forth in Section 4.4.2 above. In the event of any such supply failure, LONZA shall use its Best Efforts to make up any shortfall in quantities of Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within the twelve (12) month period following the applicable delivery date for such quantities of Product.

(ii) For First Commercial Launch and thereafter for so long as LONZA is manufacturing under Sections 4.2.1 and 4.2.2, if, despite the foregoing measures undertaken by the Parties pursuant to Sections 4.7.1 and 4.7.2 above, LONZA is unable to supply at least [***]

of the quantities of any Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within [***] of the applicable delivery date [***] in any [***] period, in each case other than as a result of Force Majeure, changes in regulatory requirements or other Applicable Laws, changes in the Process or Product, or as a direct result of instructions from CLIENT Personnel, then, without limiting CLIENT’s rights under Section 4.7.3(b), CLIENT shall have the right to qualify any Third Party Manufacturer, or to arrange for its own or its Affiliate’s manufacture of Products, so that CLIENT and its Affiliates and designees will have a back-up source for the manufacture of such Product for the remaining Term of the Agreement and CLIENT shall be relieved of the Continuing Purchase Requirements and other purchase requirements set forth in Section 4.4 above. In the event of any such supply failure, LONZA shall use its Best Efforts to make up any shortfall in quantities of Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within the twelve (12) month period following the applicable delivery date for such quantities of Product.

(iii) For First Commercial Launch and thereafter for so long as LONZA is manufacturing under Sections 4.2.3 and 4.2.4, if, despite the foregoing measures undertaken by the Parties pursuant to Sections 4.7.1 and 4.7.2 above, LONZA is unable to supply at least [***] of the quantities of any Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within [***] of the applicable delivery date [***] in any [***] period, in each case other than as a result of Force Majeure, changes in regulatory requirements or other Applicable Laws, changes in the Process or Product, or as a direct result of instructions from CLIENT Personnel, then, without limiting CLIENT’s rights under Section 4.7.3(b), CLIENT shall have the right to qualify any Third Party Manufacturer, or to arrange for its own or its Affiliate’s manufacture of Products, so that CLIENT and its Affiliates and designees will have a back-up source for the manufacture of such Product for the remaining Term of the Agreement and CLIENT shall be relieved of the Continuing Purchase Requirements and other purchase requirements set forth in Section 4.4 above. In the event of any such supply failure, LONZA shall use its Best Efforts to make up any shortfall in quantities of Product ordered by CLIENT that LONZA is obligated to supply in accordance with the terms and conditions of this Agreement within the eighteen (18) month period following the applicable delivery date for such quantities of Product.

(b) Alternative Source. CLIENT has the right to use one or more alternative sources for manufacture and supply of Products and MPC Products, subject to the applicable purchase requirements set forth in Section 4.4.2 above (and applicable purchase minimums, if any, in connection with the Purpose-Built Facility as set forth in Exhibit 9.4.2). LONZA acknowledges that the purchase requirements set forth in Section 4.4.2 permit CLIENT to obtain some portion of its requirements of Products from one or more Third Party Manufacturers (or from its own or its Affiliate’s manufacture) at any time after First Commercial Launch, and that preparation, ramp-up, qualification and validation of such a Third Party Manufacturer (or of CLIENT’s or its Affiliate’s facility), equivalency testing of such Products and inventory build-up, may occur prior to First Commercial Launch so that such Third Party Manufacturer (or CLIENT or its Affiliate) may be prepared to supply Products and MPC Products at the time of First Commercial Launch, provided, however, that CLIENT may not, prior to First Commercial Launch, sell, or use in humans, any Product which is subject to the requirements of Section 4.4.1 that is manufactured by such Third Party Manufacturer (or

CLIENT or its Affiliates), except in the event that CLIENT has been relieved of the Continuing Purchase Requirements and other purchase requirements set forth in Section 4.4, pursuant to Section 4.7.3(a) above, or as permitted pursuant to Section 4.4.3. Accordingly, LONZA agrees to transfer technology used in the manufacture and supply of Products and MPC Products to CLIENT and/or CLIENT’s designee upon written request of CLIENT, subject to Section 4.7.3(c) below; provided, however, that if such transfer occurs prior to First Commercial Launch, CLIENT agrees not to obtain supplies of Products that are subject to Section 4.4.1 from any Third Party Manufacturer for use in any clinical trial prior to First Commercial Launch; provided, however, that such limitation shall not apply if CLIENT has the right to obtain a back-up source for the manufacture of Products as described in Section 4.7.3(a) above.

(c) Technology Transfer. If CLIENT so elects to exercise its rights under this Section 4.7.3, then, subject to the applicable CMO License Royalty set forth below, if any, LONZA shall transfer all CLIENT Materials, CLIENT Documentation and other relevant documentation (including without limitation, LONZA Operating Documents) directly related to the Process or manufacture of Product, and any other information regarding the Process and manufacture of Products as conducted by LONZA or its Affiliates that is reasonably necessary to facilitate performance of the Process and manufacture of Products by such alternative sources (provided that, except in connection with a purchase of the Purpose-Built Facility by CLIENT, in no event shall LONZA be obligated to provide general operating documents regarding any Facility, including documents regarding design, maintenance and upkeep, which general operating documents a contract manufacturer of Cell Therapy Products should reasonably be expected to have available with respect to its own manufacturing activities) to CLIENT, its Affiliate or the applicable Third Party Manufacturer for use in the manufacture and supply of Products to CLIENT or CLIENT’s designees (“Technology Transfer”). It is further understood and agreed that LONZA shall not be obligated to transfer its tissue acquisition protocols; provided, however, LONZA agrees to supply tissue obtained in accordance with its tissue acquisition protocols, at its standard rates, under terms of a supply agreement to be mutually agreed by the Parties, and further provided that LONZA still is in the business of conducting such tissue acquisition activities. There shall only be one Technology Transfer at a time and no more than two Technology Transfers in any twelve-month period. For the avoidance of doubt, LONZA’s obligation under this Section 4.7.3(c) is to cooperate and facilitate the transfer of the Process and activities to CLIENT or its designee as set forth herein, and LONZA does not guarantee that such transfer will be successful.

(i) Transfer to CLIENT or Affiliate. No consent of LONZA is required for Technology Transfer to CLIENT or its Affiliate, and CLIENT and its Affiliates will have a fully-paid license, pursuant to the licenses to CLIENT set forth in Section 13.2.2 below, under LONZA’s and its Affiliates’ interest in all Intellectual Property transferred as part of the Technology Transfer; provided, however, that CLIENT and its Affiliates shall only use such transferred Intellectual Property that is owned or controlled by LONZA to manufacture MPC Products developed or commercialized by or under authority of CLIENT or its Affiliate and to develop, use, sell, offer for sale and otherwise exploit such MPC Products. For the avoidance of doubt, the applicable payment and consent provisions set forth in Section 4.7.3(c)(ii) below shall apply with respect to any further Technology Transfer from CLIENT or its Affiliate to a Third Party Manufacturer.

(ii) Technology Transfer to Third Party Manufacturer. For Technology Transfer to a Third Party Manufacturer (including transfer from CLIENT or its Affiliate to a Third Party Manufacturer), the terms set forth below in this Section 4.7.3(c)(ii) shall apply.

(A) CMO License Payments. With respect to LONZA New IP (as defined in Section 13.1.2) and Incorporated Technologies (as defined in Section 13.2.2(b)) transferred to a Third Party Manufacturer, CLIENT shall pay to LONZA the applicable CMO License Royalty on MPC Products sold by such Third Party Manufacturer for a period of [***] after Technology Transfer with respect to Third Party Manufacturers to whom such technology is transferred after First Commercial Launch, or [***] after Technology Transfer with respect to Third Party Manufacturers to whom such technology is transferred prior to First Commercial Launch (the applicable period referred to as the “CMO Royalty Term”). As used herein, “CMO License Royalty” means (1) with respect to LONZA New IP or Incorporated Technologies that are incorporated for the purpose of or result in cost savings, the Tail Payment associated with such LONZA New IP or Incorporated Technologies (where “Tail Payment” means [***] of the incremental cost savings attributable to the applicable LONZA New IP or Incorporated Technologies, with such cost savings calculated in the same manner as reductions in the price schedule are calculated under Section 4.13.4), or (2) with respect to other LONZA New IP and Incorporated Technologies (other than modifications or improvements to the Process or Product that were developed by CLIENT or its Affiliate, or by a Third Party, and were implemented by LONZA without need for material modification or development by LONZA, which modifications or improvements shall not give rise to a CMO License Royalty), the applicable CMO License Royalty therefor agreed by the Parties as described in Section 13.2.2(c)(i) below at the time the applicable Incorporated Technology is incorporated into the Product or Process, but in all events no more than the most favorable rate offered by LONZA or its Affiliates to any Third Party for the transfer of the same technology to a third party contract manufacturer. In each case, the CMO License Royalty for each portion of the LONZA New IP or Incorporated Technologies that are incorporated in the applicable MPC Product or corresponding Process that are transferred to the Third Party Manufacturer would apply for [***] after such transfer, but thereafter would only apply (for the remainder of the applicable CMO Royalty Term) to the extent the Third Party Manufacturer uses the applicable LONZA New IP or Incorporated Technology in manufacturing the applicable MPC Product; provided in each case, however, that no CMO License Royalty shall be due (to LONZA, its Affiliates or any Third Party) with respect to Intellectual Property that is listed on Exhibit 4.7.3(c)(ii)(A) or any other Intellectual Property that is incorporated into Products or corresponding Processes as a result of modifications that have been initiated prior to July 25, 2011 and completed prior to December 31, 2011 (collectively, “Prior MSA Intellectual Property”). Notwithstanding the preceding sentence, material improvements or material modifications to the Prior MSA Intellectual Property that are made after July 25, 2011 (including, for the avoidance of doubt, material improvements or material modifications to the technologies listed on Exhibit 4.7.3(c)(ii)(A) made after such date, but not material improvements or material modifications to the technologies listed on Exhibit 4.7.3(c)(ii)(A) made before such date) may be subject to an applicable CMO License Royalty pursuant to the terms of this Section 4.7.3(c)(ii)(A).

(B) Consent by LONZA.

(1) No Consent Required. No consent by LONZA is required for Technology Transfer (by LONZA and its Affiliates or by CLIENT and its Affiliates) provided that (a) the applicable Third Party Manufacturer is headquartered in an Agreed Country, as defined below, and (b) either (I) the Third Party Manufacturer has annual revenues, together with its affiliates, of at least [***] on average during the three full calendar years preceding such Technology Transfer in cases where the transferred Process is to be used in a facility that is outside of the Agreed Countries, or (II) the Third Party Manufacturer has annual revenues, together with its affiliates, of at least [***] on average during the three full calendar years preceding such Technology Transfer in cases where the transferred Process is to be used in a facility in an Agreed Country. Unless otherwise agreed in advance by LONZA, in cases of such Technology Transfer where LONZA’s consent is not required, (X) CLIENT or its Affiliate shall enter into a written agreement with the Third Party Manufacturer authorizing the Third Party Manufacturer to use the LONZA New IP and Incorporated Technologies solely to manufacture MPC Products for CLIENT and its designees, (Y) LONZA, CLIENT and the Third Party Manufacturer shall enter into a 3-way confidentiality agreement, in substantially the form attached as Exhibit 4.7.3(c)(ii)(B) unless otherwise agreed by both LONZA and CLIENT and any changes to such form shall be negotiated in good faith by the parties, to protect the confidentiality of the Intellectual Property of LONZA and its Affiliates, including LONZA New IP and Incorporated Technologies, transferred to the Third Party Manufacturer as part of the Technology Transfer, and (Z) CLIENT shall remain responsible for the Third Party Manufacturer’s compliance with such confidentiality obligations and restrictions limiting such Third Party Manufacturer’s use of the LONZA New IP and Incorporated Technologies solely for use in connection with the manufacture and supply MPC Products for CLIENT and its designees. For the purposes of this Section 4.7.3(c)(ii)(B), “Agreed Countries” shall mean Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Israel, Italy, Japan, South Korea, Luxembourg, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom, and United States.

(2) Consent Required. For transfers to Third Party Manufacturers not covered under (1) above, LONZA’s prior written consent shall be required for Technology Transfer, such consent not to be unreasonably withheld, conditioned or delayed.

(C) Notice before Incorporation. LONZA agrees to notify CLIENT before incorporating any Intellectual Property or modification into any Product or corresponding Process that would be subject to limitations on transfer and/or CMO License Royalties, and such Intellectual Property or modification will only be incorporated into such MPC Products and corresponding Processes upon prior written agreement of CLIENT.

(d) Supply of LONZA Materials. LONZA shall use Best Efforts to supply to CLIENT any specific materials used in the Process, or otherwise in the manufacture of Products, as performed by LONZA or its Affiliate for CLIENT, that are not generally available for purchase from Third Parties in an immediately substitutable equivalent form (“LONZA Materials”), or otherwise provide for the availability of such LONZA Materials to CLIENT as set forth in this Section 4.7.3(d), during the Term of this Agreement and for up to [***] thereafter. Thereafter, upon request of CLIENT, LONZA and CLIENT shall negotiate a separate supply agreement for supply of LONZA Materials at LONZA’s then-standard rates and upon mutually agreed terms that are customary in agreements of this type. All supply by LONZA or its Affiliate to CLIENT of LONZA Materials during the Term of this Agreement or within the [***] thereafter, shall be offered to CLIENT at LONZA’s and its Affiliates’ then-current standard rates, including standard handling fees and then-current volume discounts, or as otherwise negotiated by the Parties in good faith. In the event that LONZA or any of its Affiliates is unable for any reason to supply LONZA Materials to CLIENT as set forth in this Section 4.7.3(d), LONZA shall provide as much advance notice to CLIENT as reasonably possible, and, at CLIENT’s option, LONZA shall (i) secure an alternative means of supply of such materials to CLIENT’s reasonable satisfaction and to meet CLIENT’s (and its Affiliates’ and Third Party Manufacturers’) requirements in connection with the production of Product (including without limitation, commercial requirements), or (ii) [***]. For the avoidance of doubt, LONZA has no obligation under this Section (d) to secure the supply of LONZA Materials at any certain price.

4.8 Packaging and Shipping. LONZA will package and label Products for shipment in suitable containers in accordance with the Specifications therefor set forth in the applicable Statement of Work, the Master Production Record, LONZA’s standard practices, and Applicable Laws. Each such container will be individually labeled with description of its contents, including any product name, Batch number, order number, quantity, and date of manufacture, and any other information as may be required in order to trace the history of each Batch. LONZA shall arrange for the delivery of Products at the scheduled delivery time to the location stated on the Binding Purchase Order (if one is so stated in the Binding Purchase Order) or such other location as CLIENT may designate in writing prior to the scheduled delivery time (including without limitation any Third Party location designated by CLIENT) and in a manner consistent with good commercial practices, validated shipping procedures that comply with Applicable Laws (including, without limitation, shipment in approved containers), labeled storage conditions (including during shipment) and any shipping Specifications set forth in the applicable Statement of Work. LONZA will arrange shipment of Products to CLIENT’s (or CLIENT’s designee’s) facility EX-Works (Incoterms 2010) from the applicable Facility via a common carrier designated by CLIENT to LONZA in writing not less than ten (10) days prior to the applicable delivery date unless otherwise agreed to in a Statement of Work (or, if CLIENT does not designate a carrier, by carrier selected by LONZA). Notwithstanding that Products are shipped Ex Works (Incoterms 2010), LONZA agrees, at CLIENT’s expense, to obtain export licenses and other official authorizations, and to carry out customs formalities, necessary for the export of Products, and to reasonably cooperate as CLIENT or its designee may request, at CLIENT or its designee’s expense, to obtain import licenses and other official authorizations, and to carry out customs formalities, necessary for the import of Products and for their transport through any country to the applicable destination. Unless otherwise instructed by CLIENT, LONZA shall arrange for appropriate insurance coverage for all shipments of Products, as applicable. CLIENT will provide to LONZA CLIENT’s account number with the selected carrier, and will pay for all shipping costs in connection with each shipment of Product. Each shipment will be accompanied by the documentation listed in the Statement of Work, including without limitation, a certificate of analysis describing all current requirements of the Specifications and results of tests performed certifying that the Batch of Product supplied have been manufactured, controlled and released according to the Specifications therefor and Applicable Laws. Except for permitted delays by LONZA under Section 4.6 and subject to Section 4.7.3(a), LONZA shall deliver each shipment of Products to CLIENT on the requested delivery date for such shipment. LONZA will promptly notify CLIENT if LONZA reasonably believes that it will be unable to meet a delivery date. CLIENT shall be required to take delivery of a Batch of Product within thirty (30) days after acceptance of such Batch in accordance with Section 6.3 or such other delivery time as may be specified in the applicable Purchase Order or as may be otherwise agreed by the Parties in writing, subject to applicable storages fees at then-current rates (the “Delivery Period”). With respect to clinical trial supplies, LONZA agrees to use reasonable efforts to hold such deliveries and coordinate for delivery to CLIENT’s distributor, or to clinical sites, as CLIENT may from time to time reasonably request. For the avoidance of doubt, except as otherwise set forth in Sections 3.3.1 and 6.6, CLIENT shall not be obligated to pay for quantities of Product that only are not actually released.

4.9 Relevant Jurisdictions. In the event that CLIENT (or its Affiliate or designee) intends to use Products supplied by LONZA in clinical trials in a country other than the United States, countries in Europe, Singapore, Australia and/or Japan, or intends to sell or commercialize Products supplied by LONZA in such a country, CLIENT shall inform LONZA by written notice (a “Relevant Jurisdiction Notice”) not later than six (6) months prior to the scheduled delivery date of the applicable Products. In such event, the JSC shall promptly designate a joint team to identify differences, if any, between the applicable regulations and laws of such country and then-existing Relevant Jurisdictions that would need to be accommodated in LONZA’s manufacture of Products hereunder for such country, and the timing and costs to implement any changes necessary to accommodate such differences. The joint team shall update the JSC regarding its findings no later than sixty (60) days following the formation of the joint team, and LONZA shall notify CLIENT, no later than the next JSC meeting following the date that is sixty (60) days after the formation of the joint team to make such determination, whether LONZA is willing to manufacture Products for such country in accordance with the applicable regulations and laws of such country. In the event that LONZA notifies CLIENT that LONZA is willing to so manufacture Products for such country, such country shall thereafter be a “Relevant Jurisdiction” for purposes of this Agreement and LONZA will use Best Efforts to comply with the applicable regulations and laws of such country, provided that such regulations and laws do not conflict with the laws and regulations of any of the other Relevant Jurisdictions. CLIENT shall pay for any additional costs and expenses incurred by LONZA associated with complying with the applicable regulations and laws of such country. If LONZA does not notify CLIENT at or before the applicable JSC meeting that LONZA is willing to so manufacture Products for such country, (i) such country shall not be a “Relevant Jurisdiction” for purposes of this Agreement, (ii) CLIENT may, notwithstanding Sections 4.4.1 and 4.4.2, obtain Product for such country from a Third Party Manufacturer, and (iii) Product manufactured for sale in such country, or for use in clinical trials conducted in such country, shall be excluded for purposes of determining CLIENT’s worldwide requirements pursuant to Sections 4.4.1 and 4.4.2. If a given Relevant Jurisdiction Notice includes two or more countries, the foregoing shall apply with respect to each such country on a country-by-country basis; provided, however, to the extent CLIENT identifies more than two countries in a given Relevant Jurisdiction Notice, then (A) the time periods set forth in this Section 4.9 shall run only with respect to two countries at any one time, beginning with the first two countries identified in the Relevant Jurisdiction Notice; (B) the time periods set forth in this Section 4.9 shall not run with respect to each additional country identified in the Relevant Jurisdiction Notice until such additional country becomes subject to consideration as described in the following clause (C); and (C) as a determination is made with regard to one or both of the two countries then under consideration, either because (1) LONZA notifies CLIENT whether LONZA is willing to manufacture Products for either or both of the two countries under consideration or (2) the date of the applicable JSC meeting if LONZA does not notify CLIENT at or before the applicable JSC meeting with respect to either or both of the two countries under consideration, then the time periods set forth in this Section 4.9 shall begin to run from such date with respect to next country on the Relevant Jurisdiction Notice (or the next two countries, if such determination is made with respect to both countries under consideration at the same time), and so on in a sequential fashion until a determination has been made with respect to all countries set forth in the Relevant Jurisdiction Notice.

4.10 Quality Agreement. Upon the decision to manufacture and supply a Product according to a Draft Plan pursuant to Section 4.1 above, the Parties shall enter into a separate quality agreement, containing terms and conditions standard and customary in the pharmaceutical industry, setting forth the Parties’ respective responsibilities for quality control and quality assurance with respect to such Product ( the “Quality Agreement”). The Parties agree that the quality agreement entered into under the Prior MSA will apply in the short run to activities started under the Prior MSA and continuing under this Agreement, and to such other activities under this Agreement as the Parties may mutually agree, but also agree that (i) a separate Quality Agreement shall be separately negotiated to address long-term supply arrangements under this Agreement, (ii) the Parties shall each endeavor to enter into such separate Quality Agreement, upon mutually agreed terms, within sixty (60) days after the Effective Date, and (iii) such Quality Agreement shall, when mutually agreed and executed by the Parties, be appended to this Agreement. The Quality Agreement will not be intended and shall not be construed to limit any of the rights and obligations of the Parties set forth in this Agreement. If there is any conflict or inconsistency between the terms of the Quality Agreement and the terms set forth in this Agreement, the terms set forth in this Agreement shall control.

4.11 Sourcing of Materials.

4.11.1 Procurement. LONZA shall be responsible for the procurement of all Materials (other than CLIENT Materials) necessary for the manufacture and supply of Products. Such Materials shall be obtained from Third Parties at reasonably available prices, consistent with and having regard to such matters as security and sources of supply, quality of product, volume requirements and terms and conditions of supply. Without limiting the foregoing,

LONZA may procure such Materials under its arrangements (including pricing) with its existing Third Party suppliers for such Materials as of the Effective Date; and LONZA may procure such Materials from other Third-Party suppliers upon prior written consent from CLIENT, which consent shall not be unreasonably withheld or delayed. LONZA (or any of its Affiliates) may manufacture any or all of such Materials upon prior notice to, and written consent from, CLIENT, which consent shall not be unreasonably withheld or delayed.

4.11.2 Compliance. All Materials hereunder shall comply with the Specifications applicable thereto as mutually agreed upon by the Parties and as set forth in the current Batch Records and/or other appropriate documentation (provided that such specifications may only be amended upon CLIENT’s prior written approval). LONZA shall comply with all Applicable Laws pertaining to the procurement of Materials, including any testing or documentation required.

4.12 Changes to Process or Specifications.

4.12.1 Changes. Subject to Sections 4.12.2 and 4.12.3 below, LONZA shall not make any changes to the Specifications or the Process related to a Product (including any Materials, formulations, processes, equipment, facilities, tests or any other item use in the manufacture and supply of such Product) in any manner that would impact the manufacturing or processing activities related to such Product, or affect any Regulatory Approval related to such Product (or the manufacture of the foregoing) in a Relevant Jurisdiction, without the prior written consent of CLIENT.

4.12.2 Required Changes. LONZA shall promptly make and implement changes to the Specifications or the Process related to a Product as are required (a) to address any concerns of CLIENT or any Regulatory Authority in Relevant Jurisdictions as to the toxicity, safety or efficacy of such Product, or (b) to comply with Applicable Laws or the requirements or suggestions of any Regulatory Authority in Relevant Jurisdictions (“Required Changes”). Prior to implementation, all Required Changes shall be subject to CLIENT’s written approval, including without limitation the timelines, estimated effect on costs to manufacture such Product and other issues regarding such implementation. LONZA shall implement such Required Changes in accordance with any Applicable Laws and written instructions provided by CLIENT, and the terms and conditions set forth in Article 3. Notwithstanding the foregoing, LONZA shall not be liable for any delays or costs arising from or relating to (i) the time CLIENT takes to provide its written approval of Required Changes or (ii) if CLIENT does not approve the Required Changes; provided, however, that if more than one potential change to the Specifications or Process related to the Product would accomplish any given Required Change, LONZA and its Affiliates agree to reasonably cooperate to accommodate CLIENT’s direction as to which specific change(s) should be implemented.

4.12.3 Process Modifications and Improvements. Either Party may propose certain changes to the Specifications or the Process related to a Product, which it reasonably believes will improve the manufacturing process or lower costs related to such Product. Each Party shall promptly notify the other Party regarding any such potential changes that it identifies pursuant to this Section 4.12.3 (“Discretionary Changes”), and the Parties shall discuss which Discretionary Changes, if any, should be further developed or implemented, with CLIENT making the final decision as to which Discretionary Changes shall be developed or implemented.

4.13 Pricing.

4.13.1 Early Stage Clinical Supply Pricing. The price for the manufacture and supply of Products for use in preclinical work (if any) and/or clinical trials other than Phase 2b Clinical Trials or later stage human clinical trials will be specified in the applicable Statement of Work and shall be calculated based on time, materials, suite space and applicable Third Party testing expenses, all using Most Favored Rates. Engineering runs that are conducted prior to setting the initial price schedule for the applicable Product as described in Section 4.13.2, below, shall be priced on the same basis.

4.13.2 Late Stage Clinical Supply and Commercial Supply Pricing. With respect to the manufacture and supply of Products for use in Phase 2b Clinical Trials or later stage human clinical trials, or for commercial sale (including testing and validation Batches) (“Late-Stage Clinical and Commercial Supply”), the initial base price schedule per Batch or per dose, for various volumes, will be set by the Parties on a Product-by-Product basis, reflecting time, materials, suite fees and Third Party testing expenses as they are reasonably projected for the Late-Stage Clinical and Commercial Supply based on information obtained in applicable engineering runs for such Product, all using Most Favored Rates. If the Parties cannot agree on the initial base price schedule for a given Product, then either Party may refer such matter for resolution by binding arbitration pursuant to Section 19.13.2 below; provided that price for the for Late-Stage Clinical and Commercial Supply of such Product prior to resolution will continue on a time and materials basis as set forth under Section 4.13.1 above. The initial base pricing schedule will be set to reflect all applicable cost savings attributable to process modifications or improvements initiated prior to the Effective Date. Pricing may be further adjusted for cost reductions attributable to subsequent process modifications or improvements as described in Section 4.13.4, below.

4.13.3 Discount on Commercial Supplies. For various reasons, including desire to improve plant utilization and increased overhead absorption, LONZA wishes to encourage increased throughput regarding the manufacture and supply under this Agreement of Products for commercialization, and CLIENT would like to obtain discounted pricing on Products in early stages of commercialization in order to help offset high costs associated with seeking and obtaining Regulatory Approval for Products and market entry for Products; accordingly, the Parties agree to a discount on Products purchased for commercialization under this Agreement as set forth in this Section 4.13.3. Beginning on the second anniversary of First Commercial Launch, and thereafter on each successive anniversary of First Commercial Launch, the Parties will compare the dollar amount invoiced for the purchase of Products (determined prior to the application of any discount described in this Section 4.13.3) in aggregate over the immediately preceding twelve (12) months, with the dollar amount invoiced for the purchase of Products (determined prior to the application of any discount described in this Section 4.13.3) in aggregate during prior twelve (12) months, and, if the aggregate amounts in the later 12-month period represents a year-over-year increase of at least [***] compared to the prior 12-month period, then CLIENT (and its Affiliates and designees) shall be entitled to a discount on Products purchased under this Agreement that are invoiced in the succeeding 12-month period until the next anniversary of First Commercial Launch. (For purposes of illustration, if Products invoiced between the first and second anniversaries of First Commercial Launch represent a year-over-year increase of [***] over Products invoiced between First Commercial Launch and the first anniversary of First Commercial Launch, then a discount pursuant to this Section 4.13.3 shall apply with respect to Products invoiced between the second and third anniversaries of First Commercial Launch.) The discount under this Section 4.13.3, if applicable, shall be equal to [***] of Net Sales of Products invoiced during the applicable period in which the discount applies; provided, however, that the discount under this Section 4.13.3 with respect to Products invoiced prior to the 30-month anniversary of First Commercial Launch (if applicable) shall be [***] of Net Sales of Products. In order to ensure that the discount described herein does not continue beyond the Term, the Parties agree that the discount described in this Section 4.13.3 shall expire at such time as the total aggregate amount of all discounts provided under this Section 4.13.3 equals the amount of all True-Up Payments, if any, paid to LONZA with respect to periods prior to the First Commercial Launch (including the pro-rata portion of any True-Up Payment made for the calendar year in which First Commercial Launch occurs). As used herein, “Net Sales” means the amount invoiced by LONZA or its Affiliate for sale of Products to CLIENT or its Affiliate or designee, less (to the extent included in the amounts invoiced and not separately charged) (i) rebates or trade, volume or cash discounts, (ii) refunds or credits for returns or rejections, (iii) shipping, transportation and associated insurance costs, (iv) tariffs and customs duties, and (v) sales tax, value added tax or consumption tax charged on LONZA’s or its Affiliate’s sale of the applicable Products.

4.13.4 Adjustment to Share Cost Reductions from Process Modifications. After the initial price schedule for a Product has been set, the price schedule will be adjusted, as needed from time to time, but in no event more than once per calendar year, to reflect a sharing of decreases in LONZA’s and its Affiliates’ costs in producing Products that are attributable to modifications or improvements to the Products or related manufacturing Processes (such cost savings determined in comparison to LONZA’s or its Affiliates’ cost to produce similar volumes of Product if such modification or improvement had not been implemented), on the following schedule: (i) the price schedule for Products manufactured during the first twelve (12) months following implementation of a given modification or improvement will be adjusted to reduce the price of the applicable Product by [***] of the cost savings attributable to such modification or improvement, (ii) the price schedule for Products manufactured during the next following twelve (12) months (i.e., months 13 through 24 following implementation) will be reduced by [***] of such cost savings, (iii) the price schedule for Products manufactured during the next following twelve (12) months (i.e., months 25 through 36 following implementation) will be reduced by [***] of such cost savings, and (iv) the price schedule for Products manufactured thereafter will be reduced by [***] of such cost savings. Notwithstanding the foregoing, in the event that CLIENT proposes a modification or improvement to the Process or Product that was developed by CLIENT or its Affiliate, or by a Third Party, and LONZA is able to implement such modification or improvement without need for material modification or development by LONZA, then price schedule for Products manufactured thereafter will be reduced by the full amount of the cost savings attributable to such modification or improvement. The price reductions described in this Section 4.13.4 shall initially be based upon the applicable percentage of projected cost reductions based on then-current models at the time the modification or improvement is implemented, and will be adjusted after [***] of actual manufacturing experience following implementation to reflect the applicable percentage of actual cost reductions that will result from implementation of such modification or improvement, which adjusted reduction amounts will thereafter apply. In the event that multiple modifications or improvements are made at different times, incremental cost savings attributable to the subsequent modifications or improvements will similarly reduce the price schedule for Products in the same manner, based on the time from implementation of the applicable modification or improvement. For the avoidance of doubt, adjustments to the pricing schedule as described in this Section 4.13.4 shall apply with respect to cost savings from modifications or improvements resulting from activities in the process development program as well as to cost savings from modifications or improvements based on technology developed or acquired by LONZA independently of the process development program.

4.14 Records. LONZA will maintain accurate and complete records and samples relating to the manufacture of the Product, as necessary to evidence compliance with this Agreement and Applicable Laws, including without limitation, Master Production Record, all Batch Records, LONZA Operating Documents, certificates of analysis, quality control and laboratory testing and other data required by Applicable Laws. LONZA will retain possession of the Master Production Record, all Batch Records and LONZA Operating Documents, and will make copies thereof available to CLIENT upon CLIENT’s request and at CLIENT’s expense. LONZA Operating Documents will remain LONZA Confidential Information. CLIENT will have the right to use and reference any of the foregoing in connection with filings for Regulatory Approval or other filings with Regulatory Authorities in any jurisdiction with respect to MPC Products or as otherwise authorized by the Agreement (provided, for the avoidance of doubt, that LONZA shall not be responsible for ensuring compliance thereof with respect to any country that is not a Relevant Jurisdiction).

4.15 CLIENT Access.

4.15.1 CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may participate in the production of Products only in such capacities as may be approved in writing in advance by LONZA. CLIENT Personnel present at any Facility are required to comply with LONZA’s Operating Documents and any other applicable safety or other policies applicable with respect to such Facility, consistently applied. For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.15.2 CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). CLIENT covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and Maryland laws with respect to all CLIENT Personnel working at the Facility.

4.15.3 CLIENT will pay for the actual cost of repairing or replacing to its previous status (to the extent that LONZA determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LONZA damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

4.15.4 CLIENT Personnel visiting or having access to any Facility will abide by LONZA standard policies, operating procedures and the security procedures established by LONZA. CLIENT will be liable for any breaches of security by CLIENT Personnel. In addition, CLIENT will reimburse LONZA for the cost of any lost security cards issued to CLIENT Personnel, at the rate of $50 per security card. All CLIENT Personnel will agree to abide by LONZA policies and SOPs established and consistently applied by LONZA, and will sign an appropriate confidentiality agreement.

4.15.5 CLIENT will indemnify and hold harmless LONZA from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at any Facility or elsewhere, except to the extent caused by the negligence, willful misconduct or intentional wrongful omission on the part of any LONZA Party.

5.	PROJECT MANAGEMENT; JOINT STEERING COMMITTEE

5.1 Joint Steering Committee. Promptly after execution of this Agreement, the Parties shall establish a steering committee to oversee, review and coordinate the activities of the Parties under this Agreement (the “Joint Steering Committee” or “JSC”). Each Party shall name a mutually agreed upon equal number of representatives for the Joint Steering Committee, each of whom shall be a knowledgeable specialist in an appropriate discipline, and at least one level of seniority above the most senior member of the each Party’s members of the Project Team; provided, however, that the Joint Steering Committee shall, at a minimum, consist of the head of operations for the Walkersville Facility (or, once it is Validated and Ready, the Singapore Facility), the relevant divisional heads for each Party and the key account manager. The Joint Steering Committee shall meet at least once per calendar quarter during the Term of the Agreement, or as otherwise mutually agreed by the Parties. The Joint Steering Committee shall, among other things, (a) review and determine whether to approve the Statements of Work (including subsequent review and determination whether to approve Statements or Work, or modified or amended Statements of Work that have been implemented by the Project Team pending subsequent JSC review, as set forth in Section 2.1), (b) resolve disputes of the various Project Teams, (c) oversee the progress of the Products through the development and clinical manufacture stages, (d) oversee commercial supply of the Products, and (e) review technology collaboration opportunities in support of the product portfolio. Decisions of the Joint Steering Committee shall be made by unanimity, with each Party having one vote. In the event that the Joint Steering Committee does not reach unanimity with respect to a particular matter, and the Joint Steering Committee is unable to resolve the dispute after endeavoring for fifteen (15) business days to do so, then (i) either Party may, upon written notice, refer such matter the President of each Party’s respective business unit (or their designee having authority to resolve the dispute) (“Senior Executives”), for attempted resolution by good faith negotiations within ten (10) business days after such written notice, and (ii) if the Senior Executives do not reach resolution on such a matter within ten (10) business days after such notice, then CLIENT shall thereafter have final decision-making authority with respect to formulation or composition of the

Product, or any matter regarding the clinical development or Regulatory Approval of the Product (excluding matters relating to Facility requirements), and the decision of CLIENT regarding such matters shall thereafter be deemed to be the decision of the JSC, and other matters that are not mutually agreed shall be referred to arbitration pursuant to Section 19.13.1. The JSC shall regularly discuss and review the competitive landscape for MPC Products and cell therapy products generally at its quarterly meetings, including a discussion of regulatory filings for similar or competitive products.

5.2 Person in Plant. CLIENT shall be permitted to have, at no additional cost, one (1) employee (or a larger number of employees, if mutually agreed) at each Facility where activities are performed hereunder, as reasonably requested by CLIENT, from time to time and at any time during the Term of this Agreement for the purpose of observing, reporting on, and consulting as to the performance under this Agreement, subject to the provisions in Section 4.15 and provided, further that such employee shall be subject to and agree to abide by confidentiality obligations to third parties and LONZA’s customary practices and operating procedures regarding persons in plant.

5.3 Project Teams. In connection with the execution of each Statement of Work, the Parties will establish a “Project Team” (which may be the same as a Project Team designated for one or more other Statements of Work) to coordinate the activities under such Statement of Work and that the activities of the Parties stay within the estimated timelines and budgets in the applicable Project Plan and Budget therefor; it being understood that a single Project Team may coordinate the activities under multiple Statements of Work. Each Project Team will prepare a proposed Project Plan and Budget (to be updated at least annually) for comment and approval by the JSC. Each Project Team will meet at least monthly (either by phone or in person), unless otherwise agreed, with more frequent interactions on an ad hoc basis. In addition, at least annually the Parties will conduct a technical update meeting with members of all Project Teams participating so that each Project Team is taking advantage of then-current best practices. Each Project Team will endeavor to make all decisions by unanimity; however, any matters for which unanimity cannot be reached will be escalated to the Joint Steering Committee for resolution. Each Party will keep the other Party fully informed on a regular basis through the Project Teams with respect to the activities for which it is responsible under the applicable Statement(s) of Work and the results thereof (including the occurrence of any Payment Milestone or Deliverable).

5.4 Project Manager. With respect to each Statement of Work, each Party will appoint a project manager who will be responsible for overseeing, day-to-day activities under such Statement of Work and be the principal point of contact between the Parties. The project manager of each Party shall attend all Project Team meetings.

6.	PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

6.1 Product Warranties. LONZA warrants that, at the expiration of the Non-Release Period, all Product manufactured by LONZA pursuant to this Agreement: (a) conforms to the applicable Specifications; (b) was manufactured in accordance with the applicable Master Production Record; and (c) was manufactured in accordance with cGMP, the applicable terms and conditions of this Agreement (including the applicable Statement of Work and Quality Agreement) and all Applicable Laws (“Product Warranties”).

6.2 Approval of Shipment.

6.2.1 Prior to each release of Product to be delivered hereunder, LONZA will perform appropriate quality control procedures and inspections (including any such procedures and inspections specified in the Specifications therefor) to verify that such Product to be shipped conforms to the Product Warranties. When Product ordered by CLIENT is ready for delivery, LONZA will notify CLIENT and supply CLIENT with the required documentation set forth in the applicable Statement of Work, including a copy of the executed Batch Records and a certificate of analysis, in the form specified in the applicable Specifications, describing all current requirements of such Specifications and results of tests performed certifying that such Product to be shipped has been manufactured, controlled and released according to the Specifications, Master Production Record, cGMP, and all Applicable Laws (the “Release Documentation”).

6.2.2 Within fifteen (15) calendar days after CLIENT’s or its designee’s receipt of Release Documentation regarding a release of Product (the “Non-Release Period”), CLIENT shall determine by review of such Release Document whether or not to approve such release of the Product. If CLIENT believes such shipment of Product does not comply with the Product Warranties set forth in Section 6.1 above, then CLIENT will deliver to LONZA, in accordance with the notice provisions set forth in Section 19.3 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product release, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties. If a valid Disapproval Notice is received by LONZA during the Non-Release Period, then LONZA and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of such shipment of Product and the Disapproval Notice. If a valid Disapproval Notice is not received during the Non-Release Period, then the shipment of Product will be deemed released and approved for shipment. Notwithstanding the foregoing, any such release and approval for shipment pursuant to this Section 6.2.2 shall not limit CLIENT’s rights and remedies under the rest of this Article 6.

6.3 Delivery and Acceptance. Upon the receipt of an approval by CLIENT pursuant to Section 6.2.2 above to release a Product for delivery or upon the expiration of the Non-Release Period without receipt of a Disapproval Notice, LONZA shall deliver to CLIENT such shipment of Product in accordance with the terms and conditions of Section 4.8 above, and CLIENT shall accept or reject delivery thereof, within fifteen (15) days after the receipt of such shipment. CLIENT may reject all or part of the shipment during such fifteen (15) day period on the grounds that such Product fails to conform to the Product Warranties therefor set forth in Section 6.1, which rejection shall be accomplished by giving written notice to LONZA stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties (the “Rejection Notice”). The shipment of Products shall be deemed accepted if CLIENT fails to reject the Product within such fifteen (15) day period. Title and risk of loss to such Product shall pass to CLIENT at the time of Product release.

6.4 Latent Defects. CLIENT shall have the further right to reject such quantities of Product accepted pursuant to Section 6.3 above by providing a Rejection Notice on the grounds that all or part of the shipment fails to comply with the Product Warranties to the extent such non-conformance could not have reasonably been determined by a visual inspection; provided that such non-conformance is unrelated to the shipping or storage of the Product after acceptance.

6.5 Dispute Resolution. If LONZA does not agree with CLIENT’s determination that the Product fails to conform to the Product Warranties as provided under a Disapproval Notice or Rejection Notice sent pursuant to Section 6.2.2, 6.3 or 6.4 above, LONZA shall respond in writing to any such Disapproval Notice or Rejection Notice within fifteen (15) days from receipt thereof (“Dispute Notice”). LONZA and CLIENT shall use good faith efforts to resolve any dispute regarding the conformity of a shipment of Product with the Product Warranties; provided that if such dispute cannot be settled within thirty (30) days from the receipt of the Dispute Notice and submission by each Party of such related paperwork and records to the other Party, then CLIENT and LONZA will each submit a sample of the Batch of the disputed shipment to an independent testing laboratory of recognized repute selected by CLIENT and approved by LONZA (such approval not to be unreasonably withheld, conditioned or delayed) (the “Laboratory”) for analysis, under quality assurance approved procedures, of the conformity of such shipment of Product with the Specifications and for analysis of whether such Product was stored and handled properly. The determination of the Laboratory with respect to whether any shipment of Product conforms to the Product Warranties shall be final and binding upon the Parties, absent clear error. The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of the conformity of the shipment of Product with the Product Warranties was mistaken.

6.6 Remedies for Non-Conforming Product.

6.6.1 Prior to First Commercial Launch. In the event that the Parties agree, or a Laboratory determines, pursuant to Section 6.5, that a Batch of Product manufactured prior to First Commercial Launch materially fails to conform to the Product Warranties due to the failure of: (a) LONZA personnel properly to execute the Master Production Record, (b) LONZA personnel to comply with cGMP, or (c) the Facility utilities, then, at CLIENT’s request, LONZA will at CLIENT’s election promptly produce for CLIENT sufficient quantities of Product to replace the non-conforming portion of such Batch of Product (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT (i.e., if CLIENT has first paid for the original Batch of Product, such replacement with conforming quantities shall be without charge, and LONZA will pay for shipment, duties and the like with respect to the replacement Products or if CLIENT has not yet paid for the original Batch of Product, CLIENT shall be obligated to pay for the replacement with conforming quantities in accordance with the terms of this Agreement); provided, however, that to the extent that the Parties agree, or a Laboratory determines, pursuant to Section 6.5, that a Batch of Product materially failed to conform to the Product Warranties for any reason other than as set forth in the preceding sentence, then LONZA shall have no liability to CLIENT with respect to such Batch and LONZA will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense. For the avoidance of doubt, any failure to conform that prevents the release of any one or more lots of Product, or that prevents the use of Product in clinical trials or the sale of Products for use in humans shall be deemed to constitute a circumstance in which such Product “materially fails to conform” to the Product Warranties.

6.6.2 After First Commercial Launch. In the event that the Parties agree, or a Laboratory determines, pursuant to Section 6.5, that a Batch of Product that is ordered on a dose basis and is manufactured for or after commercial launch materially fails to conform to the Product Warranties other than as a result of Force Majeure or as a direct result of instructions from CLIENT Personnel, LONZA will at CLIENT’s election promptly produce a Production Rerun (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT (i.e., if CLIENT has first paid for the original Batch of Product, such replacement with conforming quantities shall be without charge, and LONZA will pay for shipment, duties and the like with respect to the replacement Products or if CLIENT has not yet paid for the original Batch of Product, CLIENT shall be obligated to pay for the replacement with conforming quantities in accordance with the terms of this Agreement); provided, however, that to the extent that the Parties agree, or a Laboratory determines, pursuant to Section 6.5, that a Batch of Product conformed to the Product Warranties at delivery, but materially failed to conform to the Product Warranties because of causes arising after delivery, then LONZA shall have no liability to CLIENT with respect to such Batch and LONZA will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense. For the avoidance of doubt, any failure to conform that prevents the release of any one or more lots of Product, or that prevents the use of Product in clinical trials or the sale of Products for use in humans shall be deemed to constitute a circumstance in which such Product “materially fails to conform” to the Product Warranties.

6.6.3 If Product that materially fails to conform to the Product Warranties is released and shipped by or on behalf of LONZA, then the remedies set forth in this Section 6.6 shall not preclude CLIENT from pursuing all rights and remedies it may have under this Agreement. In all other cases, CLIENT acknowledges and agrees that its sole remedy with respect to the failure of Product to conform with any of the Product Warranties is as set forth in Sections 6.6.1 and 6.6.2 and Section 4.7.3(a), and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims.

7.	DAMAGE OR DESTRUCTION OF MATERIALS AND/OR PRODUCT; STORAGE AND HANDLING

7.1 If during the manufacture of Product pursuant to this Agreement, Product and/or Materials are destroyed or damaged by LONZA personnel, and such damage or destruction resulted from LONZA’s failure to execute the Process in conformity with the Master Production Record, or from the negligence, willful misconduct or intentional wrongful omission of LONZA or its Affiliate, agent or subcontractor, then LONZA, as soon as it is commercially practicable to do so, will provide CLIENT with additional Product production time equal to the actual time lost because of the destruction or damage of the Product and/or Materials, and will replace such Product and/or Materials, at no additional cost to CLIENT. CLIENT acknowledges and agrees that its sole remedy with respect to damaged or destroyed Materials and/or Product (except for the non-conformity of released and shipped Product described in Section 6, including Section 6.6.3) is as set forth in this Section 7.1, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims. Notwithstanding anything to the contrary set forth in this Section 7.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LONZA personnel as a direct result of instruction of CLIENT Personnel, then LONZA will have no liability to CLIENT as the result of such destruction or damage.

7.2 Pre-Production. With respect to the manufacture and supply of a Product, LONZA will store any CLIENT Materials, equipment or other property delivered pursuant to the applicable Statement of Work or the applicable Draft Plan related to such Product to the applicable Facility by CLIENT (collectively, “CLIENT Property”), and if such storage begins more than thirty (30) days prior to the first Commencement Date for a Batch of the applicable Product, such storage will be at the expense of CLIENT for that portion of the storage period more than thirty (30) days prior to the first Commencement Date. LONZA will reasonably cooperate as CLIENT may from time to time request to implement efficient and timely procedures for “just-in-time” delivery in order to minimize such storage at the expense of CLIENT. The storage rates will be set forth in the Statement of Work and may be amended from time to time by LONZA; provided that such storage rates shall set at no more than the Most Favored Rate. No storage fees will be charged during the period starting thirty (30) days prior to the first Commencement Date for the applicable Product and ending upon the expiration or termination of the Production Term for such Product.

7.3 Post-Production. With respect to the manufacture and supply of a Product, LONZA will store at the applicable Facility free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property that remains at such Facility on the date of expiration or termination of the Production Term for such Product (collectively, “Remaining CLIENT Property”), for up to fifteen (15) calendar days. If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such fifteen (15) day period, LONZA shall continue to store such Remaining CLIENT Property at the applicable Facility, and may notify CLIENT that LONZA intends to destroy such Remaining CLIENT Property; provided, however, that LONZA shall not destroy any Remaining CLIENT Property unless LONZA has first given CLIENT thirty (30) days advance written notice in order to permit CLIENT to arrange for the transfer or other disposition of such Remaining CLIENT Property. In the event that LONZA continues to store such Remaining CLIENT Property, CLIENT will pay to LONZA a storage charge at LONZA’s then-standard storage rates for the period beginning on the sixteenth (16th) day after the expiration or termination of the Production Term; provided, however, that with respect to storage of Product, such storage charges shall not begin until the thirtieth (30th) day after the expiration or termination of the Production Term. For the avoidance of doubt, with respect to permitted delays by CLIENT of the delivery of Product pursuant to Section 4.6, the time periods described above in this Section 7.3 shall be tolled during the period of any such permitted delay, and shall not begin to run unless and until such permitted delay period has expired.

7.4 General. Unless CLIENT agrees otherwise in writing, at CLIENT’s expense, LONZA and its Affiliates shall store Products, the master cell banks, and other critical materials related to the Process or the manufacture of Products in at least two (2) separate places in each Facility where such Products or materials are stored (e.g., for frozen materials, at least two different freezers in each Facility). At CLIENT’s expense, the CLIENT Property and Remaining CLIENT Property stored at any Facility pursuant to this Article 7 shall be (i) stored in suitable conditions as set forth in the applicable Statement of Work, Applicable Laws and other written instructions provided by CLIENT, (ii) kept separate from all other products or materials which may be at such Facility and will be marked such that they can be identified as the property of CLIENT, (iii) insured against, loss, theft and damage for the benefit of CLIENT, and (iv) returned to CLIENT upon CLIENT’S request. LONZA confirms CLIENT will retain all right, title and interest in and to such CLIENT Property, CLIENT Remaining Property and Products at all times. LONZA shall keep all such CLIENT Property, CLIENT Remaining Property and Products free of all security interests, liens and other encumbrances, and LONZA shall retain control thereof and shall not transfer the same to any Third Parties unless otherwise instructed by CLIENT in writing. LONZA shall comply, and ensure that its Affiliates and subcontractors comply, with all Applicable Law in connection with the disposal of wastes related to the manufacture of Products and other activities hereunder, including without limitation disposal of failed batches, by-products and waste from manufacture and/or Remaining CLIENT Property destroyed or disposed of by LONZA (if any).

8.	CLIENT COMMITMENT AND SINGAPORE EXCLUSIVITY; COMPETING PRODUCTS

8.1 Minimum Spending Commitments for Singapore Exclusivity. In consideration of the exclusivity set forth in Section 8.2, below, CLIENT agrees to minimum spending commitments as described below in this Section 8.1. Amounts paid by CLIENT’s Affiliates, and by CLIENT’s and its Affiliates’ licensees and designees purchasing Products shall be counted as money spent by CLIENT for purposes of the commitments set forth in this Section 8.1.

8.1.1 Initial Commitment Through Calendar Year 2013. Subject to Section 8.1.4 below, from July 25, 2011 through the end of calendar year 2013, CLIENT commits to spend (i) amounts under this Agreement and/or the Prior MSA (for services invoiced after July 25, 2011) with respect to activities for Singapore, in aggregate, totaling at least [***] during each of calendar years 2012 and 2013 and totaling at least [***] during calendar years 2012 and 2013 combined, and (ii) aggregate total amounts spent under this Agreement and/or the Prior MSA (for services invoiced after July 25, 2011) (including without limitation amounts spent with respect to activities for Singapore described in (i), above) during the period from signing of this Agreement until the end of calendar year 2013 totaling at least [***].

8.1.2 Readiness of Singapore Facility. In the event that the Singapore Facility is not ready for engineering runs on or before April 1, 2012, or is not ready for “clinical thaw” on or before June 1, 2012, or is not Validated and Ready by September 1, 2012, then (A) amounts spent by CLIENT with respect to activities in the Walkersville Facility or other facilities of LONZA or its Affiliate to conduct activities which would have been conducted in or for the Singapore Facility, had the Singapore Facility been ready for engineering runs and/or “clinical thaw” and/or been Validated and Ready on the indicated dates (“Singapore Replacement Amounts”), shall be included for purposes of determining the amounts spent with respect to activities for Singapore for the applicable period(s) under this Section 8.1 (and also, for the avoidance of doubt, with respect to determining whether CLIENT has met the overall aggregate spending commitments under this Section 8.1 for the applicable period), (B) LONZA will make capacity available in its Walkersville Facility to conduct the activities described in clause (A), and shall bear incremental costs (if any) associated with the transfer of such activities from the Singapore Facility to the Walkersville Facility, and with the subsequent re-transfer to the Singapore Facility, and (C) if the conduct of such activities in the Walkersville Facility makes it impractical to conduct certain future activities in the Singapore Facility that had been planned to be conducted in the Singapore Facility because such activities have already been initiated in the Walkersville Facility and cannot be re-transferred back to the Singapore Facility without significant delay (either in the re-transfer itself or in the clinical development or commercialization activities of CLIENT or its Affiliate or designee as a result of changing the manufacturing location), the spending commitment as to amounts with respect to activities for Singapore for the period in which such future activities were to be conducted shall be reduced by the amounts anticipated to be paid for such activities, except in each case to the extent any failure of the Singapore Facility to be ready by such dates is attributable to a delay resulting from a change requested by CLIENT, which change is not reasonably anticipated as a regular activity in the conduct of process development program or manufacturing activities that are contemplated to be conducted under this Agreement as of the Effective Date. In addition to the foregoing, if the Singapore Facility is not Validated and Ready by June 30, 2013, then (A) CLIENT’s purchase requirements under Section 4.4.1 and its Continuing Purchase Requirement shall no longer apply, (B) LONZA shall promptly refund to CLIENT any True-Up Payment paid by CLIENT to LONZA, if any, and CLIENT’s obligation to pay additional True-Up Payments shall cease unless and until the Singapore Facility is Validated and Ready, (C) CLIENT may immediately terminate this Agreement, and (D) at CLIENT’s reasonable request, LONZA will implement a Technology Transfer in accordance with the terms of this Agreement, at CLIENT’s cost; except in each case to the extent any failure of the Singapore Facility to be Validated and Ready by June 30, 2013 is attributable to a delay resulting from a change requested by CLIENT, which change is not reasonably anticipated as a regular activity in the conduct of process development program or manufacturing activities that are contemplated to be conducted under this Agreement as of the Effective Date. Notwithstanding the preceding sentence, if the Singapore Facility is not Validated and Ready by June 30, 2013 and CLIENT does not terminate this Agreement, then on the date the Singapore Facility is Validated and Ready, CLIENT’s purchase requirements under Section 4.4.1 and its Continuing Purchase Requirement shall apply and its obligation, if any, to pay True-Up Payments shall apply and its rights set forth in (C) and (D) above, as they apply in this Section 8.1.2, shall no longer apply. CLIENT acknowledges and agrees that its sole remedies with respect to the failure of LONZA to meet the dates set forth in this Section 8.1.2 are as set forth in this Section 8.1.2, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing. LONZA shall provide CLIENT’s manufacturing team and quality assurance personnel reasonable opportunities to review and comment on the master validation plan and any sub-validation plans for the Singapore Facility, which review and comment CLIENT shall perform promptly.

8.1.3 Extensions. Following calendar year 2013, CLIENT’s minimum spending commitments, together with LONZA’s exclusivity obligations with respect to Singapore set forth in Section 8.2 below, shall automatically extend for successive periods of one calendar year unless CLIENT has given LONZA written notice of CLIENT’s termination of CLIENT’s minimum spending obligation on or before June 30th of the preceding calendar year. For the avoidance of doubt, (i) CLIENT may not terminate its minimum spending obligations as described in the preceding sentence with respect to the minimum spending commitments described in Section 8.1.1 for periods through the end of calendar year 2013, and (ii) after

CLIENT’s minimum spending obligation under this Section 8.1 have been terminated, they shall not apply in subsequent calendar years. Unless earlier terminated, CLIENT’s minimum spending obligation with respect to such extensions shall be as follows:

(a) Calendar Year 2014. Subject to Section 8.1.4 below, during calendar year 2014, CLIENT’s spending commitments will be (i) amounts under this Agreement with respect to activities for Singapore, in aggregate, totaling at least [***], and (ii) aggregate total amounts spent under this Agreement (including without limitation amounts spent with respect to activities for Singapore described in (i), above) totaling at least [***];

(b) Calendar Year 2015. Subject to Section 8.1.4 below, during calendar year 2015, CLIENT’s spending commitments will be (i) amounts under this Agreement with respect to activities for Singapore, in aggregate, totaling at least [***], and (ii) aggregate total amounts spent under this Agreement (including without limitation amounts spent with respect to activities for Singapore described in (i), above) totaling at least [***]; and

(c) Subsequent Years. For calendar years after 2015, the minimum spending commitment (which will be subject to Section 8.1.4 below) will be negotiated and mutually agreed by the Parties in June of the preceding year (e.g., the minimum spending commitment amount for 2016 would be negotiated in June 2015), taking into account appropriate factors and considerations, including appropriate growth rates.

8.1.4 True-Up Payments. In the event that the amounts actually spent by CLIENT (and its Affiliates and licensees) related to Products during a particular period (aggregate total spend and/or Singapore-related spend) are less than the applicable minimum spending commitment, then CLIENT shall pay the shortfall at the end of the applicable calendar year (a “True-Up Payment”).

8.1.5 Timing; Determination of Singapore-Related Amounts; Certain Currency Conversion. For purposes of determining whether amounts spent by CLIENT under this Agreement and/or the Prior MSA (for services invoiced after July 25, 2011) meet the applicable minimum spending commitment described in this Section 8.1, the amounts spent by CLIENT shall be taken into account based on the time the applicable payment is invoiced, provided that such invoice is not unreasonably delayed. For purposes of this Section 8.1, amounts spent by CLIENT under this Agreement and/or the Prior MSA (for services invoiced after August 1, 2011) that are spent “with respect to activities for Singapore” include (i) amounts spent for activities conducted in Singapore, (ii) amounts spent by CLIENT for purchase of equipment to be owned by LONZA, and media and other materials and goods used in or intended for use in Singapore, (iii) amounts for QA/QC activities, release testing, cell bank testing, stability testing and other ancillary or supporting activities conducted anywhere in the world that relate to Products produced in Singapore, (iv) any amounts paid by CLIENT for transfer of documentation, specifications, and production process by LONZA to any Singapore Facility, and (v) other amounts reasonably related to the production of, and preparatory activities to produce, Products in Singapore or otherwise associated with the establishment and validation of the Singapore Facility. LONZA will use reasonable efforts to indicate in its invoices to

CLIENT which amounts LONZA believes would qualify as amounts spent hereunder “with respect to activities for Singapore.” Solely for purposes of determining whether CLIENT has satisfied applicable spending commitments pursuant to Section 8.1, the Parties agree that amounts paid in Singaporean dollars shall be converted to United States dollars (and vice versa, where applicable) using the applicable market exchange rates of the European Central Bank (available, as of the Effective Date, from the European Central Bank at www.ecb.int) on the last day of the calendar month in which such payment is made. For example, if LONZA invoices CLIENT 200,000 SGD in a calendar month, and the market exchange rate of the European Central Bank is 1 SGD = 0.815 USD on the last day of that calendar month, the amount applied towards the spending commitments equals 163,000 USD.

8.1.6 Subpar Yields. In the event that Subpar Yields are obtained in the comparability runs in the Singapore Facility used to confirm whether the Process and manufacturing of Products has successfully been transferred to the Singapore Facility from the Walkersville Facility, (i) CLIENT may then require LONZA to move production of Products to the Walkersville Facility until such time as the comparability runs are successfully completed and production can be moved back to LONZA’s Singapore Facility without significant likelihood of further Subpar Yields, (ii) LONZA shall bear the expense associated with the transfer of production from the Singapore Facility to the Walkersville Facility, and subsequent retransfer to the Singapore Facility, to and (iii) amounts spent with respect to such production of Products in the Walkersville Facility during the interim shall be taken into account as amounts spent “with respect to activities for Singapore” for purposes of this Section 8.1. In the event that Batch failures occur or Subpar Yields are obtained with respect to Products produced in Singapore after the comparability runs confirm that the Process and manufacturing of Products has successfully been transferred to the Singapore Facility from the Walkersville Facility, efforts to remedy the problem will be undertaken at the Singapore Facility, and LONZA shall not be obligated to transfer the manufacture of Products to the Walkersville Facility. As used herein, “Subpar Yield” means a yield in comparability runs in the Singapore Facility that is more than [***] lower than the average yield obtained in new Process validation runs conducted in the Walkersville Facility.

8.1.7 CLIENT-Approved Third Party Use of Singapore Facility. From time to time during the period in which the exclusivity provisions with respect to Singapore set forth in Section 8.2 are in effect, CLIENT may propose that a Third Party identified by CLIENT be permitted to use some or all of the capacity in the First Singapore Suite, Second Singapore Suite or any other suite in the Singapore facility that has been converted or reserved for use in the production of Products, or may request the LONZA reasonably help CLIENT identify such a Third Party (subject to approval of such Third Party in CLIENT’s discretion). In such event, LONZA will cooperate to negotiate with such Third Party for the use of such capacity, such use solely to occur on terms approved by CLIENT and mutually acceptable to both Parties and to the applicable Third Party. In the event that such a Third Party does enter into an agreement with LONZA or its Affiliate with respect to use of such capacity, all facility and labor costs paid by such Third Party to LONZA and its Affiliates shall be included for purposes of determining the amounts spent be CLIENT with respect to activities for Singapore for the applicable period(s) under this Section 8.1 (and also, for the avoidance of doubt, with respect to determining whether CLIENT has met the overall aggregate spending commitments under this Section 8.1 for the applicable period).

8.2 Exclusivity in Singapore. From the Effective Date though the end of calendar year 2013, and thereafter continuing for each successive calendar year during which CLIENT’s minimum spending commitments under Section 8.1 are extended, LONZA agrees that it shall not (and agrees to ensure that its Affiliates do not) manufacture (or prepare to manufacture, including without limitation building or preparing another facility to manufacture) any allogeneic Cell Therapy Product anywhere in Singapore, except in cases where the cells that are the intended therapeutic agent in such Cell Therapy Product are (i) embryonic or iPS cells, (ii) cells manufactured and supplied for projects requested and funded by Singapore government research entities, (iii) cells that are fully differentiated (e.g., fibroblasts and keratinocytes), (iv) diseased cells, or (v) gene therapy products, in each of cases (i), (iii), (iv), and (v) which are not derived from MSCs (as defined below). For the avoidance of doubt, proteins that are expressed by allogeneic cells in the course of their production are not intended to be included within “allogeneic Cell Therapy Products” as used in this Section 8.2, so long as the cells themselves are not administered as part of the therapy. Upon termination of CLIENT’s minimum spending obligation under Section 8.1, the exclusivity obligations set forth in this Section 8.2 shall also terminate and not apply in subsequent calendar years. LONZA agrees to use reasonable efforts to amend its existing agreements with Singaporean governmental entities to permit the exception in clause (ii), above, to be narrowed. In the event that LONZA succeeds in obtaining such an amendment or another amendment in its agreements with Singaporean governmental entities that permits the language in clause (ii) to be narrowed, the Parties agree to amend this Section 8.2 to narrow the exception in clause (ii) correspondingly.

8.3 Competing Products.

(a) CLIENT’s Products. During the Term of this Agreement, LONZA shall not, and shall ensure that its Affiliates do not, manufacture or supply any Product, or any Biosimilar version of CLIENT’s Products, for or on behalf of any Third Party (other than permitted Third Party designees of CLIENT pursuant to this Agreement).

(b) LONZA Products. During the Term of this Agreement, LONZA shall not, and shall ensure that its Affiliates do not, manufacture or supply any allogeneic Cell Therapy Product containing CD105-positive mesenchymal lineage cells (“MSCs”) that will be used for commercialization (as defined in Section 8.3(g) below) by LONZA or its Affiliate under an arrangement other than fee-for-service contract manufacturing services for a Third Party as historically conducted by LONZA and its Affiliates, including by a joint venture in which LONZA or its Affiliate participates with an economic interest in commercial success of the MSC Cell Therapy Product(s) other than as contract manufacturer of a Third Party’s MSC Cell Therapy Product (i.e., participation in a joint venture other than for risk-sharing in connection with manufacture of a Third Party’s product in a manner similar to LONZA’s and its Affiliates’ historical practices in its contract manufacturing business model). For the avoidance of doubt, (i) products containing MSCs for use solely as non-clinical research reagent products are not prohibited by the foregoing, and (ii) LONZA’s or its Affiliate’s construction of a purpose-built facility on behalf of a Third Party in a manner similar to LONZA’s and its Affiliates’ historical practices in its contract manufacturing business model will not in and of itself be deemed to be a prohibited joint venture. To clarify the intent of the Parties, the foregoing restrictions on manufacture or supply of products “that will be used for commercialization” do not prohibit LONZA’s providing or supplying materials for activities conducted prior to Regulatory

Approval of the applicable product that may also be used after Regulatory Approval (for example, cell banks), but do prohibit supply of applicable products by LONZA and its Affiliates after Regulatory Approval, even if manufactured or ordered before formal Regulatory Approval.

(c) Certain Biosimilars. During the first three years after the Effective Date, and thereafter during the Term of this Agreement:

(i) for so long as LONZA or any of its Affiliates is manufacturing or supplying one or more allogeneic Cell Therapy Products containing any MSC or mesenchymal stem cell described in U.S. patent 5,486,359 for or to the applicable Third Party innovator of such Cell Therapy Product (or to an acquirer of such innovator’s Intellectual Property with respect to such Cell Therapy Products, or the licensee or collaboration partner of such innovator or such acquirer), LONZA shall not, and shall ensure that its Affiliates do not, manufacture or supply, for clinical development that will be used for trials after completion of a Phase 2b trial or for commercialization, an allogeneic Cell Therapy Product that (1) is a Biosimilar of such approved allogeneic Cell Therapy Product of the applicable Third Party innovator of such Cell Therapy Product (or to an acquirer of such innovator’s Intellectual Property with respect to such Cell Therapy Products, or the licensee or collaboration partner of such innovator or such acquirer) for whom LONZA or any of its Affiliates is manufacturing or supplying such Cell Therapy Product and (2) contains any MSC or mesenchymal stem cell described in U.S. patent 5,486,359; and

(ii) for so long as Net Sales associated with CLIENT’s programs or Products (including all such payments under this Agreement), in aggregate, represent the lower of [***], or at least [***] of LONZA’s cell therapeutics business unit revenues relating to contract manufacturing and process development activities for Cell Therapy Products, in each case in the applicable calendar year, LONZA shall not, and shall ensure that its Affiliates do not, manufacture or supply, for clinical development that will be used for trials after completion of a Phase 2b trial or for commercialization, an allogeneic Cell Therapy Product that (1) is a Biosimilar of any approved allogeneic Cell Therapy Product and (2) contains any MSC or mesenchymal stem cell described in U.S. patent 5,486,359.

To clarify the intent of the Parties, the foregoing restrictions on manufacture or supply of products “that will be used for trials after completion of a Phase 2b trial” do not prohibit LONZA’s providing or supplying materials for activities conducted prior to completion of a Phase 2b trial that may also be used after completion of Phase 2b trials (for example, cell banks), but do prohibit supply of clinical trial supplies intended for use in a later stage trial (for example, Phase 3 clinical trial supplies), even if manufactured or ordered before formal completion of the applicable Phase 2b trials. For the avoidance of doubt, once the restrictions set forth in clauses (i) and (ii) of Section 8.3(c) have expired or are no longer satisfied, such restrictions shall not thereafter be re-instated in the event that one or more of the conditions described above is subsequently satisfied. For so long as the restrictions set forth in clause (i) or (ii) of this Section 8.3(c) apply, and subject to all applicable provisions of Article 12, LONZA agrees to keep CLIENT reasonably informed on a quarterly basis regarding LONZA’s cell therapeutics business unit revenues in the then-current calendar year and LONZA’s good faith projections therefor for at least the next two subsequent upcoming calendar years, and to update CLIENT regarding significant changes in the foregoing.

(d) Certain Terms Regarding Subsections (b) and (c). After the end of calendar year 2016, the restrictions set forth in clauses (b) and (c) above shall only apply with respect to Cell Therapy Products commercialized, or under development for, an indication with respect to which CLIENT (or its Affiliate or designee) has commenced clinical trials and is actively developing or commercializing one or more Products.

(e) Terms Regarding STRO-1 MPC Products.

(i) STRO-1 MPC Products. During the Term of this Agreement, subject to Section 8.3(e)(iv) below, LONZA shall not, and shall ensure that its Affiliates do not, manufacture or supply STRO-1 MPC Products, if any, that are listed on the STRO-1 MPC Product List as described below, or any other product that LONZA has Knowledge is a STRO-1 MPC Product, for commercialization by or for a Third Party anywhere in the world (other than to CLIENT, or to its Affiliates or authorized designees, as Products under this Agreement); provided, however, that:

(A) LONZA shall not be required to perform any analysis or other review to determine whether a particular product is STRO-1 MPC Product; and

(B) the restrictions in this Section 8.3(e) shall not prevent LONZA or its Affiliates from continuing the manufacture and supply to a Third Party of any product that LONZA or its Affiliate is currently manufacturing or supplying to such Third Party as of the Effective Date. For clarification, the exception described in this clause (B) includes line extensions, modifications and changes to products where such product is a STRO-1 MPC Product as of the Effective Date, but does not extend to a modification or change after the Effective Date that causes a product to become a STRO-1 MPC Product if such product is not a STRO-1 MPC Product as of the Effective Date; and

(C) if a product is not added to the STRO-1 MPC Product List and LONZA does not have Knowledge that such product is a STRO-1 MPC Product, in each case by the date LONZA enters into an agreement with a Third Party to manufacture such product for commercialization by or for such Third Party anywhere in the world, provided that such agreement is entered no earlier than the conclusion of Phase II clinical trials (the “Agreement Date”), then such product may not be added to the STRO-1 MPC Product List and the restrictions in this Section 8.3(e) shall not prevent LONZA or its Affiliates from the manufacture or supply to a Third Party of such product anywhere in the world. For clarification, the exception described in this clause (C) includes line extensions, modifications and changes to products where such product is a STRO-1 MPC Product as of the the Agreement Date, but does not extend to a modification or change after the Agreement Date that causes a product to become a STRO-1 MPC Product if such product is not a STRO-1 MPC Product as of the Agreement Date.

To clarify the intent of the Parties, the foregoing restrictions on manufacture or supply of products “for commercialization” do not prohibit LONZA’s providing or supplying materials for activities conducted prior to Regulatory Approval of the applicable product that may also be used after Regulatory Approval (for example, cell banks), but do prohibit supply of applicable products by LONZA and its Affiliates after Regulatory Approval, even if manufactured or ordered before formal Regulatory Approval.

(ii) Certain Terms. For purposes of this Section 8.3(e): (A) “STRO-1 MPC Product” means a product containing a population of allogeneic STRO-1 MPCs, including without limitation such a product in a final packaged form and labeled for use in clinical trials or for commercial sale to end users; (B) “STRO-1 MPC” means any mesenchymal precursor cell selected for, or a population of cells that has been enriched for, STRO-1; and (C) “Knowledge” means that LONZA believes or understands that the applicable product is a STRO-1 MPC Product; provided, however, that notice from CLIENT or its Affiliate that a given product of a Third Party is a STRO-1 MPC Product shall not by itself constitute “Knowledge” by LONZA, but any such notice shall be deemed as a proposal by CLIENT to have such Third Party product added to the STRO-1 MPC Product List, in which case the provisions in Section 8.3(e)(iii) shall apply.

(iii) STRO-1 MPC Product List. The Parties, coordinating through the JSC, shall maintain and update a list of products that are STRO-1 MPC Products (the “STRO-1 MPC Product List”) and shall regularly discuss products that may be STRO-1 MPC Products for inclusion on such list. Either Party may propose, at a JSC meeting or by written notice, that a product, which the proposing Party believes is a STRO-1 MPC Product, be added to the STRO-1 MPC Product List. If the Parties agree (or both Parties’ representatives on the JSC agree) that such proposed product is a STRO-1 MPC Product, then such product shall then be added to the STRO-1 MPC Product List. If one Party proposes that a product be added to the STRO-1 MPC Product List, and the other Party does not agree, then on request of either Party such matter shall be referred to a mutually acceptable independent third party expert, having applicable background and qualifications, for a determination of whether or not such proposed product is a STRO-1 MPC Product, and if such expert determines that the proposed product is a STRO-1 MPC Product, then such product shall then be added to the STRO-1 MPC Product List, otherwise such product shall not be added to the STRO-1 MPC Product List, unless such product is later agreed or determined to be a STRO-1 MPC Product in accordance with the terms of this provision, in which case, at that time, it may be added to the STRO-1 MPC Product List. The costs of the independent third party expert shall be borne by the Party whose assessment of whether the proposed product is a STRO-1 MPC Product is incorrect. At the first JSC meeting, the JSC shall discuss products for inclusion on the STRO-1 MPC Product List, and shall prepare at such meeting an initial STRO-1 MPC Product List that contains all products that have been mutually agreed by the Parties to be STRO-1 MPC Products.

(iv) STRO-1 MPC Thresholds; Discontinuation. Beginning with the earlier of the second year after First Commercial Launch or January 1, 2020 and with respect to each year thereafter, measured from one anniversary of such date to the next, if CLIENT and its Affiliates and designees do not, in aggregate, order Products for delivery in such yearly period having Net Sales equaling or exceeding the STRO-1 MPC Thresholds set forth below, then during the three (3) month period after such yearly period LONZA, in its sole discretion, may, upon written notice to CLIENT given during such three (3) month period, elect to discontinue the restrictions on LONZA and its Affiliates under this Section 8.3(e) with respect to STRO-1 MPC Products, effective as of the date of such notice, in which event (A) the provisions of this Section 8.3(e) shall thereafter no longer apply, and (B) the percentage set forth in Section 4.4.2 with respect to the Continuing Purchase Requirements shall thereafter be reduced from [***] to [***]. CLIENT (or its Affiliate or designee) may, at any time during a given yearly period, elect to pre-pay for purchases of any portion of Products to be delivered in the following yearly period in order to meet the current year’s STRO-1 MPC Threshold (in which event, such prepayment shall apply in the yearly period when paid for purposes of determining whether the STRO-1 MPC Threshold has been met, and not with respect to the subsequent year period, for purposes of determining whether the STRO-1 MPC Threshold has been met in such subsequent year). In the event that CLIENT, together with its Affiliates and designees, have ordered in accordance with the Forecasts amounts of Product for delivery in a given year that would meet the STRO-1 MPC Product Threshold, but LONZA and its Affiliates fail to deliver Products so ordered (except to the extent such failure is attributable to cancellations or requests for delays by CLIENT or its Affiliate or designee, or written changes or instructions by CLIENT), then CLIENT shall be deemed to have satisfied the STRO-1 MPC Product Threshold for the applicable year. The STRO-1 MPC Thresholds are as follows:

STRO-1 MPC Product Threshold	Yearly Period
[***]	The earlier of second year after First Commercial Launch (i.e., from the first anniversary of First Commercial Launch to the second anniversary) or from January 1, 2020 through December 31, 2020
[***]	The earlier of third year after First Commercial Launch or calendar year 2021
[***]	The earlier of fourth year after First Commercial Launch or calendar year 2022
[***]	The earlier of fifth year after First Commercial Launch or calendar year 2023
[***]	The earlier of sixth year after First Commercial Launch or calendar year 2024
[***]	The earlier of seventh year after First Commercial Launch or calendar year 2025, and each yearly period thereafter

(f) Notwithstanding anything to the contrary set forth herein, immediately upon notice of termination pursuant to Section 8.1.2, 16.2, 16.3, 16.4 or 16.5, LONZA and its Affiliates may build up its inventory of any of the products set forth in Sections 8.3(a), (b), (c) and (e); provided, however, LONZA or its Affiliates may not sell any such products until the Agreement terminates, unless otherwise permitted under the terms of this Agreement.

(g) For purposes of Sections 8.3(b), 8.3(c) and 8.3(e), supply “for commercialization” shall mean sales or supply by LONZA or its Affiliate of the applicable product after Regulatory Approval of such product.

9.	FACILITIES

9.1 Reasonable Efforts to Utilize Tax-Advantaged Jurisdictions. The Parties agree to work together and reasonably cooperate to utilize available tax breaks and have Product supplied by LONZA and its Affiliates to CLIENT and its designees from tax-advantaged jurisdictions where LONZA, at the time, has existing Facilities (including using reasonable efforts to take tax considerations into account in connection with additional capacity and/or the Purpose-Built Facility described in Section 9.4 below), and LONZA and its Affiliates shall use all reasonable efforts to produce and supply Products to CLIENT and its Affiliates and designees from the jurisdiction requested by CLIENT.

9.2 Process Development. LONZA shall initially conduct the activities to be performed pursuant to Article 3 above at LONZA’s Walkersville Facility, and with respect to such activities begun under the Prior MSA LONZA agrees to continue and assume the performance of such activities in accordance with the terms and conditions of this Agreement. The Parties acknowledge that LONZA or its Affiliate intends to complete the build-out and validation of a first allogeneic cell-manufacturing suite within the Singapore Facility having capabilities to manufacture Products (such suite, the “First Singapore Suite”) and, upon CLIENT’s request, agrees to use reasonable efforts in consultation with CLIENT to transfer the conduct of activities in the process development program, to the extent they can reasonably be conducted in the Singapore Facility, as expeditiously as practicable under the circumstances; provided, however, CLIENT acknowledges that the Singapore Facility does not, and is not anticipated to, include any process development facility. For the avoidance of doubt, process development activities shall not be transferred to the Singapore Facility unless and until requested by CLIENT, in its discretion, and agreed to in writing by LONZA.

9.3 Manufacture of Product; Facilities. LONZA shall initially manufacture the Products pursuant to Article 4 above at LONZA’s Facility in Walkersville, Maryland, and agrees to use reasonable efforts in consultation with CLIENT (i) to expeditiously complete the First Singapore Suite and make it Validated and Ready, and (ii) thereafter, to transfer the manufacturing of Products under this Agreement to the Singapore Facility as expeditiously as practicable under the circumstances (using reasonable efforts to minimize disruptions in the supply of Products to CLIENT and its Affiliates and designees). For so long as CLIENT retains exclusivity in Singapore as described in Section 8.2, (a) the First Singapore Suite (and, if built, the Second Singapore Suite) shall be reserved for use in the production of Products on behalf of CLIENT or its Affiliate or designee, and (b) upon written request by CLIENT, LONZA or its Affiliate shall complete the build-out and validation of a second allogeneic cell-manufacturing suite within the Singapore Facility having capabilities to manufacture Products (the “Second Singapore Suite”) for use in the manufacture and supply of the Products under this Agreement and conduct of related Processes. If CLIENT requests LONZA or its Affiliate to complete the Second Singapore Suite, then for so long as the exclusivity provisions with respect to Singapore set forth in Section 8.2 are in effect and for one (1) year thereafter, CLIENT shall purchase (including purchases by CLIENT’s Affiliates and designees) from LONZA or its Affiliates, in each applicable year after the Second Singapore Suite begins production (following validation, regulatory approval and receipt of all applicable permits and licenses for the production of Products for clinical or commercial supply), the following percentages of the capacity of the Second Singapore Suite for each of the years indicated in the table below:

Percentage of Second Singapore Suite Capacity	Time Period
[***]	In the first year after the Second Singapore Suite begins production (following regulatory approval of the Second Singapore Suite for the manufacture of clinical or commercial supply, and receipt of all applicable permits and licenses)
[***]	In the second year
[***]	In the third through seventh years

9.4 Purpose-Built Facility.

9.4.1 Pre-Build Activities. Upon written notice from CLIENT (a “Pre-Build Notice”), LONZA and CLIENT shall undertake planning and other activities in accordance with Exhibit 9.4.1 (“Pre-Build Activities”) in preparation for the construction and establishment of a potential purpose-built facility for the manufacture of Products (the “Purpose-Built Facility”).

9.4.2 Construction of Purpose-Built Facility; Related Terms. Upon written request of CLIENT (a “Build Notice”) and subject to the terms of Exhibit 9.4.2, including the escrow and deposit requirements set forth therein, LONZA agrees to build, at its own expense, a Purpose-Built Facility for the manufacture and supply of Products to CLIENT and its Affiliates and designees. The Parties anticipate that it would take between two and three years from the date of the Build Notice for such a Purpose-Built Facility to be completed and ready to supply conforming Products to CLIENT. The Purpose-Built Facility shall be constructed on the Final Site and in accordance with the Construction Planning Parameters and Design Development Documents approved by the JPBC in the conduct of the Pre-Build Activities under the terms of Exhibit 9.4.1, except to the extent otherwise approved by CLIENT in advance, in writing. In the event that CLIENT provides a Build Notice, the provisions of Sections B and C of Exhibit 9.4.2 shall apply, and in the event that the Purpose-Built Facility is completed, validated, has received all necessary regulatory approvals, and obtained all necessary permits and licenses, for the Production of Products for clinical and commercial supply, and is otherwise fully ready to supply confirming Products to CLIENT, the terms of Section A of Exhibit 9.4.2 shall apply. Each Party shall have the right to announce the commencement of construction of the Purpose-Built Facility. CLIENT shall have no obligation to provide a Build Notice hereunder, and as between the Parties, CLIENT may decide in its sole discretion whether to provide a Build Notice to LONZA.

9.4.3 Option to Purchase Purpose-Built Facility. In the event that the Purpose-Built Facility is built, CLIENT shall have an option to purchase the Purpose-Built Facility from LONZA or its Affiliate, as applicable, on the terms set forth in Exhibit 9.4.3. Each Party shall have the right to announce CLIENT’s exercise of such option and CLIENT’s (or its Affiliate’s or designee’s) purchase of the Purpose-Built Facility.

9.5 Communication Regarding Other Facilities; Costs if Used. LONZA agrees to keep CLIENT reasonably informed, and to update CLIENT from time to time, regarding facilities that LONZA and its Affiliates have available (including new facilities and expansions to existing facilities), anywhere in the world, that are of the type that are used or available for use, or that LONZA is planning to adapt for use, in the production of allogeneic cell products such as Products (“LONZA Allogeneic Facilities”). Without limiting the provisions of this Agreement regarding pricing of Products, if LONZA or its Affiliate manufactures Products or conducts Processes for CLIENT or CLIENT’s designee in a LONZA Allogeneic Facility in which LONZA or its Affiliate also manufactures products or conducts manufacturing processes for a Third Party, CLIENT will be offered Most Favored Rates with respect to facility costs associated with such LONZA Allogeneic Facility (suite time, labor and the like).

10.	REGULATORY MATTERS

10.1 Permits and Approvals. During the Production Term for a Product, LONZA shall obtain and maintain all material licenses, permits and approvals necessary for the manufacture and supply of such Product in the applicable Facility(ies), and otherwise to perform its obligations under this Agreement, and in the event of any failure to maintain such licenses, permits and approvals, shall use its Best Efforts to remedy such failure as expeditiously as possible. LONZA will promptly notify CLIENT if LONZA receives notice that any such license, permit, or approval is or may be revoked or suspended.

10.2 Inspections/Quality Audit by CLIENT. During the Term of this Agreement, upon not less than 30 days’ prior written notice, up to one (1) time per calendar year per Facility where Products are manufactured and in each instance for no more than four (4) business days, LONZA will permit CLIENT or its authorized representatives to inspect and audit (a) the parts of the Facility where the manufacture or supply of a Product is carried out and/or (b) any of LONZA’s manufacturing and quality control records and all other documentation relating to the manufacturing and processing activities performed hereunder (including any internal quality control audits or reviews conducted by LONZA) in order to assess LONZA’s compliance with this Agreement (including the applicable Statement of Work and Quality Agreement) and Applicable Laws, and to discuss any related issues with LONZA’s management personnel. In addition, CLIENT may conduct such an inspection and audit, for cause, at any time upon 30 days’ prior written notice (provided, however, that with respect to a “for cause” inspection and audit, LONZA shall use reasonable efforts to accommodate a shorter notice period if circumstances necessitate action on a more expeditious time frame). CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Section 4.15 and Article 12.

10.3 Inspections by Regulatory Agencies. LONZA shall allow representatives of any Regulatory Authority to inspect the relevant parts of the Facility where the manufacture or supply of a Product is carried out and to inspect the Master Production Record and Batch Records to verify compliance with Applicable Laws and other practices or regulations and shall cooperate with such Regulatory Authority with respect to such inspections and any related matters. LONZA shall promptly notify CLIENT of the scheduling of any such inspection relating to the manufacture and supply of Product and shall keep CLIENT informed about the results and conclusions of each such regulatory inspection relating to a Product, including actions taken by LONZA to remedy conditions cited in such inspections. In addition, LONZA shall allow CLIENT or its representative to assist in the preparation for and be present at such inspections relating to a Product. LONZA will promptly send to CLIENT a copy of any reports, citations, warning letters, or other correspondence received by LONZA from any Regulatory Authority, including, but not limited to, FDA Form 483, Notices of Observation, and all related correspondence, to the extent such documents relate to the Product, its manufacture or general manufacturing concerns applicable to Products (including facility compliance or the like). Prior to responding to any reports, requests, directive or other communications issued by any Regulatory Authority relating to a Product or its manufacture, to the extent practicable, LONZA shall provide CLIENT a copy of its proposed response for CLIENT’s review and comments and LONZA shall take under careful consideration and use good faith efforts to implement any comments or recommendations provided by CLIENT with respect thereto prior to submitting such response to the applicable Regulatory Authority.

10.4 Support for Regulatory Approvals. As requested by CLIENT from time to time and at CLIENT’s expense, LONZA shall reasonably cooperate with and provide assistance to CLIENT or its designee in connection with the preparation, submission and maintenance of regulatory applications and other filings to the FDA and other applicable Regulatory Authorities to obtain Regulatory Approvals for Products. Accordingly, LONZA shall promptly provide CLIENT as requested, at CLIENT’s expense, with all available information in LONZA’s control necessary or useful for CLIENT to apply for, obtain, and maintain Regulatory Approvals in any country for the Products, including information relating to the Facilities, or the equipment, Processes, methodology and materials used in the manufacture and processing of such Product. Without limiting the foregoing, LONZA agrees to promptly inform CLIENT when any such information is no longer current and reflective of current manufacturing practices, procedures or the Specifications and to provide updated information to CLIENT. Further, LONZA agrees, at CLIENT’s request and expense, to execute, acknowledge and deliver such further instruments, and take such other actions, all as promptly as possible, which may be necessary or appropriate to assist in the filing for, preparation, submission and maintenance of such Regulatory Approvals for Products. For the avoidance of doubt, CLIENT may include Confidential Information of LONZA related to the manufacture of Products in CLIENT’s regulatory filings with Regulatory Authorities as reasonably necessary to facilitate the manufacture, development and/or commercialization of Products.

10.5 Recalls. Any recalls of Products shall be the sole responsibility of CLIENT, provided, however, that if LONZA reasonably believes a recall may be necessary with respect to any Product supplied under this Agreement, LONZA shall immediately notify CLIENT thereof in writing. Upon request from CLIENT, LONZA shall assist CLIENT, at CLIENT’s expense, in any recall of Products, including by providing such documentation or information that LONZA owns or controls as CLIENT may request. Notwithstanding the foregoing, if a recall of any Product arises out of or results from: (i) the negligence, willful misconduct or intentional wrongful omission of LONZA or (ii) any material breach by LONZA of this Agreement (including a breach of any of its representations or warranties), LONZA shall bear all the costs and expenses of such recall. For avoidance of doubt, CLIENT shall bear all costs and expenses of recalls of Products, except to the extent otherwise provided in the foregoing sentence.

11.	FINANCIAL TERMS

11.1 Payments. CLIENT will make payments to LONZA in the amounts set forth in an undisputed invoice within thirty (30) days of receipt of such an invoice from LONZA pursuant to Section 11.2 below. In the event that CLIENT has not paid an undisputed invoice within thirty (30) days of receipt, CLIENT’s failure shall be considered a material breach under Section 16.2, subject to the cure provisions set forth therein. Further, in addition to all other remedies available to LONZA, in the event that CLIENT has not paid an undisputed invoice within sixty (60) days of receipt of such invoice, LONZA may elect upon written notice to CLIENT to suspend the provision of all or a portion of the services under this Agreement until CLIENT pays such undisputed invoice, provided that CLIENT shall remain liable for all fees owed pursuant to the Statement of Work during any such suspension.

11.2 Invoices. Within thirty (30) days of the end of each month, LONZA, or its designee, will provide CLIENT with an invoice setting forth a detailed account of any such fees, expenses, or other payments payable by CLIENT under this Agreement for the preceding month. All pricing excludes taxes and costs relating to shipping, validation and regulatory filings. The price of a Product manufactured outside of the United States shall be invoiced to CLIENT in either the local currency of the location of the Facility in which such Product is manufactured or such other currency as may be mutually agreed, in writing and in advance, by the Parties.

11.3 Taxes. CLIENT agrees that it is responsible for and will pay any sales tax, use tax, levies, imposts, duties, fees, and other taxes, including VAT (the “Sales Taxes”) due on LONZA’s import of Materials and the manufacture, sale and delivery of Products to CLIENT under this Agreement, and LONZA shall remain responsible for all other taxes on LONZA’s business (including without limitation income tax or personal property taxes payable by LONZA). To the extent invoiced by LONZA but not paid by CLIENT, CLIENT will indemnify and hold harmless the LONZA parties from and against any and all penalties, fees, expenses and costs whatsoever attributable to failure by CLIENT to pay the Sales Taxes. The Parties shall reasonably cooperate and take any reasonable steps necessary to reduce or eliminate applicable Sales Taxes. LONZA will not collect any Sales Taxes from CLIENT in connection with the supply of any Product hereunder if CLIENT provides to LONZA appropriate valid exemption certificates or other appropriate evidence that such Sales Taxes are not due.

11.4 Interest. Any fee, charge or other payment due to LONZA by CLIENT under this Agreement that is not paid within thirty (30) days after receipt of such invoice therefor will accrue interest on a daily basis at a rate of 1.5% per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

11.5 Method of Payment. All payments to LONZA hereunder by CLIENT will be in either the local currency of the location of the Facility in which such Product is manufactured or such other currency as may be mutually agreed, in writing and in advance, by the Parties and will be by check, wire transfer, money order, or other method of payment approved by LONZA. Bank information for wire transfers is as follows, unless otherwise changed in writing by LONZA:

Mailing address for wire transfer payments:

For Payments where local currency of the location of the Facility is USD

(Walkersville Facility):

[***]

For Payments where local currency of the location of the Facility is SGD

(Singapore Facility):

[***]

11.6 After the first anniversary of the Effective Date, LONZA may annually adjust the various costs and rates set forth in the Statement of Work to reflect changes in LONZA’s or its

Affiliate’s actual costs in connection with the production of Product under this Agreement; provided, however, that any increases in costs of materials and testing shall not exceed the actual increase in such costs and any increases for facility costs or labor rates shall not exceed any percentage increase in the Producers Price Index, or other comparable index based on the location of the Facility in which the Product is manufactured, for the most recently published percentage change for the 12-month period preceding the applicable contract anniversary date. LONZA agrees to provide CLIENT with written notice of any such cost adjustment. In addition to the foregoing, the price may be changed by LONZA, upon reasonable prior written notice to CLIENT (not less than [***] in advance) providing reasonable detail in support thereof, to reflect any material change in an environmental or regulatory standard that substantially increases or decreases LONZA’s cost and ability to manufacture Product. If requested by CLIENT, LONZA agrees to reasonably discuss any such increase with CLIENT, including the basis for such adjustment and the manner in which the amount of such increase was determined.

11.7 Financial Records and Audit Rights.

11.7.1 Books and Records. LONZA shall keep complete, true and accurate books of account and detailed records with respect to all services performed under this Agreement. All such books and records shall be maintained for a period of five (5) years following the relevant calendar year to which such records pertain.

11.7.2 Audit Rights. During the Term of this Agreement and the record-keeping period set forth above, CLIENT shall have the right to inspect and audit LONZA’s books and records, at the location(s) where the books and records are maintained by LONZA. Such inspection and audits shall be performed on behalf of CLIENT by an independent Third Party auditor selected by CLIENT and reasonably acceptable to LONZA. Such audits shall be conducted during the normal business hours of LONZA upon at least thirty (30) days advance notice to LONZA and shall be made no more than once each four consecutive calendar quarters. The auditor selected by CLIENT shall be required to execute a reasonable confidentiality agreement, no less stringent in scope than the confidentiality obligations set forth herein, and for a reasonable and customary time period (which in no event shall be less than five (5) years from the disclosure of the Confidential Information to such auditor), prior to commencing any such audit and shall only disclose to CLIENT, with a copy to LONZA, (a) whether or not the relevant payments were accurate, or the reasons why the accuracy of the relevant payments could not be determined, and any recommended actions needed to ensure the accuracy of relevant future payments, and (b) if the payments were not accurate, the amount of any under- or over-payment, as well as detail concerning the nature, scope and circumstances of the discrepancy so that such discrepancy can be equitably resolved. CLIENT shall bear the costs and expenses of audits conducted under this Section 11.7.2, unless a variation or error producing an overpayment exceeding five percent (5%) of the total amount paid by CLIENT for the period covered by the audit, in which case LONZA shall bear the costs and expenses associated with such audit.

11.8 Security Deposit. In the event that a given Statement of Work provides for a mutually agreed security deposit (a “Security Deposit”), such Security Deposit, as defined in the Statement of Work, will be returned to CLIENT within thirty (30) days after LONZA receives payment for all fees, charges, and other amounts due in connection with charges incurred prior to the completion or termination of the applicable Statement of Work, or expiration or termination of this Agreement as applicable, including, but not limited to, charges for lost, destroyed, stolen or damaged property of LONZA to the extent attributable to the negligence, willful misconduct or intentional wrongful omission of CLIENT or its employees (all such fees, charges, or other payments for which CLIENT is responsible being called “Obligations”). If any Obligations remain outstanding after the completion or termination of the applicable Statement of Work (or the date of expiration or termination of this Agreement, if applicable), then LONZA shall be entitled to apply the Security Deposit against the payment of such Obligations. The amount of the Security Deposit remaining, if any, after such application will be returned to CLIENT. CLIENT shall remain liable to LONZA for any deficiencies remaining after the application of the Security Deposit against the Obligations.

12.	CONFIDENTIAL INFORMATION

12.1 Definition. “Confidential Information” means all information (including without limitation, technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business) that has been disclosed by or on behalf of one Party or its Affiliates to the other Party or its Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. The Parties acknowledge that the Confidential Information of a Party may include information originally disclosed by a Third Party to such Party. Without limiting the foregoing, all the CLIENT Documentation (including without limitation, the Master Product Records and Draft Plan) and other records and reports generated from LONZA’s performance of the services hereunder will be deemed “Confidential Information” of CLIENT and will be subject to the terms and conditions set forth in this Article 12; provided, however that proprietary information of LONZA or its Affiliates that is incorporated in such CLIENT Documentation and other records and reports generated from LONZA’s performance of the services hereunder and that does not relate specifically and primarily to Products, shall remain LONZA’s Confidential Information.

12.2 Exclusions. Notwithstanding the foregoing Section 12.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that the receiving Party can demonstrate such information:

(a) at the time of disclosure is in the public domain;

(b) becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c) at the time of disclosure is already in the rightful possession of the Party who received such information, as established by contemporaneous written records;

(d) is lawfully provided to a Party, without restriction as to confidentiality or use, from a Third Party lawfully entitled to disclose such Confidential Information; or

(e) is independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

12.3 Disclosure and Use Restriction. The Parties agree that for the Term of the Agreement and the ten (10)-year period following any termination or expiration of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 12.4 or as otherwise permitted under this Agreement. Neither Party will use Confidential Information of the other Party except as reasonably necessary to perform its obligations or to exercise its rights under this Agreement.

12.4 Permitted Disclosures. Each receiving Party agrees to take at least those measures that it employs to protect its own confidential information of a similar nature (in no event less than reasonable care) to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the disclosing Party, including without limitation, (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its Affiliates in Agreed Countries and each of its and their respective officers, directors, employees, agents, consultants, advisors, and independent contractors, actual or potential acquirers, distributors having exclusive rights to distribute and market Products in one or more countries (or to other distributors, provided such disclosure is pursuant to a three-way confidentiality agreement with CLIENT and LONZA) and licensees, and others having a need to know such Confidential Information for purposes of this Agreement (“Permitted Recipients”); provided that such persons or entities are informed of the terms of this Agreement and are subject to written obligations of confidentiality, non-disclosure and non-use (which written obligations shall include confidentiality agreements executed by employees as part of such employees’ employment with the receiving Party) no less restrictive in scope than those set forth herein and for a reasonable time period, which period shall with respect to any technical information regarding manufacture be (a) at least five (5) years from the disclosure of the Confidential Information to such persons or entities in the case of actual or potential acquirers, distributors having exclusive rights to distribute and market Products in one or more countries and licensees, and (b) at least ten (10) years from the disclosure of the Confidential Information to such persons or entities in other cases; and provided further that the receiving Party shall be fully liable for any and all breaches by its Permitted Recipients. Each Party shall have the right to disclose the Confidential Information of the other Party in its regulatory filings and other communications with Regulatory Authorities in connection with the manufacture, development and/or commercialization of Products, and otherwise (subject to Section 12.5 below, if applicable) to the extent reasonably necessary to comply with Applicable Law, including securities laws, regulations or guidance, or with applicable rules of a public stock exchange.

12.5 Compelled Disclosure. If a duly constituted government authority, court or regulatory agency orders that a receiving Party hereto disclose any Confidential Information of the other Party, such Party shall have rights to comply with such order, provided that (i) the receiving Party subject to such disclosure requirement shall notify the other Party as soon as reasonably practicable under the circumstances, (ii) the receiving Party shall assist the other Party to apply to a court of record for relief from the order or other appropriate remedies; (iii) if the disclosing Party fails to obtain any protective order or other remedy, the receiving Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed; and (iv) any Confidential Information so disclosed shall be treated as confidential for all purposes other than such legally compelled disclosure.

12.6 Confidential Terms; Press Release. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to its Permitted Recipients on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent in scope to those in this Agreement and for a reasonable and customary time period of at least five (5) years from the disclosure of the Confidential Information, or to governmental or quasi-governmental authorities in connection with discussions or submissions regarding potential or actual manufacturing of Products in a jurisdiction applicable to such governmental or quasi-governmental authority, provided that the disclosing Party shall, to the extent practicable, use Best Efforts to make such disclosures under appropriate confidentiality provisions substantially equivalent in scope to those in this Agreement and for a reasonable and customary time period of at least five (5) years from the disclosure of the Confidential Information; or (b) to the extent necessary to comply with Applicable Laws and court orders, including securities laws, regulations or guidance, or with applicable rules of a public stock exchange; provided that in the case of the foregoing clause (b), the disclosing Party shall promptly notify the other Party and to the extent practicable under the circumstances allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed. Notwithstanding the foregoing, each Party shall in all events have the right to make such disclosure of the terms of this Agreement as such Party reasonably believes is necessary to comply with securities laws, regulations or guidance or with applicable rules of a public stock exchange. Notwithstanding the foregoing, the Parties shall agree upon a mutual press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about such event; and thereafter, each Party may each disclose to Third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other Party.

12.7 Prior Agreements. This Agreement supersedes the Non Disclosure Agreement between the Parties dated January 24, 2005 (the “Prior CDA”), and all confidential or proprietary information exchanged between the Parties under the Prior CDA, together with all confidential or proprietary information exchanged or developed under the Prior MSA (which is superseded and terminated as set forth in Section 19.4 below), shall be deemed Confidential Information of the applicable Party for purposes of this Agreement and shall be subject to the terms of this Article 12.

12.8 Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

13.	INTELLECTUAL PROPERTY

13.1 Ownership.

13.1.1 Background IP. Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party.

13.1.2 IP Developed under This Agreement. With respect to any and all Intellectual Property that LONZA, its Affiliates, contractors or agents develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others in the course of LONZA’s performance of the activities under this Agreement (collectively, “New IP”), the following shall apply:

(a) Generally Applicable Intellectual Property. As between the Parties, New IP that is generally applicable to LONZA’s business of developing, producing and manufacturing biological materials, meaning general processes, materials or technologies, including, but not limited to, for: (i) collection, (ii) formulation, (iii) quality assurance or quality control, (iv) packaging, (v) storage, (vi) characterization or (vii) developing, manufacturing, or distributing Cell Therapy Products (“LONZA New IP”) shall be owned by LONZA, and CLIENT agrees to assign and hereby assigns to LONZA all of CLIENT’s right, title and interest in and to LONZA New IP. For the avoidance of doubt, LONZA New IP shall also include modifications and improvements to, and direct derivatives of, LONZA’s Background Intellectual Property that are not specific to Products or to Processes for manufacturing Products. [***]

(b) Other New IP. As between the Parties, all New IP other than LONZA New IP (“CLIENT New IP”) shall be owned by CLIENT, and LONZA agrees to assign and hereby assigns to CLIENT, and undertakes to have its Affiliates assign to CLIENT, all of LONZA’s and its Affiliates’ right, title and interest in and to CLIENT New IP.

(c) Disclosure and Documentation. LONZA agrees to promptly disclose to CLIENT in writing all New IP. Each Party shall execute, and shall cause its personnel as well as its Affiliates and its Affiliates’ personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm or perfect the other Party’s ownership of the New IP that is owned by such other Party pursuant to Section 13.1.2(a) or 13.1.2(b), as the case may be, and any documents required for such other Party to apply for, maintain and enforce any patent or other right in such New IP.

13.2 License Grants.

13.2.1 License for LONZA to Perform. During the Term of this Agreement, CLIENT hereby grants to LONZA a fully paid, non-exclusive license under any and all CLIENT Intellectual Property that is necessary for LONZA to perform its obligations under this

Agreement for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement, including, without limitation, the development of the Process and the manufacture of Product for CLIENT. The license set forth in this Section 13.2.1 does not include any right or license to perform services using CLIENT Intellectual Property on behalf of any Third Party, and no license is granted from CLIENT to use CLIENT Intellectual Property to manufacture any product the composition, manufacture or use of which is covered by the CLIENT Intellectual Property for any Third Party (or to sell or otherwise provide any such product to any Third Party), and LONZA agrees that it and its Affiliates shall not do so without the express prior written consent of CLIENT.

13.2.2 LONZA Licenses to CLIENT.

(a) LONZA New IP. Subject to the terms and conditions set forth herein (including such payments as may be required under this Agreement), LONZA hereby grants to CLIENT a non-exclusive, worldwide, irrevocable license (with the right to grant and authorize sublicenses, subject to the restrictions on transfer set forth in Section 4.7.3(c) if applicable) under the LONZA New IP to manufacture Products or MPC Products developed or commercialized by or under authority of CLIENT or its Affiliate and to develop, use, sell, offer for sale and otherwise exploit such Products or MPC Products. For the removal of doubt, the non-exclusive component of the license granted in this Section 13.2.2(a) shall not supercede the non-compete provisions set forth in Section 8.3 to the extent applicable. With respect to Products or MPC Products that are manufactured by a Third Party (including Third Party licensees or collaborators of CLIENT), such license shall be subject to the applicable CMO License Royalty, if any, pursuant to Section 4.7.3(c), and otherwise (including with respect to Products or MPC Products manufactured by CLIENT or its Affiliate) such license shall be royalty-free and fully paid.

(b) LONZA Background IP and Third Party IP. With respect to any Background Intellectual Property and Confidential Information of LONZA (or its Affiliates), or any Intellectual Property of a Third Party that is licensed to LONZA (or its Affiliate) and is sublicensable to CLIENT, in each case that is incorporated into or is otherwise necessary to manufacture, use or exploit any Product or MPC Product or the Process (collectively, “Incorporated Technologies”), subject to the terms and conditions set forth herein, LONZA hereby grants to CLIENT a non-exclusive, worldwide, irrevocable license (with the right to grant and authorize sublicenses, subject to the restrictions on transfer set forth in Section 4.7.3(c) if applicable) under the Incorporated Technologies to manufacture Products or MPC Products developed or commercialized by or under authority of CLIENT or its Affiliate and to develop, use, sell, offer for sale and otherwise exploit such Products or MPC Products. For the removal of doubt, the non-exclusive component of the license granted in this Section 13.2.2(b) shall not supercede the non-compete provisions set forth in Section 8.3 to the extent applicable. With respect to Products or MPC Products that are manufactured by a Third Party (including Third Party licensees or collaborators of CLIENT), such license shall be subject to the applicable CMO License Royalty, if any, pursuant to Section 4.7.3(c), below, and otherwise (including with respect to Products or MPC Products manufactured by CLIENT or its Affiliate) such license shall be royalty-free and fully paid.

(c) Process for Incorporation of Incorporated Technologies. LONZA agrees not to incorporate or use in the Products or the Process any Intellectual Property that is covered in whole or in part by (A) LONZA’s Background Intellectual Property, or (B) Intellectual Property owned or controlled by a Third Party; in each case, without CLIENT’s prior express written consent.

(i) Disclosure; Decision to Incorporate. LONZA agrees to disclose to the JSC Background Intellectual Property of LONZA (or its Affiliates), and Intellectual Property of Third Parties that is licensed to LONZA (or its Affiliate), in each case that LONZA has the right to incorporate in any Product or Process that has a reasonable likelihood of improving production costs or other qualities of such Product or Process, promptly after LONZA becomes aware that such Intellectual Property may potentially be useful for Products or associated Process, which Intellectual Property will be incorporated into Products or associated Processes as determined by the JSC, and CLIENT shall have the final decision with respect to such matters if the JSC is unable to make a decision (and any such Intellectual Property that is incorporated into the Product or Process shall be “Incorporated Technology” as defined in Section 13.2.2(b), above). At the time the JSC determines to incorporate or use (but prior to any such incorporation or use) a proposed Incorporated Technology the purpose of which is not primarily intended for cost savings, the Parties shall negotiate and agree upon appropriate consideration, if any, that will be payable to LONZA as CMO License Payments in respect of such proposed Incorporated Technology in the event that CLIENT sublicenses such proposed Incorporated Technology to a Third Party to manufacture MPC Products. If the JSC or CLIENT decides not incorporate into the Product or Process any such Background Intellectual Property of LONZA (or its Affiliates) or Intellectual Property of Third Parties that is licensed to LONZA (or its Affiliate), and such Intellectual Property is not in fact incorporated into the Product or Process by LONZA, then CLIENT shall not be permitted to use or otherwise acquire such Intellectual Property without LONZA’s prior written consent.

(ii) Additional Terms Regarding Incorporated Technologies of a Third Party. If LONZA desires to use or otherwise incorporate any Intellectual Property of a Third Party in any Process or Product or otherwise in the performance of the activities under this Agreement, or otherwise has reason to believe such Third Party Intellectual Property is necessary, then LONZA shall notify CLIENT and describe such Third Party Intellectual Property and how such Third Party Intellectual Property would be used or otherwise incorporated in Products, the Process or performance of the activities hereunder, and if LONZA does not have a license to such Third Party Intellectual Property together with the right to grant CLIENT a sublicense thereunder on the terms described in the license above, the Parties will discuss and agree on the terms and conditions to negotiate for a license from or other appropriate agreement with such Third Party pursuant to which CLIENT will be able to obtain the license rights set forth above with respect to such Third Party Intellectual Property.

13.3 Prosecution of Patents.

13.3.1 LONZA will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LONZA New IP at LONZA’s expense. CLIENT will cooperate with LONZA to file, prosecute, maintain and enforce patent applications and patents claiming LONZA New IP.

13.3.2 CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming CLIENT New IP at CLIENT’s expense. LONZA will cooperate with CLIENT to file, prosecute, maintain and enforce patent applications and patents claiming CLIENT New IP.

13.4 Marking Requirements. LONZA will comply with the reasonable requirements of CLIENT with respect to the marking of articles sold or manufactured under the license herein that are trademarks of CLIENT. CLIENT will mark any products made using a process covered by a LONZA patent, subject to any license from LONZA to CLIENT granted herein, with the number of each such patent and with respect a such LONZA patent, will respond to any requests for disclosure under 35 U.S.C. Sec.287(b)(4)(B) by notifying LONZA of the request for disclosure. LONZA will keep CLIENT reasonably informed from time to time of patents that are the subject of such marking requirements, and will reasonably respond to informational requests from CLIENT regarding such matters.

14.	REPRESENTATIONS AND WARRANTIES

14.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and to grant to the other Party the rights granted to such other Party under this Agreement; (b) it has obtained all necessary corporate approvals to enter into and execute this Agreement; and (c) it is not presently a party to, nor will it enter into or assume during the Term of this Agreement, any contract or other obligation with a Third Party that would in any way limit the performance of its obligations under this Agreement.

14.2 By CLIENT. CLIENT hereby represents and warrants to LONZA that as of the Effective Date, to the best of its knowledge, it has the requisite Intellectual Property and legal rights to authorize (i) the use of CLIENT Materials in the performance of LONZA’s obligations under this Agreement and (ii) performance of LONZA’s obligations under this Agreement, including the performance of each Statement of Work to the extent such Intellectual Property and legal rights relate to the Products themselves or their use, or to Process or other Intellectual Property or materials provided by CLIENT; provided, however, that CLIENT makes no representation or warranty with respect to any LONZA Background IP, LONZA New IP, Third Party Intellectual Property or other Intellectual Property or materials provided or introduced by LONZA, or any aspects of the Process developed by LONZA. Such representation and warranty will not apply to any production equipment supplied by LONZA. CLIENT hereby represents and warrants to LONZA that each employee of CLIENT who will receive or have access to Confidential Information of LONZA or who will perform obligations under this Agreement will agree in writing to assign any and all right, title and interest in and to all Intellectual Property of LONZA and to protect the Confidential Information of LONZA in accordance with this Agreement, prior to the earlier of any disclosure of Confidential Information of LONZA to such employee or the commencement of any such performance by such employee.

14.3 By LONZA. LONZA hereby represents and warrants to CLIENT that, (i) to the best of its knowledge, it has the requisite Intellectual Property and legal rights in its equipment and Facilities, and in its Background Intellectual Property and any Third Party Intellectual Property or other Intellectual Property or materials provided or introduced by LONZA, or any aspects of the Process developed by LONZA, to be able to perform its obligations under this Agreement without giving rise to any potential cause of action by a Third Party against CLIENT for infringement of Intellectual Property; provided, however, that LONZA makes no representation or warranty with respect to any CLIENT Background IP, CLIENT New IP, Third Party Intellectual Property or other Intellectual Property or materials provided by CLIENT, or any aspects of the Process provided to LONZA by CLIENT; (ii) LONZA shall perform all the services hereunder in a workman-like manner in accordance with this Agreement (including the applicable Statement of Work and Quality Agreement) all Applicable Laws and relevant industry standards; (iii) all Products supplied under this Agreement will be free and clear of any security interest, lien, or other encumbrance; (iv) each employee and permitted subcontractor of LONZA who will receive or have access to Confidential Information of CLIENT or who will perform obligations under this Agreement will agree in writing to assign any and all right, title and interest in and to all Intellectual Property of CLIENT and to protect the Confidential Information of CLIENT in accordance with this Agreement, prior to the earlier of any disclosure of Confidential Information of CLIENT to such employee or permitted subcontractor or the commencement of any such performance by such employee or permitted subcontractor; (v) LONZA shall ensure the compliance of its Affiliates with, the terms and conditions of this Agreement; and (vi) neither LONZA nor any of its employees or permitted subcontractors performing or involved with its performance under this Agreement have been “debarred” by the FDA or a Regulatory Authority in any jurisdiction outside the U.S., nor have debarment proceedings against LONZA or any of its employees or permitted subcontractors been commenced. LONZA will promptly notify CLIENT in writing if any such proceedings have commenced or if LONZA or any of its employees or permitted subcontractors is debarred by the FDA or a Regulatory Authority in any jurisdiction outside the U.S.

15.	DISCLAIMER; LIMITATION OF LIABILITY

15.1 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

15.2 Disclaimer of Consequential Damages. EXCEPT FOR LIABILITIES ARISING FROM ANY BREACH OF SECTION 8.2, 8.3 OR 16.6.2, OR OF ARTICLE 12 OR ANY INDEMNIFICATION OBLIGATION UNDER ARTICLE 17, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE

LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT.

15.3 Limitation of Liability. EXCEPT FOR LIABILITIES ARISING FROM ANY BREACH OF SECTION 8.2, 8.3 OR 16.6.2, OR OF ARTICLE 12 OR ANY INDEMNIFICATION OBLIGATION UNDER ARTICLE 17, BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S LIABILITY TO THE OTHER PARTY, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE TOTAL CHARGES PAID BY CLIENT TO LONZA UNDER THE APPLICABLE STATEMENT OF WORK DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO EFFECT THE INTENT OF THE PARTIES TO THE MAXIMUM EXTENT ALLOWABLE UNDER APPLICABLE LAW.

16.	TERM AND TERMINATION

16.1 Term. Unless earlier terminated pursuant to this Article 16 below, the term of this Agreement will commence on the Effective Date and will continue until the later of (i) December 31, 2020 and (ii) three (3) years after First Commercial Launch (the “Initial Term”); provided, however, that CLIENT may request in writing, at its option, to extend the term of this Agreement for ten (10) years following expiration of the Initial Term (the “Extended Term”) by providing written notice thereof to LONZA prior to the first anniversary of First Commercial Launch. In the event that the Parties agree to extend this Agreement for the Extended Term, then CLIENT may request to extend this Agreement for successive three (3)-year periods following expiration of the Extended Term, which extensions shall be subject to LONZA’s written consent, which shall not be unreasonably withheld, upon written notice to LONZA no later than eighteen (18) months prior to expiration of the then-current Term. The Initial Term, together with the Extended Term and any further extension(s) of the term of this Agreement shall be collectively referred to herein as the “Term.”

16.2 Termination for Material Breach. In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice to the other Party referencing this Section 16.2 and specifying in reasonable detail the facts and circumstances constituting such material breach of this Agreement, unless such breach is cured within such thirty-day period; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to one hundred twenty (120) days, so long as the breaching Party is making diligent efforts to do so. Such termination shall be effective upon expiration of such cure period. Notwithstanding the foregoing, in the event that there is a good faith dispute regarding whether a payment is due to LONZA under this Agreement, CLIENT shall pay LONZA any undisputed portion of such payment and may, upon written notice to LONZA, pay fifty percent (50%) of the disputed portion into escrow pending resolution of such dispute pursuant to Section 19.13, and the cure period described above shall be tolled pending final resolution of such dispute; provided, however, that if LONZA is finally determined to be entitled to the disputed amounts, the escrowed amounts shall be paid to LONZA and CLIENT shall promptly pay the balance owed (and in any event within fifteen (15) days after such final resolution). The Party that is determined to be entitled to such escrowed amounts shall also be entitled to receive the interest earned on such amount while in escrow, and the costs of the escrow shall be borne by CLIENT if LONZA is determined to be entitled to the escrowed amounts, by LONZA if CLIENT is determined to be entitled to the escrowed amounts, and allocated pro rata between the Parties if LONZA is determined to be entitled to part, but not all, of the escrowed amounts.

16.3 Termination Without Cause; Payments. By written notice given any time after First Commercial Launch, (i) CLIENT may terminate this Agreement in its entirety, or upon a Product-by-Product basis, upon two (2) year’s prior written notice to LONZA referencing this Section 16.3, and (ii) LONZA may terminate this Agreement in its entirety, or upon a Product-by-Product basis, upon five (5) years’ written notice to CLIENT referencing this Section 16.3. Notwithstanding the foregoing, if CLIENT provides LONZA a Build Notice in accordance with Section 9.4.2 and neither Party has provided notice of termination pursuant to this Section 16.3 prior to such Build Notice, then neither Party may terminate this Agreement pursuant to this Section 16.3, in its entirety or with respect to Product(s) that are anticipated to be manufactured in the Purpose-Built Facility, with an effective date of termination prior to the date three years following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical supply, and receipt of all applicable permits and licenses, unless either (i) the Parties mutually agree to discontinue building of the Purpose-Built Facility or (ii) the Purpose-Built Facility has not been completed with regulatory approval and all applicable permits and licenses received within three (3) years after the Build Notice due to the negligence or willful misconduct of LONZA or any of its Affiliates, or to LONZA’s willful failure to undertake, or willful discontinuation of, activities for the construction and completion of the Purpose-Built Facility. For the avoidance of doubt, in the event of termination by CLIENT under this Section 16.3, CLIENT shall remain liable for all fees owed pursuant to any outstanding Statement of Work and Binding Purchase Order, including any applicable Cancellation Payments, in each case with respect to the applicable Product(s) with respect to which such termination applies, during such two-year period.

16.4 Termination for Product Failure. In the event the development, manufacture or commercialization of a Product is abandoned, suspended or materially delayed due to results from clinical trials relating to such Product or notice or other guidance from any Regulatory Authority in the Relevant Jurisdiction relating to such Product, CLIENT may terminate this Agreement (including all applicable Statements of Work) with respect to such Product upon at least two (2) months’ written notice to LONZA referencing this Section 16.4. For the avoidance of doubt, in the event of termination by CLIENT under this Section 16.4, CLIENT shall remain liable for all fees owed pursuant to any outstanding Statement of Work and Binding Purchase Order with respect to such Product, including any applicable Cancellation Payments, during such two-month period.

16.5 Termination for Insolvency. Either Party may terminate this Agreement in its entirety upon written notice referencing this Section 16.5 to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

16.6 Effects of Termination.

16.6.1 General. Upon expiration or termination of this Agreement in its entirety, this Agreement (including all applicable Statements of Work) shall, except as otherwise provided herein, be of no further force or effect and neither Party shall have any further liability under this Agreement. Upon termination of the Agreement with respect to one or more given Products (but not of the Agreement in its entirety), then this Agreement shall continue in full force and effect with respect to the other Products for which it is not terminated. Further, except as otherwise provided herein, expiration or termination of this Agreement for any reason shall not release any Party hereto from any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

16.6.2 Transfer. In the event of any expiration or termination of this Agreement, in its entirety or with respect to a Product, the Parties will promptly cooperate, as CLIENT may reasonably request and at CLIENT’s expense (on a time and materials basis), to expeditiously and efficiently transfer the activities set forth under the applicable Statements of Work to CLIENT or its designee, including all processes and other subject matter developed under such Statements of Work, and implement Technology Transfer (subject to the terms of Section 4.7.3(c)) for all Products and Processes developed, manufactured or prepared under this Agreement. The Parties will reasonably cooperate to agree on the specific procedures and protocols for such transfer consistent with the foregoing, which it is anticipated will include a period during which personnel of CLIENT or its designee will be stationed at the Facilities where the applicable activities are being performed and personnel of LONZA will be stationed at the Facilities to which such activities will be transferred (“Transfer Period”). The right set forth in this Section 16.6.2 for CLIENT to have personnel at such Facilities will not apply to any personnel of any designee that could benefit from LONZA know-how other than that related directly to the CLIENT Process without written agreement preventing the designee from using said know-how with other research, clinical or commercial projects. Additionally, during such

Transfer Period, at CLIENT’s request, LONZA will continue to perform such activities set forth under the applicable Statements of Work, provided that LONZA will have no further obligation to continue to perform such services after the Agreement terminates or expires. For the avoidance of doubt, LONZA’s obligation under this Section 16.6.2 is to cooperate and facilitate the transfer of the Process and activities to CLIENT or its designee as set forth herein, and LONZA does not guarantee that such transfer will be successful.

16.6.3 Option to Lease. Upon expiration or termination of this Agreement in its entirety, CLIENT shall have the option to enter a long-term lease of the Singapore Facility or the portion of the Singapore Facility where Products are manufactured or purchase the Singapore Facility if production of Products occupy one hundred percent (100%) of the Singapore Facility or are the only products manufactured in the Singapore Facility, provided that such option shall be subject to good faith negotiations between the Parties regarding the terms of any such lease or purchase agreement, on terms and conditions to be negotiated in good faith and included in the lease. Notwithstanding the foregoing, if CLIENT exercises such option, LONZA will have the right to rent back those portions of the Singapore Facility necessary to continue to use the Singapore Facility to fulfill existing manufacturing obligations until such obligations are able to be reasonably transitioned to other Facilities.

16.6.4 Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such expiration or termination. Such expiration or termination will not relieve a Party of obligations that are expressly indicated to survive the expiration or termination of this Agreement.

16.6.5 Disposition of Remaining CLIENT Property and Confidential Information. Upon termination or expiration of this Agreement, LONZA will inform CLIENT in writing, in reasonable specificity, of all Remaining CLIENT Property, and will store any Remaining CLIENT Property as set forth in Section 7.3 above. At CLIENT’s option, LONZA shall return or destroy, or transfer to any Affiliate or Third Party designated by CLIENT, any CLIENT Confidential Information and CLIENT Materials (including all copies and embodiments thereof) in the possession or control of LONZA. Likewise, CLIENT will, at LONZA’s option, return or destroy any LONZA Confidential Information (including all copies and embodiments thereof) in the possession or control of CLIENT, except to the extent such LONZA Confidential Information is reasonably necessary for CLIENT or its Affiliates or designees to practice under the licenses granted in this Agreement. Notwithstanding the foregoing provisions: (i) LONZA may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LONZA’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

16.6.6 Security Deposits. Upon any termination of this Agreement by LONZA pursuant to Section 16.2, LONZA will have the right to offset any Security Deposit paid to LONZA pursuant to a Statement of Work against amounts owed by CLIENT to LONZA under this Agreement, in addition to any other rights LONZA has in law or in equity.

16.6.7 Survival. Articles 1, 12, 15, 17, and 18, and Sections 2.3.3, 2.3.4, 2.3.5, 2.3.6, 4.7.3(c), 4.7.3(d), 4.14, 6.5, 6.6, 7.3, 7.4, 10.4, 11.1, 11.2, 11.3 11.4, 11.5, 11.7, 11.8, 13.1, 13.2, 13.3, 13.4, 16.6, 19.3, 19.5, 19.7, and 19.13, of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

17.	INDEMNIFICATION

17.1 Indemnification of Client. LONZA will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party (each, a “Claim”) arising out of: (a) any material breach by LONZA of this Agreement (including without limitation any of its representations or warranties, including the Product Warranties), (b) infringement, by the Background Intellectual Property of LONZA or any of its Affiliates, or of the LONZA New IP, or of any Third Party Intellectual Property or other Intellectual Property provided or introduced by LONZA in any Process or Product, or by LONZA’s or its Affiliate’s use thereof in performance of activities under this Agreement, of the patent rights or other Intellectual Property rights of any Third Party in the manufacture and/or supply of MPC Products hereunder (including without limitation any such Intellectual Property infringed by methods and/or processes used by LONZA or its Affiliates, but excluding patents or other Intellectual Property in and to the composition or use of the MPC Products themselves), or (c) the negligence, willful misconduct or intentional wrongful omission on the part of one or more of the LONZA Parties in performing any activity contemplated by this Agreement, except in each case, with respect to Losses caused in whole or part by one or more of the causes described in clauses (a) through (d) of Section 17.2, below, to the extent such Loss is attributable to such cause(s).

17.2 Indemnification of LONZA. CLIENT will indemnify LONZA and its Affiliates, and their respective directors, officers, employees and agents (the “LONZA Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any Claim arising out of: (a) any material breach by CLIENT of this Agreement (including without limitation any of its representations or warranties), (b) CLIENT’s (and its Affiliates’ and licensees’) use or sale of Products, except to the extent such Losses arise out of or result from a breach by LONZA of its representations and warranties (including without limitation, the Product Warranties), (c) the negligence, willful misconduct or intentional wrongful omission on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LONZA of any process, invention or other Intellectual Property supplied by CLIENT to LONZA under this Agreement, except in each case, with respect to Losses caused in whole or part by one or more of the causes described in clauses (a) through (c) of Section 17.1, above, to the extent such Loss is attributable to such cause(s).

17.3 Indemnification Procedure; Insurance.

17.3.1 An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

17.3.2 An Indemnitee which intends to claim indemnification under Section 17.1 or Section 17.2 hereof shall promptly notify the Indemnitor in writing of any Claim in respect of which the Indemnitee intends to claim indemnification under Section 17.1 or 17.2, as applicable. The Indemnitee shall permit the Indemnitor to control the defense, settlement or other disposition of such Claim; provided, however, the Indemnitor shall not enter into any settlement that admits fault, wrongdoing, damages or otherwise adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein without the Indemnitee’s prior written consent, such consent not to be unreasonably withheld or delayed. The Indemnitee shall not settle any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, including by providing information and reasonable assistance as the Indemnitor may request, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

17.4 Insurance. Each Party shall maintain, at all times during the Term of this Agreement and for three years thereafter, (a) product liability insurance for [***] per occurrence and in the aggregate during any one policy period and (b) general liability insurance for [***] per occurrence (collectively, the “Insurance Policy”). Notwithstanding the foregoing, each Party may have its Affiliate(s) maintain such Insurance Policy, which shall cover such Party. Each Party or its Affiliate shall provide a Certificate of Insurance to the other Party upon request. If any Insurance Policy of a Party is cancelled before the expiration date thereof or if there is a material reduction to the coverage of such Insurance Policy, written notice to the other Party shall be delivered in accordance with the Insurance Policy provisions.

18.	ADDITIONAL COVENANTS

18.1 Non-Solicitation. During the Term of this Agreement and for one (1) year thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with such other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party, its Affiliate or any Third Party; provided, however, that neither Party shall be in violation of this Section 18.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement. For the avoidance of doubt, in this event that CLIENT purchases the Purpose-Built Facility, this Section 18.1 shall not apply with respect to the solicitation or hiring of LONZA’s or its Affiliates’ employees working in the Purpose-Built Facility prior to such purchase.

19.	MISCELLANEOUS

19.1 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

19.2 Force Majeure. Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement; provided, however, that a reasonable delay in payment necessitated by a Force Majeure Event, as defined below, shall not be a breach) occasioned by any reason beyond the reasonable control of, and without the fault or negligence of, the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the reasonable control of, and without the fault or negligence of, the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations.

19.3 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to Lonza:

Lonza Walkersville, Inc.

Attn: Vice President, Cell Therapy Bioservice

8830 Biggs Ford Road

Walkersville, Maryland 21793

Fax: (301) 845-6099

With a copy to:

General Counsel

Lonza America, Inc.

90 Boroline Road

Allendale, NJ 07401

Fax: (201) 696-3589

If to Client:

Mesoblast Switzerland SA

c/o Mesoblast Limited

Attn: Chief Executive Officer

Level 39, 55 Collins Street

Melbourne, Victoria 3000

Australia

Fax: +61 3 9639 6030

With a copy to:

General Counsel

Mesoblast Limited

Level 39, 55 Collins Street

Melbourne, Victoria 3000

Australia

Fax: +61 3 9639 6030

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 19.3.

19.4 Entire Agreement; Amendments. This Agreement, including the Exhibits and Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof, including the Process Development and Manufacturing Services Agreement, dated August 24, 2005, between Cambrex Bio Science Walkersville, Inc. and Mesoblast Limited (the “Prior MSA”). The Parties acknowledge that the Prior MSA is to be terminated by the parties to the Prior MSA by the Termination Agreement entered into concurrently with execution of this Agreement. No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

19.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions. Subject to the arbitration provisions set forth in Section 19.13, the Parties consent to the exclusive jurisdiction of the state and federal courts in and for New York for enforcement of arbitration awards, application for interim relief pending resolution of arbitration, and any other dispute or claim arising from or relating to this Agreement.

19.6 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

19.7 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

19.8 Titles and Subtitles. All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

19.9 Exhibits. All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

19.10 Interpretation. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Appendices to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context clearly requires otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation,” whether or not such additional words are written; (b) the word “or” shall have its inclusive meaning of “and/or” except when paired as “either/or”; (c) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year unless otherwise specified; (d) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including the Exhibits hereto); (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (j) dollars (and amounts indicated with the symbol “$”) mean United States dollars unless expressly stated otherwise. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under U.S. Generally Accepted Accounting Principles, or other generally accepted cost accounting principles in the applicable territory, but only to the extent consistent with its usage and the other definitions in this Agreement.

19.11 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. LONZA shall not assign its interest under this Agreement without the prior written consent of CLIENT, such consent not to be unreasonably withheld; provided, however, LONZA shall be entitled to assign this Agreement, without the prior written consent of CLIENT but upon written notice to CLIENT, to an Affiliate of LONZA or to any person or entity that acquires all or substantially all of LONZA’s assets or capital stock relating to the business or activities that are the subject matter of this Agreement, whether through purchase, merger, consolidation or otherwise. CLIENT may assign this Agreement upon written notice to LONZA. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment in violation of the foregoing shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

19.12 Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

19.13 Dispute Resolution. If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee having authority to resolve the dispute). In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may refer such matter (other than disputes regarding the scope, validity or enforceability of any patent right) for resolution by arbitration as set forth in this Section 19.13. With respect to disputes regarding the scope, validity or enforceability of any patent right, either Party may pursue such matter with any court or governmental authority with competent jurisdiction, and seek any and all corresponding remedies that may be available at law or in equity.

19.13.1 Arbitration. Except with respect to disputes regarding the scope, validity or enforceability of any patent right, or matters subject to short-form arbitration as set forth in Section 19.13.2 below, the Parties agree that any dispute or controversy arising under this Agreement, or regarding the validity, enforceability, construction, performance, alleged breach or enforcement of this Agreement, shall be finally settled by binding arbitration under this Section 19.13.1 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the Parties hereto. The place of the arbitration proceeding shall be in New York, New York. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 19.13.1 within ninety (90) days following the initiation of such arbitration, and the arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such ninety-(90) day period.

19.13.2 Short Form Arbitration for Certain Pricing Disputes. In the event the Parties are unable to agree upon the initial base price schedule for a given Product, or annual adjustments thereto, for Late Stage Clinical and Commercial Supply as described in Section 4.13.2 above, such matter shall, after referral of the matter to arbitration by either Party, be resolved by final binding arbitration in accordance with the procedures set forth in Section 19.13.1, except that the procedures for the conduct of the arbitration shall be modified as follows:

(a) Arbitration under this Section 19.13.2 shall be conducted by a single neutral arbitrator, selected in accordance with ICC Rules, or as otherwise agreed by the Parties. The arbitrator shall engage an independent expert with relevant experience in biopharmaceutical manufacturing, and pricing thereof, to advise the arbitrator.

(b) Each Party shall provide the arbitrator and the other Party with a written report providing (i) such Party’s proposal for pricing for Late Stage Clinical and Commercial Supply of the applicable Product (together with the pricing last proposed by such Party to the other Party, if different), and (ii) a brief written explanation (not to exceed 15 pages excluding any supporting affidavits, unless requested by the arbitrator) of such Party’s position and reasoning regarding why such proposed pricing is reasonable for Late Stage Clinical and Commercial Supply of the applicable Product such pricing. Each Party may submit a revised report and position to the arbitrator within fifteen (15) days of receiving the other Party’s report. If so requested by the arbitrator, each Party shall make oral or other written submissions to the arbitrator in accordance with procedures to be established by the arbitrator; provided that other Party shall receive copies of all written submissions and have the right to be present during any oral submissions. The arbitrator shall then determine the pricing that will apply under this Agreement with respect to such Late Stage Clinical and Commercial Supply of the applicable Product; provided, however, that such pricing shall not be below the lowest pricing proposal, or above the highest pricing proposal, submitted by the Parties to the arbitrator.

(c) In an arbitration under this Section 19.13.2, the arbitrator shall not have the authority to modify or amend any terms or conditions of this Agreement or render any substantive decision on any open issue other than to determine the pricing for Late Stage Clinical and Commercial Supply of the applicable Product.

(d) In any arbitration under this Section 19.13.2, the arbitrator and the Parties shall use their Best Efforts to resolve such matter within thirty (30) days after the selection of the arbitrator or as soon thereafter as is practicable, and the arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such thirty-(30) day period.

19.14 No Presumption Against Drafter. For purposes of this Agreement, CLIENT hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last signed by the Parties hereto.

MESOBLAST SWITZERLAND SA

By:
Date		Name:
Title:

LONZA WALKERSVILLE, INC.

By:
Date		Name:
Title:

LONZA BIOSCIENCE SINGAPORE PTE. LTD.

By:
Date		Name:
Title:

Exhibit 1.47

Validated and Ready

Without limiting the definition set forth in Section 1.47 of the Agreement, the following must be successfully completed to the reasonable satisfaction of CLIENT in order for the Singapore Facility to be “Validated and Ready”:

1.	All material certifications of the Singapore site and certificate of occupancies

2.	All material instrumentation in place with IQ, OQ, and PQ, if applicable, completed and signed off

3.	Quality Assurance program in place

4.	Implementation of all relevant material SOPs

5.	Quality Control processes validated

6.	Aseptic validation by media challenge

7.	Completion of three independent half scale runs with complete QC testing. Each of these runs must pass current release criteria for MPC production for Products.

8.	Completion of a 3 month environmental monitoring program within facility. Documentation of a plan for continuing the EM plan for 1 year.

9.	Validation of the storage facility, containers and shipping procedures.

10.	Final report on all studies.

11.	Written Technology Transfer Protocol (TPP) for transfer of MPC manufacturing process from the Walkersville Facility to the Singapore Facility in place and approved by CLIENT manufacturing/quality groups

12.	Validation of the facilities (e.g., HVAC systems), clean utility systems (e.g., WFI, PW, CA, and other medical gasses used, and manufacturing and quality control equipment used for manufacture and control of the cellular therapy product(s). These validation activities must materially conform to the standards and requirements of the Lonza Corporate Quality Management System.

13.	Any computerized manufacturing and / or control systems must also be validated according to the Good Automated Manufacturing Practice (GAMP) Guides published by the International Society of Pharmaceutical Engineers (ISPE).

14.	Any quality control (QC) test methods related to patient safety, e.g., sterility, mycoplasmas, and apyrogenicity by LAL, must be validated according to the USP/EP to the same extent as they are currently done in the Walkersville Facility.

15.	Any non-compendia QC methods must be qualified (and, at CLIENT’s election validated) according to the requirements of the USP to the same extent as they are currently done in the Walkersville Facility.

16.	The bio-analytical methods must be qualified to the same extent as they are currently done in the Walkersville Facility

17.	Any additional assays used for additional characterization of the cells must be qualified to the same extent as they are currently done in the Walkersville Facility.

Exhibit 4.7.3(c)(ii)(A)

List of Certain Technology not Subject to CMO License Royalty

•	[***],

•	[***],

•	[***],

•	[***],

•	[***],

•	[***],

•	[***],

•	[***],

and all other Intellectual Property incorporated in any batch records prior to the date of this Agreement

Exhibit 4.7.3(c)(ii)(B)

Three-Way CDA for Tech Transfer

CONFIDENTIALITY AGREEMENT

(the “Agreement”)

between

[Insert Lonza Entity and Address] (“Lonza”)

and

[Insert First Counterparty Name and Address] (“Company 1”),

and

[Insert MSB Entity Name and Address] (“MSB”),

Each of Company 1, MSB and Lonza are individually referred to herein as a “Party” and, as more than one Party, the “Parties”.

Effective as of [Insert Date] (the “Effective Date”)

Recitals

WHEREAS, Lonza (or its Affiliate) and MSB (or its Affiliate) have entered into that certain Manufacturing Services Agreement dated [Insert date] (the “Lonza-MSB MSA”)

WHEREAS, the Parties anticipate making certain confidential information available to each other relating to technology transfer from Lonza to [Company 1] for [Company 1’s] use in manufacturing MPC Products (as defined in the Lonza-MSB MSA) for MSB and its Affiliates and designees, as provided for under the Lonza-MSB MSA (such technology transfer and/or manufacturing referred to herein as the “Purpose”);

WHEREAS, the Parties desire to regulate the terms and conditions of how such Confidential Information is to be shared and treated by the Parties in order to define the obligations of the Receiving Party and protect the interests and proprietary rights of the Disclosing Party with respect to the Confidential Information;

WHEREAS, the Parties acknowledge that the Confidential Information of each Party is commercially valuable and secret and has the potential to remain secret for a quantified number of years after the disclosure made under this Agreement;

1.	For the purposes of this Agreement:

(a)	“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party to this Agreement. “Control” means the ownership of more than fifty per cent (50%) of the issued voting share capital of an entity or any other comparable equity or ownership interest, or the legal power to direct or cause the direction of the management of the Party in question.

(b)	“Disclosing Party” means the Party disclosing Confidential Information to another Party.

(c)	“Confidential Information” means all confidential or proprietary information disclosed by a Disclosing Party relating to the Purpose, including but not limited to information with respect to the Disclosing Party’s customers, competitors, suppliers, manufacturers, sales and marketing plans, market share, pricing and other commercial terms, strategies or data, raw material uses, patent or other intellectual property rights or licenses, personnel, consultants, process know-how or other trade secrets, scheduling, product specifications, formulations, equipment, or tooling, and any samples provided hereunder, as well as information derived therefrom. Confidential Information shall also include the Confidential Information of each Party’s Affiliates, disclosure of which shall be governed by the terms of this Agreement.

(d)	“Purpose” has the meaning as defined in the first Recital above.

(e)	“Receiving Party” means the Party receiving Confidential Information from another Party.

2.	The Receiving Party agrees to strictly keep secret any and all Confidential Information received from or on behalf of another Party using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

3.	Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. For the avoidance of doubt, the foregoing includes, without limitation, disclosure to regulatory authorities in connection with seeking, obtaining or maintaining regulatory approval of pharmaceutical products containing, or made using, MPCs (as defined in the Lonza-MSB MSA). In such case each Party that received the Confidential Information will to the extent legally permitted, inform the other Parties promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which has to be disclosed to the courts and/or authorities.

4.	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

(a)	at the time of disclosure was publicly available; or

(b)	is or becomes publicly available other than as a result of a breach of this Agreement by the first Receiving Party; or

(c)	the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received directly or indirectly from Disclosing Party; or

(d)	is supplied to a Receiving Party by a third party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

(e)	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

5.	The Receiving Party will use Confidential Information only for the Purpose and will not make any use of the Confidential Information for its own separate benefit or the benefit of any third party including, without limitation, with respect to research or product development or any reverse engineering or similar testing. Upon termination or expiration of this Agreement, the Receiving Party agrees to return or destroy promptly (and certify such destruction), on the Disclosing Party’s request, all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only. Notwithstanding the foregoing, Lonza and MSB acknowledge and agree that this Agreement does not limit the rights of Lonza (or its Affiliate) and MSB (or its Affiliate) under the Lonza-MSB MSA, and that, as between Lonza and its Affiliates and MSB and its Affiliates, all Confidential Information disclosed by Lonza and its Affiliates and MSB and its Affiliates in connection with this Agreement shall be governed by the Lonza-MSB MSA and not by this Agreement.

6.	Each Receiving Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the Purpose. Prior to disclosure to such persons, the Receiving Party shall bind its officers, employees, consultants and representatives by confidentiality obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

7.	The Receiving Party shall at any time be fully liable for any and all breaches of this Agreement by itself, any of its employees, consultants and representatives of itself or its Affiliates.

8.	The Parties shall not be obligated under this Agreement to enter into any further agreement with another Party relating to the Confidential Information or otherwise. For the avoidance of doubt, the foregoing sentence shall not be construed to limit any such obligation of Lonza or MSB that may exist or arise under the Lonza-MSB MSA. Disclosing Party grants no license or other rights to Receiving Party to use the Confidential Information outside the Purpose.

9.	This Agreement shall automatically terminate on the second (2nd) anniversary of the Effective Date, or for such longer time as [Company 1] manufactures Products (as defined in the Lonza-MSB MSA) for MSB or its Affiliates or designees. The obligations of confidentiality, non-disclosure and non-use set forth herein shall remain in full force and effect during the term of this Agreement and for a period of five (5) years thereafter.

10.	If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

11.	Modifications and/or amendments of this Agreement must be in writing and signed by the Parties. Any Party may assign or otherwise transfer this Agreement without the express written consent of the other Parties. Any purported assignment or delegation in violation of this Clause shall be void.

12.	Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided hereunder by a Party may cause irreparable harm to the other Parties (the “Non-Breaching Party”) and that money damages may not provide a sufficient remedy to the Non-Breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the Non-Breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Non-Breaching Party.

13.	This Agreement is governed in all respects by the State of New York. The Parties agree to submit to the jurisdiction of the courts of the State of New York.

14.	This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

Accepted and signed on behalf of

[Insert Lonza Entity]	[Insert Company 1’s Name]

Signature(s)	Signature(s)

Printed Name(s) and Title(s)	Printed Name(s) and Title(s)

[Insert MSB Entity]

Signature(s)

Printed Name(s) and Title(s)

Exhibit 9.4.1

Terms Regarding Pre-Build Activities

The terms set forth in this Exhibit 9.4.1 shall apply from and after such time, if any, as CLIENT notifies LONZA in writing pursuant to Section 9.4.1 of the Agreement that CLIENT wishes the Parties to undertake the Pre-Build Activities. CLIENT may terminate the Pre-Build Activities described in this Exhibit 9.4.1 upon written notice to LONZA, in which event (i) both Parties shall use reasonable efforts to wind down all Pre-Build Activities and cancel those pre-build expenses which are cancellable and (ii) CLIENT shall reimburse LONZA for all costs and expenses incurred by LONZA through the date of termination of the Pre-Build Activities, including costs and expenses arising from or relating to a Lease/Purchase Option Agreement for the applicable site, if applicable. Notwithstanding the foregoing, in the event that a Lease/Purchase Option Agreement for the applicable site has been executed and LONZA either (a) retains lease rights to the applicable site thereunder and subsequently occupies the site, or transfers or subleases its lease rights under the Lease/Purchase Option Agreement to a Third Party for consideration, or (b) LONZA retains and subsequently exercises an option to lease or purchase the applicable site the Lease/Purchase Option Agreement, then CLIENT shall not be obligated to reimburse LONZA for amounts spent under such Lease/Option Agreement, subject to the following sentence, and if CLIENT has previously reimbursed LONZA therefor, LONZA shall then reimburse CLIENT, subject to the following sentence, for such amounts at such time as LONZA occupies such site, receives consideration for such transfer or sublease, or exercises such option to lease or purchase the applicable site. In the event that a Lease/Purchase Option Agreement for the applicable site has been executed and LONZA maintains such Lease/Purchase Option Agreement and the applicable site after the date of termination of the Pre-Build Activities, then each Party shall continue to bear its fifty percent (50%) of the costs and expenses related thereto through the date of termination of the Pre-Build Activities and for an additional period which shall expire on the earlier of (i) twelve (12) months after the date of termination of the Pre-Build Activities, (ii) the date LONZA receives consideration for a transfer or sublease to a Third Party or (iii) the date LONZA exercises an option to lease or purchase the applicable site.

A. “Pre-Build Activities” shall mean the activities engaged in to select and evaluate potential sites for the Purpose-Built Facility and establish Preliminary Construction Plans therefor pursuant to the terms of this Exhibit 9.4.1.

B. Joint Pre-Build Committee. Within thirty (30) days after the Pre-Build Notice under Section 9.4.1, the Parties shall establish a Joint Pre-Build Committee (or “JPBC”) for the overall coordination and oversight of the Parties’ Pre-Build Activities. The JPBC shall: (a) identify potential sites, collect information regarding such sites, and identify the lead site, (b) review, coordinate, and discuss the overall conduct of pre-construction activities with respect to the design and construction of the Purpose-Built Facility, and monitor the progress of such activities; (c) prepare and approve the Pre-Build Plan and Budget, and periodically review and amend the Pre-Build Plan and Budget in accordance with Section C.5 of this Exhibit 9.4.1; (d) review and approve the Preliminary Construction Plans in accordance with Sections C.1 through C.6 of this Exhibit 9.4.1 and the selection of Subcontractors in accordance with Section C.7 of this Exhibit 9.4.1; (e) serve as a forum for the Parties to exchange information and keep the Parties informed with respect to matters pertaining to and status and results of the Pre-Build Activities; and (f) perform such other functions as expressly provided under this Agreement or as otherwise determined in writing by the Parties. The JPBC shall have only the powers assigned expressly to it in the provisions of this Section B of Exhibit 9.4.1, and shall not have any power to amend, modify or waive compliance with this Exhibit 9.4.1 or the Agreement.

B.1 Membership. Each Party shall designate two (2) representatives to serve on the Joint Pre-Build Committee by written notice to the other Party. Each Party may replace one or more of its JPBC representatives from time to time upon written notice, and either Party may designate substitutes for its representatives if one or more of its designated representatives is unable to be present at a meeting. CLIENT shall designate one of its representatives as “JPBC Secretary,” and the JPBC Secretary shall be responsible for (a) scheduling and organizing meetings, (b) preparing and circulating minutes of JPBC meetings, and (c) preparing and circulating agendas for upcoming JPBC meetings. The JPBC Secretary will include in the upcoming agenda any items requested by any other JPBC representative, and shall have no special authority over the other members of the Joint Pre-Build Committee.

B.2 Meetings.

B.2.1 Conduct. The JPBC shall meet at least monthly either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference; provided that at least two (2) such meetings per year shall be in person. Meetings of the JPBC shall be effective only if at least one (1) representative of each Party is present. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JPBC, provided that such participants shall have no vote and shall be subject to the confidentiality obligations set forth in the Agreement. Additional meetings of the JPBC may also be held with the consent of each Party, and neither Party will unreasonably withhold or delay its consent to hold any such additional meeting. Each Party shall be responsible for the expenses incurred with respect to participation of its own personnel in the JPBC.

B.2.2 Progress Report. At each meeting of the JPBC, each Party shall summarize to the JPBC the progress of the Pre-Build Activities performed by or under authority of such Party or its Affiliates during the period since the last meeting of the JPBC, including all material decisions and actions relating to the Preliminary Construction Plans.

B.2.3 Joint Pre-Build Committee Decision Making. Decisions of the JPBC shall be made by consensus, with each Party having one (1) vote. Except as otherwise provided herein, if the JPBC cannot reach agreement on any matter for which it is responsible within fifteen (15) days after the date such matter was initially referred to the JPBC, then such matter shall be referred, by either Party upon written notice to the other Party, to the Senior Executives for attempted resolution by good faith negotiations. In the event that the Senior Executives are unable to resolve such matter within fifteen (15) days after such notice of referral, then (i) CLIENT shall have the final decision making authority with respect to the jurisdiction in which the Purpose-Built Facility will be built so long as the jurisdiction selected by CLIENT is one of the Agreed Countries, as defined in Section 4.7.3(c)(ii)(B)(1) of the Agreement, or India

or China (and otherwise, the consent of LONZA shall be required, such consent not to be unreasonably withheld), and specifications and technical requirements related to the MPC Technology or Products (including specifications therefor), and (ii) LONZA shall have the final decision making authority with respect to the Construction Planning Parameters for the construction of the Purpose-Built Facility (other than technical requirements specifically related to the MPC Technology or Products), the selection, engagement and management of Subcontractors for the Pre-Build Activities and the Preliminary Construction Budget and Schedule (and any changes thereto), and (iii) other matters, including the Pre-Build Plan and Budget (and any changes thereto), location of the Final Site (following selection of the jurisdiction by the JPBC or, if applicable, by CLIENT, in accordance with the terms set forth above), and the terms of the Lease/Purchase Option Agreement shall be subject to veto by either Party (provided, however, that in such event each Party shall reasonably endeavor in good faith, upon written request of either Party, to attempt to reach a mutually agreed resolution on such matter).

B.3 Guidelines. The JPBC shall perform its responsibilities under this Agreement based on the principles of facilitating completion of the Pre-Build Activities in a timely and expeditious manner while maximizing efficiencies in cost and minimizing, if practicable, increases in costs beyond the budgeted amounts set forth in the initial Pre-Build Plan and Budget. In all matters relating to this Agreement, each Party shall seek to comply with good pharmaceutical and environmental practices consistent with its own existing practices. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between CLIENT and LONZA with respect to all Pre-Build Activities is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as may be expressly set forth in this Exhibit 9.4.1 or the Agreement. The Parties acknowledge that the JPBC committee structure and decision-making process set forth herein is independent of, and does not supplant, each Party’s internal decision-making structures.

C. Pre-Build Activities.

C.1 Site Selection.

C.1.1 Jurisdiction; Initial Sites. Within sixty (60) days after the formation of the JPBC, the JPBC shall select, with the cooperation of and input from CLIENT and LONZA, the jurisdictions in which to locate the Purpose-Built Facility. Upon selection of the particular jurisdiction in which the Purpose-Built Facility will be located, the JPBC shall prepare a list of potential sites within such jurisdiction for the Purpose Built Facility for further evaluation pursuant to Section C.1.2 below (“Initial Sites”). The Parties acknowledge that CLIENT may evaluate the potential tax and/or other advantages of various jurisdictions and discuss such matters with governmental officials or others prior to providing the Pre-Build Notice, and LONZA agrees to discuss and reasonably assist with respect to such matters prior to CLIENT’s Pre-Build Notice, as CLIENT may from time to time request on an ad hoc basis.

C.1.2 Initial Site Evaluation. The JPBC shall evaluate each Initial Site to determine the feasibility of constructing the Purpose-Built Facility at such Initial Site, including identification of any significant plant, equipment, zoning, building code, entitlement or other governmental compliance issues (including transportation issues) that may exist in constructing the Purpose-Built Facility at such Initial Site and consideration of potential advantages of co-locating the Purpose-Built Facility near other LONZA facilities (including advantages from shared services and the like). LONZA may conduct inspections, evaluations, surveys and tests as may be necessary or appropriate to determine the feasibility of constructing the Purpose-Built Facility at such Initial Sites, consistent with the Pre-Build Plan and Budget.

C.1.3 Final Site Selection. The JPBC shall prepare an evaluation of the Initial Sites, including any issues identified by the JPBC with respect to the feasibility of constructing the Purpose-Built Facility at such Initial Site and potential plans for addressing such issues. Within thirty (30) days of completion of such evaluations, the JPBC shall select one (1) site (the “Final Site”), and may designate one or more back-up sites, and the Parties shall establish Preliminary Construction Plans pursuant to Section C.2 below for such Final Site. Promptly following determination of the Final Site, the JPBC shall prepare proposed terms and conditions for an option to lease or purchase such Final Site for use in connection with the Purpose-Built Facility consistent with this Agreement (“Proposed Terms”), which option shall be assignable and transferable to CLIENT without requiring consent or approval from any Third Party, and, if applicable, LONZA (and, at LONZA’s request, the JPBC members) shall engage in good faith negotiations with the owner of such Final Site to enter into a written agreement for an exclusive option to lease or purchase such Final Site on such Proposed Terms (“Lease/Purchase Option Agreement”). To the extent such negotiations require material deviations from the Proposed Terms, LONZA shall first submit such proposed deviations to the JPBC. The JPBC shall review, and approve or disapprove, any such proposed deviations within fifteen (15) days after receipt; provided that CLIENT shall not be obligated to enter into the Lease/Purchase Option Agreement.

C.2. Preliminary Construction Plans. Promptly following formation of the JPBC, the Parties shall undertake preliminary activities related to the design and building of a Purpose-Built Facility suitable for the manufacture, in accordance with then-current Current Good Manufacturing Practices, of commercial supplies of Products to be supplied to CLIENT under the terms and conditions of the Agreement, based upon then-current best good faith estimates of forecasted supply requirements for such commercial supply of Products, and the Parties shall cooperate, in accordance with the terms and conditions of this Exhibit 9.4.1 and the Agreement, to select and evaluate the potential location, design, and construction of the Purpose-Built Facility and establish preliminary plans to build such Purpose-Built Facility (“Preliminary Construction Plans”). The Preliminary Construction Plans shall include (i) the location of the Final Site as determined in accordance with Section C.1 of this Exhibit 9.4.1 and any Proposed Terms and Lease/Purchase Option Agreement prepared in accordance with Section C.1.3 above; (ii) the Schematic Design Documents prepared in accordance with Section C.6.1 below; (iii) Design Development Documents prepared in accordance with Section C.6.2 below; (iv) Preliminary Construction Budget and Schedule prepared in accordance with Section C.6.2 below; and (v) such other documents or information as the JPBC reasonably concludes are necessary for making a go/no-go decision with respect to whether to proceed with construction of the Purpose-Built Facility. The Parties shall reasonably endeavor to complete the Preliminary Construction Plans as expeditiously as practicable. Following the JPBC’s approval of the complete set of Preliminary Construction Plans pursuant the terms of this Section C, the JPBC shall provide to the Parties copies of the complete set of Preliminary Construction Plans as reviewed and approved by the JPBC.

C.3 Construction Planning Parameters. Within ninety (90) days following CLIENT’s Pre-Build Notice, the Parties shall prepare and submit to the JPBC for approval an initial set of planning parameters related to the construction of the Purpose Built Facility, which shall include manufacturing requirements and specifications for Products, preliminary proposals and recommendations regarding architectural and design concepts and strategy, space requirements and adjacency relationships, number and functional responsibilities of personnel, implementation of capital equipment and systems (including usage of equipment and systems with MPC Technology in the manufacture of Products), human and material flow patterns, regulatory and governmental approval requirements and strategies, construction schedule requirements and construction budget requirements (“Construction Planning Parameters”). For the avoidance of doubt, the Construction Planning Parameters may include additional parameters beyond those described above upon approval of the JPBC. The JPBC may from time to time update the Construction Planning Parameters, and shall review and consider for approval any modifications or adjustments to the Construction Planning Parameters submitted by either Party within thirty (30) days of receipt of such proposed modifications or adjustments. The Construction Planning Parameters approved by the JPBC shall guide the Parties in performing the Pre-Build Activities and making decisions, through the JPBC, in establishing the Preliminary Construction Plans.

C.4 General Contractor; Task List. The Parties acknowledge that LONZA has prior knowledge and expertise in performing activities similar to the Pre-Build Activities, and agree that LONZA shall act in the role of a general contractor in performing the Pre-Build Activities, subject to the terms and condition of this Agreement. In furtherance of this role, LONZA shall regularly consult with the CLIENT, via the JPBC, regarding the Pre-Build Activities, including regarding the selection and use of potential sites and improvements thereto and selection of materials, building systems and equipment, and shall provide recommendations on construction feasibility and time requirements for procurement, installation and construction completion. LONZA shall have discretion regarding the manner in which it performs the Pre-Build Activities; provided, however, that such activities shall be conducted in accordance with the Pre-Build Plan and Budget and this Agreement. Within ninety (90) days of the JPBC’s approval of the Construction Planning Parameters pursuant to Section C.3 above, LONZA shall prepare and submit to the JPBC a written task list (the “Pre-Build Task List”) setting forth: (a) a description of the particular tasks within the Pre-Build Activities that will be performed directly by LONZA and/or its Affiliates, together with an estimate of costs therefor calculated based on expected payments to Third Parties (and excluding payment for time of such Party’s or its Affiliates’ personnel, which pursuant to Section D below are not shared), and (b) a description of the remaining tasks within the Pre-Build Activities (which may be subcontracted for performance by Subcontractors in accordance with Section C.7 below), together with an estimate of costs therefor. LONZA shall not delegate or otherwise transfer its responsibilities as general contractor under this Agreement without the prior written consent of the JPBC; provided that LONZA may utilize its Affiliates, and may engage Subcontractors in accordance with Section C.7 below, to assist with such responsibilities.

C.5 Pre-Build Plan and Budget. Within ninety (90) days of LONZA’s submission of the Pre-Build Task List to the JPBC, the JPBC shall prepare and approve a workplan based upon the Construction Planning Parameters, including timelines and budget, for the Pre-Build Activities (the “Pre-Build Plan and Budget”). The JPBC shall review the Pre-

Build Pan and Budget, and if necessary approve updates or amendments thereto, at least once per quarter; provided that as a Subcontractor is engaged to perform a particular task pursuant to Section C.7 below, the JPBC shall update the Pre-Build Plan and Budget to reflect the actual amount proposed in the bid submitted by such Subcontractor. In the event LONZA anticipates or becomes aware that the costs of performing Pre-Build Activities will exceed the budgeted amount set forth for such activities under the Pre-Build Plan and Budget, LONZA shall notify the JPBC so that the JPBC can discuss the nature, cause and scope of the overrun and discuss whether to approve a change in the budget, a modification of the activities or timelines therefor, or take other action to address such overrun. The JPBC shall not increase the overall total budget under the Pre-Build Plan and Budget to an amount more than one hundred ten percent (110%) of the total budget set forth in the first approved Pre-Build Plan and Budget without the prior written consent of CLIENT and LONZA.

C.6 Design Development.

C.6.1 Schematic Design. Based on the Construction Planning Parameters and any modifications or adjustments thereto approved by the JPBC pursuant to Section C.3 above and the selection of the Final Site pursuant to Section C.1.3 above, LONZA shall prepare and submit to the JPBC for its review and approval schematic drawings, descriptive specifications and other documents appropriate to the design of the Purpose-Built Facility for the manufacture of Products, illustrating and describing the concept, quality, layout, scale and relationship of the Purpose-Built Facility components and equipment, which documents are collectively referred to as the “Schematic Design Documents.” The Parties acknowledge that the conceptual design of the Purpose-Built Facility may initially be based upon LONZA’s existing manufacturing facilities located in Singapore, as modified by the Construction Planning Parameters. The Parties shall, however, review alternative designs and construction methods relating to the Purpose-Built Facility as appropriate to accommodate the requirements and specifications for the MPC Technology and the manufacture and supply of Products.

C.6.2 Design Development and Preliminary Construction Budget and Schedule. Upon the JPBC’s approval of the Schematic Design Documents for the Purpose-Built Facility, LONZA shall prepare and submit to the JPBC preliminary drawings of sufficient detail to describe the size, shape, configuration, and quantity of typical and non-typical elements of the Purpose-Built Facility, outline specifications and other documents that fix and describe the size and character of the Purpose-Built Facility as to architecture, engineering, structure, layout, electrical systems, mechanical systems, plumbing systems, materials and equipment, all of which documents are collectively referred to herein as the “Design Development Documents.” Based on such Design Development Documents, LONZA shall further prepare and submit to the JPBC for approval a detailed preliminary budget and schedule of proposed work tasks to be completed and estimated costs to be incurred for the construction of the Purpose-Built Facility, which may utilize area, volume or similar conceptual estimating techniques and including schedules for procurement of long-lead time materials and equipment and cost evaluations of alterative materials and systems (the “Preliminary Construction Budget and Schedule”).

C.7 Third Party Contractors.

C.7.1 Subcontractors. LONZA shall engage licensed and properly qualified subcontractors, sub-subcontractors, laborers, architects, design professionals, engineers, surveyors, consultants, attorneys, equipment lessors, and material suppliers (collectively, “Subcontractors”), subject to and in accordance with Section C.7.2 below and the terms and conditions of this Exhibit 9.4.1 and the Agreement, to perform Pre-Build Activities described in this Exhibit 9.4.1 that are not conducted directly by LONZA or its Affiliates. Prior to the engagement of any Subcontractors to perform Pre-Build Activities, LONZA shall prepare and submit to the JPBC (i) a list of at least three (3) potential Subcontractors to perform any Pre-Build Activities, together with proposed bids from each such Subcontractor, and (ii) LONZA’s analysis and recommendations for selecting a Subcontractor. LONZA agrees to use reasonable efforts to identify and obtain bids from three (3) potential Subcontractors with qualifications to perform the applicable Pre-Build Activities, but work may be subcontracted to a Subcontractor without first obtaining and reviewing bids from three (3) potential Subcontractors, but following discussion by the JPBC, provided that the cost for work by such Subcontractor is within the budgeted amounts therefor in the Pre-Build Plan and Budget and provided that arrangements with such Subcontractor are otherwise in compliance with the terms of this Agreement. Within ten (10) days of the receipt of such information, the JPBC shall review and approve one (1) Subcontractor to perform such activities.

C.7.2 Subcontracting. LONZA, in fulfilling the role of a general contractor, shall have responsibility to engage and manage all Subcontractors to perform the Pre-Build Activities pursuant to written subcontract agreements or material purchase orders, as applicable (each, a “Subcontract”). LONZA shall be responsible for ensuring that all Subcontractors comply with the terms and conditions of this Agreement and shall remain responsible to CLIENT for all activities of Subcontractors to the same extent as if such activities had been undertaken by LONZA itself. Without limiting the foregoing, LONZA shall ensure that all Subcontracts, so far as practicable, contain terms and conditions consistent with this Agreement, including Sections C.1 through C.7 of this Exhibit 9.4.1 to the extent applicable to Subcontractors. LONZA shall hold all Subcontractors, including all persons directly or indirectly employed by them, responsible for any damages due to breach of contract, negligence, willful misconduct or intentional wrongful omission and shall use reasonable diligent efforts to recover such damages. Nothing contained in this Agreement shall create a contractual relationship between CLIENT and such Subcontractors. LONZA shall keep the CLIENT, via the JPBC, reasonably informed from time to time regarding the negotiation of, and progress toward entering into, the various Subcontracts, and LONZA shall reasonably consult with CLIENT, via the JPBC, regarding the financial and other material terms of any Subcontract that are outside of the scope of a bid approved by the JPBC for such Subcontract, and the financial and other material terms of any Subcontract that was not the subject of a bid approved by the JPBC. LONZA shall not enter into any Subcontract which imposes obligations directly on CLIENT, or which contains terms that are not consistent with this Agreement, without the prior written approval of CLIENT.

D. Sharing of Expenses; Reimbursement. The Parties shall share costs relating to the conduct of Pre-Build Activities under this Exhibit 9.4.1 as set forth in this Section D. Within thirty (30) days of the end of each calendar quarter during which Pre-Build Activities are conducted, the Parties shall each provide to the JPBC a detailed accounting of external costs and expenses paid to Third Parties, excluding expenses for participation in the JPBC, relating to the performance of Pre-Build Activities in accordance with Pre-Build Plan and Budget during such calendar quarter. Promptly following receipt, the JPBC shall reconcile such accountings and determine the amount of a single reconciled net payment due from one Party to the other so that each Party will bear [***] of such costs, which amount the paying Party shall pay to the other within thirty (30) days after such amount is determined by the JPBC. Each Party shall bear its internal costs and expenses for the performance of Pre-Build Activities under this Agreement as such internal costs and expenses are incurred, including the time of its and its Affiliate’s employees engaged in such activities; provided, however, that if CLIENT reimburses LONZA for all costs and expenses incurred by LONZA as set forth in the initial paragraph of this Exhibit 9.4.1, such reimbursement shall include reimbursement of LONZA’s internal costs and expenses. Notwithstanding the foregoing, neither Party shall have any obligation to pay or reimburse the other Party with respect to, and the JPBC shall not take into account, any costs or expenses that are not otherwise set forth in the Pre-Build Plan and Budget for a calendar quarter unless otherwise agreed in writing by the Parties.

Exhibit 9.4.2

Terms if Purpose-Built Facility is Built

In the event that LONZA builds, at its own expense, a Purpose-Built Facility having mutually acceptable specifications and characteristics (including capacity and selection of the jurisdiction in which the Purpose-Built Facility would be located), then the terms set forth below in this Exhibit 9.4.2 shall apply. For the avoidance of doubt, the terms set forth below in this Exhibit 9.4.2 shall not apply, except in such event.

A. Purchase Commitments in Connection with Purpose-Built Facility.

A.1 CLIENT shall purchase (including purchases by CLIENT’s Affiliates and designees) from LONZA or its Affiliates, in each applicable year after the Purpose-Built Facility begins production (following validation, regulatory approval and receipt of all applicable permits and licenses for the production of Products for clinical or commercial supply), the greater of the amounts indicated in the tables under (A) or (B) below for the applicable year:

(A) Until the earlier of (i) [***] following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply and receipt of all applicable permits and licenses, or (ii) such time as CLIENT, together with its Affiliates and designees, has purchased Product manufactured in the Purpose-Built Facility the cumulative aggregate Net Sales of which equals [***] times LONZA’s construction costs for the Purpose-Built Facility, the following percentages of the capacity of the Purpose-Built Facility for each of the years indicated in the table below, as applicable, (starting with the initial productive capacity of the Purpose-Built Facility, and taking into account subsequent increases in the Purpose-Built Facility’s capacity in a staged manner reflecting a similar obligation for incremental new capacity of the Purpose-Built Facility):

Percentage of Purpose- Built Facility Capacity	Time Period
[***]	In the first year after Purpose-Built Facility begins production (following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses)
[***]	In the second year
[***]	In the third through seventh years

(B) The following percentages of CLIENT’s worldwide requirements for Products:

Percentage of Worldwide Requirements	Time Period
[***]	In the first year after Purpose-Built Facility begins production (following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses)
[***]	In the second year
[***]	In the third year, and each year thereafter until CLIENT (or its Affiliate) purchases the Purpose-Built Facility or CLIENT waives its option to purchase the Purpose-Built Facility

In the event that CLIENT purchases the Purpose-Built Facility, CLIENT’s commitment to purchase Products from LONZA (i.e., from facilities other than Purpose-Built Facility), the purchase commitments set forth in (A) and (B) above would thereafter no longer apply, and CLIENT’s commitment to purchase Products from LONZA would thereafter default to the general purchase commitment under Section 4.4.2 of the Agreement. If CLIENT elects in writing to permanently waive its option to purchase the Purpose-Built Facility, the commitment described in (B) above would default to the general purchase commitment under Section 4.4.2 of the Agreement after such waiver, but not prior to the [***] year. After the Purpose-Built Facility is on-line, CLIENT would need to purchase [***] of the output of the capacity of the Singapore Facility that has been converted for Products in order to continue to retain exclusivity in Singapore.

A.2 Ramp-Down for Existing Singapore Facility. To provide for a reasonable ramp-down of utilization of LONZA’s Singapore Facility, CLIENT agree that if the Purpose-Built Facility is built, CLIENT (collectively with its Affiliates and designees) shall purchase Products produced from the Singapore Facility in at least the following amounts: (i) during the first year (after Purpose-Built Facility begins production following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses), [***] of the capacity of the Singapore Facility for production of Products (as such capacity exists prior to regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses); and (ii) in the second year, [***] of such capacity. Thereafter, availability of the Singapore Facility for production of Products shall be subject to CLIENT, collectively with its Affiliates and designees, continuing to purchase (subject to applicable forecasting requirements set forth in the Agreement) Products in amounts at least equal to a maintenance minimum of [***] of such capacity. For the avoidance of doubt, CLIENT shall not be obligated to purchase the maintenance minimum amounts of Products from the Singapore Facility; provided, however, that if Binding Purchase Orders for Products from CLIENT received by LONZA as of the notice date, together with any additional amounts forecast in the Binding Portion of CLIENT’s Forecasts, do not at least equal a maintenance minimum over any given calendar year, (A) LONZA may give CLIENT written notice referencing this Section A.2 of Exhibit 9.4.2 informing CLIENT that CLIENT (together with its Affiliates and designees) has failed to issue Binding Purchase Orders as of the notice date, together with any additional amounts forecast in the Binding Portion of CLIENT’s Forecasts in amounts at least equal to a maintenance minimum (which notice shall also indicate the relevant capacity of the Singapore Facility and maintenance minimum amount, and the applicable calendar year such maintenance minimum will not be met); (B) CLIENT shall thereafter have the right to increase the amounts set forth in the Binding Portion of its Forecasts or submit Binding Purchase Orders for Products produced from the Singapore Facility to meet such maintenance minimums, either for Products to be supplied within the then-current calendar year if LONZA provides the notice under clause (A) above on or before June 15th of the applicable calendar year, or for Products to be supplied prior to July 1st of the following calendar year if LONZA provides the notice under clause (A) above after June 15th of the applicable calendar year (and in each case LONZA shall permit such increase); and (C) if CLIENT does not, within sixty (60) days, so increase the Binding Portion of its Forecast or issue Binding Purchase Orders (together with purchases and binding orders of CLIENT’s Affiliates and designees) to an amount that is at least equal to the maintenance minimum amount within the applicable time period described in clause (B), then LONZA may upon further written notice inform CLIENT that it has forfeited its right to capacity and LONZA may elect to use the Singapore Facility exclusively for another customer so that it is no longer available for manufacture of Products for CLIENT and its designees. For the avoidance of doubt, the foregoing ramp-down schedule refers to minimum purchases by CLIENT (together with its Affiliates and designees) from capacity of the Singapore Facility for production of Products (as such capacity exists prior to regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses), and are not required decreases in utilization of the Singapore Facility and shall not be construed to limit CLIENT’s right to order Products consistent with the forecasting and other requirements of this Agreement.

A.3 Purchase Commitments Not Additive. With respect to the purchase commitments described above in Sections A.1 and A.2 of this Exhibit 9.4.2, as well as the commitment under Section 4.4.2 of the Agreement (and under Section 4.4.3, if applicable), the Parties acknowledge, for the avoidance of doubt, that purchases by CLIENT and its Affiliates and designees of Products from a given Facility may be used both to satisfy purchase commitments that CLIENT may have under this Agreement with respect to such Facility and to satisfy purchase commitments that CLIENT may have under this Agreement with respect to CLIENT’s worldwide requirement for Products.

B. Use Only for CLIENT. No products (including Products) manufactured by LONZA or its Affiliate at the Purpose-Built Facility shall be sold or provided to any person or entity other than CLIENT, or an Affiliate of CLIENT or a Third Party designated by CLIENT, unless otherwise agreed by CLIENT in advance in writing.

C. Escrow of Funds During Construction of Purpose-Built Facility. In the event that LONZA builds the Purpose-Built Facility, at its sole expense, on request of CLIENT as set forth in Section 9.4.2 of the Agreement, CLIENT agrees to place into escrow (using an independent Third Party escrow agent reasonably acceptable to both Parties, under terms of a mutually agreed escrow agreement to be negotiated in good faith by the Parties, which escrow agreement, unless otherwise mutually agreed, will provide that the escrowed amounts are held in a bank account in the escrow agent’s name and that CLIENT or its Affiliate will be entitled to interest earned thereon while in escrow) the greater of (i) [***] or (ii) [***] of the total forecasted construction cost upon achievement of the corresponding milestone set forth in the table below, which amounts are an advance against purchases to be made by CLIENT (or, as directed by CLIENT, purchases made by CLIENT’s Affiliates or designees):

Milestone Event Regarding Construction and Establishment of Purpose-Built Facility	Percentage of Total Escrow Amount to be Placed in Escrow
Start of construction	[	***]
Lonza commits to [***] of the total forecasted construction cost	[	***]
Lonza commits to [***] of the total forecasted construction cost	[	***]
Lonza commits to [***] of the total forecasted construction cost	[	***]
Lonza commits to [***] of the total forecasted construction cost	[	***]

Exhibit 9.4.3

CLIENT Option to Purchase the Purpose-Built Facility

A. CLIENT Option to Purchase Purpose-Built Facility.

A.1 CLIENT Option. In the event the Purpose-Built Facility is built, CLIENT shall have an exclusive option, exercisable upon twelve (12) months’ prior written notice to LONZA, to purchase (or have its Affiliate purchase) the Purpose-Built Facility from LONZA or its Affiliate (the “PBF Purchase Option”). Unless mutually agreed by the Parties in writing, CLIENT may not exercise the PBF Purchase Option prior to the date twenty-four (24) months after the Purpose-Built Facility first begins production, following regulatory approval of the Purpose-Built Facility for manufacture of Products for clinical and commercial supply, and receipt of all applicable permits and licenses. In the event that CLIENT or its Affiliate exercises the PBF Purchase Option, LONZA shall sell (or cause its Affiliate to sell) the Purpose-Built Facility to CLIENT or CLIENT’s Affiliate for a purchase price determined as set forth in Section A.2, below.

A.2 Price to Purchase Purpose-Built Facility. In the event that CLIENT or its Affiliate exercises the PBF Purchase Option, the purchase price for CLIENT’s or its Affiliate’s purchase of the Purpose-Built Facility from LONZA (or its Affiliate, if applicable) shall be the greater of [***] of LONZA’s [***] for the Purpose-Built Facility calculated as of the closing date of the purchase, or [***] of LONZA’s [***] for the Purpose-Built Facility; provided, however, that in the event that CLIENT provides a Build Notice and construction of the Purpose-Built Facility begins prior to First Commercial Launch, then the purchase price shall be the greater of [***] of LONZA’s [***] for the Purpose-Built Facility calculated as of the closing date of the purchase, or [***] of LONZA’s [***] for the Purpose-Built Facility. The Parties agree that in the event that the purchase of the Purpose-Built Facility is structured as an acquisition of a purpose-specific entity that owns the Purpose-Built Facility, then the purchase price shall be appropriately adjusted to reflect working capital of such entity and liabilities (if any) assumed in connection with such entity.

A.3 Certain Terms Regarding Purchase of Purpose-Built Facility. In the event that CLIENT or its Affiliate purchases the Purpose-Built Facility as described herein, then:

A.3.1 CLIENT or its Affiliate would make offers of employment to (and LONZA or its Affiliate would cooperate to make available for such employment, including waiving any inconsistent contractual obligations such employees may have to LONZA or its Affiliate) the employees then working at the Purpose-Built Facility who are involved in production of Products or related operations of the Purpose-Built Facility, other than certain specified management-level employees of LONZA or its Affiliate;

A.3.2 LONZA and its Affiliates will facilitate the Technology Transfer to CLIENT or its Affiliate in connection with such purchase, and the terms of Sections 4.7.3(c)(i) and 4.7.3(c)(ii) shall thereafter apply with respect to the Purpose-Built Facility, and any subsequent expansions thereof, and production of MPC Products therein (regardless of whether CLIENT or its Affiliate subsequently transfers the Purpose-Built Facility to a Third Party); and

A.3.3 LONZA agrees (and agrees to cause its Affiliates) to execute such documents, render such reasonable assistance, and take such other action as CLIENT or its Affiliate may reasonably request to apply for, register, perfect, confirm, and protect CLIENT’s or its Affiliate’s rights in the Purpose-Built Facility and otherwise effectuate the sale and transfer thereof to CLIENT or CLIENT’s Affiliate for use in the production of MPC Products, including without limitation transfer of permits, registrations or licenses associated with the Purpose-Built Facility, execution and filing of documentation perfecting CLIENT’s or its Affiliate’s title to the Purpose-Built Facility, and the like.

B. Deposit of Funds in Connection with Purchase of the Purpose-Built Facility. In the event that CLIENT exercises the PBF Purchase Option, upon providing written notice of its exercise of the PBF Purchase Option, CLIENT shall provide to LONZA a deposit in the amount of [***] of the purchase price, which deposit shall be an advance against the purchase of the Purpose Built Facility and shall be non-refundable except in the event of material breach by LONZA.